PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular (Subject to Completion)	Dated October 1, 2020

RDE, INC.

Up to 2,000,000 Shares of Common Stock

MINIMUM INDIVIDUAL INVESTMENT: 286 Shares ($1,000)

This is a public offering of securities of RDE, Inc., a Delaware corporation (the “Company,” the “Issuer”, “we,” “our” and “us”). We are offering up to 2,000,000 shares of our common stock, par value $0.001 (“Common Stock”), at an offering price of $3.50 per share (the “Shares”) for an offering amount of up to $7,000,000 which we are authorized to raise in a 12-month period under Rule 251 of Regulation A for Tier 2 offerings (the “Offering”).

	Price to Public (1)	Proceeds to Issuer (2)
Per Share	$3.50	$3.43
Maximum Offering Amount	$7,000,000	$6,860,000

(1)

The offering price is based on the Company having a $30 million valuation or 2.9 times its 2019 revenue compared to comparable companies trading between 6-9 times their revenues and its view that the current $0.60 per share price on the OTC:QB is an artificially low price based upon the absence of an active public and shareholder relations effort, a thinly traded stock and what it expects to be the temporary depressing impact on the restaurant business from the COVID-19 pandemic.

(2)	There are no underwriting fees or commissions currently associated with this offering; however the Company may engage sales associates after this Offering commences. Nonetheless, the Company expects to spend approximately $140,000 in expenses relating to this Offering, including legal, accounting, travel, printing and other miscellaneous expenses, not including state filing fees.

The shares in the Offering will be sold through our executive officers and directors on a “best-efforts” basis. We may also engage sales agents licensed through the Financial Industry Regulatory Authority (“FINRA”) and pay such agents cash and/or stock-based compensation, which will be announced through a supplement to this Offering Circular. The sale of our shares of common stock will commence once the Offering Statement of which this Offering Circular is a part (“Offering Statement”) is qualified by the Securities Exchange Commission (“SEC”) and continue for one year thereafter or until all shares have been sold, whichever occurs first. Notwithstanding, we may elect to extend this Offering for an additional 90 days or cancel or terminate it at any time.

We expect to commence the offer and sale of the Shares as of the date on which this Offering Statement is qualified by the SEC. This Offering is being made pursuant to Tier 2 of Regulation A (Regulation A Plus), following the Form 1-A Offering Circular disclosure format for smaller reporting companies. Prior to this Offering, we have traded on the OTC:QB market. In the event the Company raises enough capital and acquires enough round lot investors to qualify for a listing on Nasdaq or another exchange, the Company intends to file an amendment to this Form 1-A to follow the disclosure format of Form S-1 and subsequently to file a Form 8-A in order to register our Common Stock with the Commission and list publicly following the conclusion of this Offering.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 7 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

The date of this Offering Circular is October 1, 2020.

We are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “uBid,” “we,” the “Company,” the “Issuer” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of uBid Holdings, Inc. and its wholly-owned subsidiary, Restaurant.com, Inc. (“Restaurant.com”).

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to locate, close and integrate prospective acquisition targets.

●	The effect of disruptions in or impairments to our ability to use our computer programs used to manage our business;

●	Our ability to retain and grow our customer base;

●	Our ability to enter into, sustain and renew customer arrangements on favorable terms;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete and succeed in a highly competitive industry;

●	Our ability to respond and adapt to changes in technology and customer behavior;

●	Our ability to develop, maintain and enhance a strong brand; and

●	Unanticipated changes in laws, rules and regulations, impacting ecommerce companies;

ii

OFFERING CIRCULAR SUMMARY

Overview

All references to our share amounts and prices in this Offering Circular reflect our recent 1:150 reverse split unless otherwise stated.

On March 1, 2020, we acquired the assets of Restaurant.com, Inc. Restaurant.com, Inc. is a pioneer in the restaurant deal space and the nation’s largest restaurant-focused digital deals brand. Founded in 1999, Restaurant.com connects digital consumers, businesses, and communities offering over 200,000 dining and merchant deal options nationwide at 184,000 restaurants and retailers to over 7.8 million customers. We were impressed by the relationships Restaurant.com has with over 16,000 businesses, mostly SMBs, which include 14,421 restaurants, over 1,000 business-to-business (“B2B”) relationships, and over 1,000 businesses who promote its business-to-consumer (“B2C”) division. We believe that the business of Restaurant.com offers significant growth opportunities in an increasingly interconnected digital economy.

Until we acquired the assets of Restaurant.com, we were a participatory ecommerce company with over two decades of experience in both B2C auctions and fixed price sales. Our focus had been on connecting consumers with high value products and services in a unique, engaging shopping format. Auctions allowed consumers an opportunity to establish pricing at substantial savings to those found via normal retail outlets both online and in brick-and-mortar store locations. Our online marketplaces provided (i) manufacturers, retailers, distributors and other suppliers with what we believe is an efficient and economical channel for maximizing revenue on their merchandise while at the same time moving new, overstock, close-out and recertified products and providing consumers and businesses with a convenient method for obtaining this merchandise virtually anytime and anywhere at substantial savings, and (ii) since our acquisition of SkyAuction.com, Inc. (“SkyAuction”), in November 2018, travel products and services.

We have decided to leverage our experience in ecommerce and concentrate on developing what we believe are significant growth opportunities in the B2B and B2C business of Restaurant.com. Accordingly, on July 1, 2020 we sold our subsidiary SkyAuction back to its founders and accepted the resignations of its officers, Michael Hering and Salvatore Esposito, as officers of our company. They will serve for the next 18 months as consultants to our company and sell their travel products and services through the Restaurant.com platform as well as the skyauction.com website. In addition, we closed our transaction website www.ubid.com.

To better reflect our new business focus on restaurants, dining and entertainment, we changed our name to RDE, Inc. (“RDE”) from uBid Holdings, Inc. (“uBid Holdings”).

Recent Mergers and Acquisitions

Effective March 1, 2020, we entered into an asset purchase agreement with Restaurant.com, Inc., a private Delaware corporation. We purchased substantially all assets, but no liabilities, of Restaurant.com for a total purchase price of $5,500,000, of which $725,000 was cash, $3,275,000 was in the form of 363,889 shares of our common stock and the balance of $1,500,000 was in the form of a three year promissory note bearing annual interest of 6%. Kenneth Chessick, the former President, CEO and Chairman of Restaurant.com entered into a 12-month consulting agreement with the Company.

Effective November 5, 2018, we entered into a merger agreement (the “uBid Merger Agreement”) dated October 23, 2018, whereby all of the shareholders of uBid , a privately held Delaware corporation, exchanged all of their shares of common stock for newly issued shares of Incumaker common stock (the “uBid Merger”). As a result of the uBid Merger, (i) uBid shareholders acquired 85.7% of the fully diluted shares of Incumaker, (ii) the business of uBid continued as the existing business operations of Incumaker and (iii) Incumaker was managed by uBid’s management after effectiveness of the Merger under Delaware law. The transaction was accounted for as a reverse merger.

1

On November 12, 2018, we entered into a reverse triangular merger transaction (the “SkyAuction Merger”) among SkyAuction.com, Inc. (“SkyAuction”), SA Acquisition Corp. and Incumaker whereby all of the shareholders of SkyAuction exchanged all of their shares of common stock for newly issued shares of Incumaker common stock in accordance with the terms of the Agreement and Plan of Merger among these companies (the “SkyAuction Merger Agreement”). SkyAuction was the surviving corporation after merging with SA Acquisition Corp. and remained a wholly-owned subsidiary of Incumaker. As a result of the SkyAuction Merger, SkyAuction acquired 40.25% of the issued and outstanding shares of Incumaker. Pursuant to the terms of the SkyAuction Merger Agreement, each outstanding share of common stock of SkyAuction.com (“SkyAuction Shares”) was entitled to receive approximately 96 shares of Incumaker common stock, par value $.001 per share, and $1.45 in cash to be paid under the terms of a promissory note (the “Promissory Note”) in the principal amount of $2,500,000 with a maturity date three years after the closing of the SkyAuction merger (the “SkyAuction Merger”). The secured note issued to SkyAuction provided for repayment in full at the third anniversary date of the closing date of the SkyAuction Merger, such principal amount to be reduced by 15% of each capital raise we complete (less any finder’s or underwriter’s fees) and interest at 3% per annum payable at our discretion in common stock or cash. The Promissory Note was secured by all assets of SkyAuction under the terms of a Guaranty Agreement. SkyAuction and uBid have amended the Promissory Note to extend the date of the first payment of principal in the amount of $500,000. Under the terms of the SkyAuction Merger Agreement, we issued Michael Hering, President of SkyAuction, a warrant to acquire 5,000,000 shares of our common stock. The warrant was exercisable for three years at an exercise price of $.05 per share. The transaction has been accounted for as purchase of a business. The SkyAuction Merger was recently unwound. See “Divestiture of SkyAuction.com” below.

Recent Financings

On August 15, 2019, we entered into a convertible note financing with EMA under which we issued a convertible promissory note in the principal amount of $112,750 from which will be deducted an original issue discount of $6,750, bearing interest of 8% per annum with a maturity date of August 15, 2020. The convertible promissory note is past due. The note is convertible into shares of our common stock at a conversion price equal to the lesser of: (i) $9.00 or (ii) the Variable Conversion Price (defined as 70% multiplied by the average of the three lowest volume weighted average prices of our shares of common stock during the ten consecutive trading day period immediately preceding the trading day that we receive EMA”s notice of conversion). We are required at all times to have common stock coverage of any potential conversion of a sufficient number of shares of our common stock into which the unpaid principal and accrued interest of the note is convertible. The initial coverage has been set at 11,087 shares. We issued a warrant to EMA (the “EMA Warrant”) exercisable for three years to purchase up to 18,667 shares that we are registering in this Offering Circular at an exercise price of $9.00 per share.

On July 30, 2019, we entered into a convertible note financing with Auctus under which we issued a convertible promissory note in the principal amount of $277,500 from which will be deducted $27,500 as a due diligence fee and $4,000 for Auctus’ legal fees, bearing interest of 8% per annum with a maturity date of July 22, 2020. The convertible note is past due. The note is convertible into shares of our common stock at a conversion price equal to the lesser of: (i) $9.00 or (ii) the Variable Conversion Price (defined as 70% multiplied by the average of the three lowest volume weighted average prices of our shares of common stock during the ten consecutive trading day period immediately preceding the trading day that we receive Auctus’ notice of conversion). We are required at all times to have coverage of any potential conversion equal to three times the shares of our common stock into which the unpaid principal and accrued interest of the note is convertible. We issued a warrant to Auctus (the “Auctus Warrant”) exercisable for three years to purchase up to 46,667 shares that we are registering in this Offering Circular at an exercise price of $9.00 per share.

On April 9, 2019, we entered into a convertible note financing with Auctus under which we issued a convertible promissory note in the principal amount of $277,500 from which was deducted $27,500 as a due diligence fee and $4,000 for Auctus’ legal fees, bearing interest of 8% per annum with a maturity date of April 9, 2020. The convertible note is past due. The note is convertible into shares of our common stock at a conversion price equal to the lesser of: (i) $9.00 or (ii) the Variable Conversion Price (defined as 70% multiplied by the average of the three lowest volume weighted average prices of our shares of common stock during the ten consecutive trading day period immediately preceding the trading day that we receive Auctus’ notice of conversion). We are required at all times to have coverage of any potential conversion equal to three times the shares of our common stock into which the unpaid principal and accrued interest of the note is convertible. The initial coverage has been set at 191,667 shares. We issued a warrant to Auctus (the “Auctus Warrant”) exercisable for three years to purchase 46,667 shares that we will register under the 1933 Act at an exercise price of $9.00 per share.

2

On January 18, 2019, we entered into a note financing with Horberg Enterprise under which we issued a promissory note in the principal amount of $100,000, bearing interest of 6% per annum with a maturity date of January 18, 2020. The promissory note is past due.

On November 13, 2018, under the terms of a Securities Purchase Agreement between us and FirstFire Global, we issued a senior convertible note to FirstFire Global in the principal amount of $220,000, bearing interest at 8% per annum, and with a 12-month maturity date. The convertible note is past due. The convertible note is subject to a 10% original issue discount. We were originally required to file a resale registration statement within 90 days from the effective date of the convertible note or February 13, 2019, and to have that registration statement declared effective 180 days after the effective date of the convertible note or May 13, 2019, but those dates have been extended to accommodate the filing date of this Offering Circular without any penalties under the Securities Purchase Agreement. We also issued to FirstFire Global 3,333 commitment shares of our common stock for making this loan. The principal amount of the convertible note is convertible after 180 days from the date of the convertible note into our shares of common stock at the lower of (i) $7.50 or (ii) 70% multiplied by the average of the three (3) lowest volume weighted average prices of the Common Stock during the 21 consecutive trading day period immediately preceding the trading day that the Company receives a notice of conversion.

Under the terms of the Securities Purchase Agreement we issued to FirstFire Global a warrant (the “FirstFire Warrant”) to purchase 35,000 shares of our common stock at an exercise price of $7.50 per share for an exercise period of three years from November 13, 2018.

The above note holders have supported our financing efforts under this Form 1-A and have not pursued their default remedies under the terms of their notes but should they do so it would seriously jeopardize our ability to remain in business and could compel us to seek protection under the U.S. Bankruptcy Code. See “Risk Factors” below.

Withdrawal of Prior S-1 Registration Statement

We filed a resale registration statement on September 14, 2019, to register our shares of common stock that would be issued upon conversion of the outstanding convertible notes and warrants described above and the convertible note and warrant issued to Darren Bankston, the former President of Incumaker, Inc., our predecessor company. Based on discussions with these note holders, we withdrew the prior resale registration statement on Form S-1 since they had held the securities for a sufficient period of time to effect sales of any conversion shares under their existing convertible notes and warrants under SEC Rule 144 and did not require that their conversion shares be registered and also that they preferred that we initiate this financing to accelerate our growth with the expectation that it would increase the value of their conversion shares. Although a number of their convertible notes are past due, they have not sent a notice of default. See the discussion under “Risk Factors” in the event that the note holders with past due convertible notes send default notices.

Divestiture of SkyAuction.com

We entered into a Consent and Agreement to Stock Sale Agreement and Mutual Release (“Stock Sale Agreement”), a Sales Marketing Agreement (“Marketing Agreement”) and a Consulting Agreement with each of Michael Hering and Salvatore Esposito, the founders of Skyauction.com, Inc. (“SkyAuction”). Under the terms of the Stock Sale Agreement, (i) we sold all 1,000 issued and outstanding shares of common stock of SkyAuction which we owned to Sky Auction Acquisition, LLC., a company controlled by Michael Hering, (ii) the past due principal amount of the note we issued to SkyAuction when we acquired it in November 2018, $2,500,000 (the “Merger Note”), was converted into shares of our common stock at a price of $7.50 per share or 333,333 shares of our common stock to be issued pro rata to the SkyAuction shareholders at the time of the merger with us, excluding Messrs. Hering and Esposito, and (iii) the accrued and unpaid interest totaling $179,616.44 as of June 30, 2020 under the Merger Note was forgiven. In addition, under the terms of the Stock Sale Agreement, the Merger Agreement and Guaranty and Security Agreement were cancelled, Michael Hering relinquished his observation rights to attend meetings of the uBid Board of Directors and both Messrs. Hering and Esposito resigned as officers of uBid.

3

Under the terms of the Marketing Agreement, uBid agreed to offer products provided by SkyAuction, whether as sole provider or not, on its Restaurant.com website and via emails to Restaurant.com’s customer base at the prices established by SkyAuction. uBid is responsible for collecting payments from its customers and distribution of the Restaurant.com certificates to its customers. uBid will receive 7.5% of the gross sales of SkyAuction products to Restaurant.com’s customers and pay SkyAuction 93.5% of the gross sales price from those sales. The Marketing Agreement expires January 1, 2022.

Under the Consulting Agreement with Michael Hering, he will receive $12,500 per month in the form of shares of our common stock based on the average closing price of our common stock during the first five days of the month in which the payment will be made. Under the Consulting Agreement with Salvatore Esposito, he will receive $10,000 per month in the form of shares of our common stock based on the average closing price of our common stock during the first five days of the month in which the payment will be made. We agreed that upon raising $500,000 in a future financing $5,000 of the $10,000 monthly payment will be in cash. The term of both Consulting Agreements ends January 1, 2022.

Recent Reverse Split and Name Change

On March 17, 2020 we effected a 1:150 reverse split which FINRA announced on April 17, 2020 under which the issued and outstanding shares have been reduced from 438,523,419 pre-split shares of our common stock to 2,923,490 post-split shares. As of the date of this Offering Circular, we now have 8,862,967 shares issued and outstanding. On February 11, 2019, FINRA announced the change of our name from Incumaker, Inc. to uBid Holdings, Inc. and the change of our trading symbol from QMKR to UBID.

On September 25, 2020 FINRA announced the change of our name from uBid Holdings, Inc. to RDE, Inc. and the change of our trading symbol from UBID to RSTN to reflect our new name and new focus on the business of Restaurant.com.

Corporate Strategy

Our objective is to leverage our ecommerce expertise with the Restaurant.com technology, platform, familiar website domain name and customer base to increase our B2B and B2C business as well as to increase revenues through accretive acquisitions. The key elements of our growth strategy are:

●	Seek to Increase the Number of Restaurants in Our Program. We believe that we can expand significantly from the approximately 14,000 restaurants nationwide where we offer discounts, especially in light of the COVID-19 pandemic that has emphasized to restaurants the need to maintain their current customers and attract new ones to maintain their profitability. We believe that if we can be successful in implementing the strategic objectives set forth below that we can increase the number of restaurants in our programs.

●	Increase Our Product Offerings. We currently have relationships with a variety of retailers to attract customers for both the restaurants and retailers such as dinner and a movie or a restaurant and a travel package. We intend to expand the number and variety of retailers to expand adoption of our discount certificates and Discount Dining Passes and increase our customer base as well. As an example, even though we have sold SkyAuction back to its original owners, we are working with their founders who want to incorporate SkyAuction’s travel products and packages into our diversified product offerings to increase each company’s revenues and expand our number of customers.

●

Expand the Number of B2B Offerings. We have valuable relationships with a variety of businesses that leverage our programs to increase their customer base and the amount of business that each customer generates for them. We intend to increase the number of businesses that will use our products and services and Discount Dining Passes.

.

●	Make Accretive Acquisitions. We intend to accelerate our growth through acquisitions that will deepen our involvement with restaurants and expand in the entertainment industry and other verticals. We believe that we can identify accretive acquisitions to generate a significant increase in our revenues in the next few years by integrating products and services for our B2B relationships that will increase our customer base and revenues.

4

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	Reduced disclosure about our executive compensation arrangements;

●	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

●	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

●	Reduced disclosure of financial information in this Offering Circular, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non- convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Corporate Information

We were incorporated in the State of Delaware on April 13, 2011. Our principal executive office is located at Lakeside Corporate Court, 5880 Live Oak Parkway, Suite 100, Norcross, Georgia 30093, and our telephone number is (773) 272-5000. Our only operating subsidiary, Restaurant.com, Inc., has its principal executive office at 1500 West Shure Drive, Suite 600, Arlington Heights, Illinois 60004. Our internet websites are www.restaurant.com and www.specials.restaurant.com. The information on, or that can be accessed through, our websites are not part of this Offering Circular, and you should not rely on any such information in making the decision whether to purchase our common stock.

5

THE OFFERING

Common Stock to be Sold	Up to 2,000,000 shares of our common stock

Common Stock Outstanding	8,862,967 as of August 31, 2020

Use of Proceeds

We expect our net proceeds from this offering will be approximately $7 million. We plan to use the net proceeds to us from this Offering for working capital and other general corporate purposes, which may include the acquisition of other businesses, products or technologies; however, we do not have any commitments for any acquisitions at this time. See “Use of Proceeds”.

Dividend Policy	We have never declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future.

OTC:QB Symbol	RSTN

Risk Factors	You should carefully consider the information set forth in this Offering Circular and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 7 of this Offering Circular before deciding whether or not to invest in our common stock.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited consolidated financial statements of the Company appearing elsewhere in this Offering Circular. You should read the summary consolidated financial information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes to such financial statements.

Statement of Operations Data:	Six Months Ended	Six Months Ended	Year Ended
	June 30, 2020	June 30, 2019	December 31, 2019	December 31, 2018
	(unaudited)	(unaudited)
Revenues	$1,163,000	$-	$4,144,000	$567,000
Operating Expenses	2,477,000	1,269,000	16,968,000	1,645,000
Loss from Operations	1,314,000	1,269,000	12,824,000	1,078,000
Other Expense, net	759,000	330,000	1,158,000	102,000
Loss from Continuing Operation	(2,073,000)	(1,599,000)	(13,982,000)	(1,180,000)
Loss from Discontinued Operations	(199,000)	(1,305,000)	-	-
Net Loss	(2,272,000)	(2,904,000)	(13,982,000)	(1,180,000)
Basic and Diluted
Net Loss Per Share	$(0.46)	$(0.98)	$(4.69)	$(0.76)
Weighted Average Number of Shares Outstanding -Basic and Diluted	4,896,831	2,955,521	2,979,470	1,548,008

6

Balance Sheet Data:	June 30, 2020	December 31, 2019	December 31, 2018
	(unaudited)
Cash	$560,000	$216,000	$117,000
Other Current Assets	805,000	223,000	1,236,000
Operating Lease Right Of Use Assets, net	126,000	137,000	-
Other Assets	11,000	11,000	6,000
Intangible Assets, net	2,483,000	-	6,313,000
Goodwill	1,180,000	-	4,578,000
Total Assets	$5,785,000	$587,000	$12,250,000

Total Liabilities	$10,562,000	$8,413,000	$6,987,000
Common Stock	508,000	450,000	432,000
Additional Paid-In Capital	48,511,000	43,248,000	42,373,000
Accumulated Deficit	(53,796,000)	(51,524,000)	(37,542,000)
Total Stockholders’ Equity (Deficit)	(4,777,000)	(7,826,000)	5,263,000
Total Liabilities and Stockholders’ Equity (Deficit)	$5,785,000	$587,000	$12,250,000

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Offering Circular, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Company and Our Business

We have a history of annual net losses which may continue and which may negatively impact our ability to achieve our business objectives, and we received a going concern qualification in our 2019 and 2018 audits.

For the six months ended June 30, 2020, we had net revenue of $1,163,000, used net cash of $422,000 to fund our operations and incurred a net loss of $2,272,000. At June 30, 2020, we had stockholders’ deficit of $4,777,000. Our independent registered public accounting firm, in their report to our December 31, 2019 and 2018 financial statements dated June 26, 2020, expressed substantial doubt about our ability to continue as a going concern due to our recurring losses from operations, negative cash flows from operations, net capital deficiency and inability to service debt as it becomes due. As of June 30, 2020, $867,750 of notes payable and convertible notes payable are past due. There can be no assurance that our future operations will result in net income. Our failure to increase our revenues or improve our gross margins will harm our business. We may not be able to generate profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results will suffer.

We are past due in payment of six promissory notes, one of which is involved in pending litigation, and an adverse resolution of these defaults could result in our ceasing to do business or, at a minimum, would adversely affect our business, financial condition, results of operations and cash flows.

We have been unable to make timely payment under six promissory notes, one of which is in litigation, totaling $867,750 in principal amount. Although we have been in discussion with the lenders holding past due convertible notes, other than the one in litigation, and have received their support for this financing, should they decide to issue a notice of default and pursue their default remedies, we would not have sufficient cash to repay their past due principal and accrued interest under the outstanding convertible notes and would likely have to file a bankruptcy case under chapter 11 of the U.S. Bankruptcy Code or be compelled to liquidate under chapter 7 of the U.S. Bankruptcy Code.

7

We do not have access to any credit facility or other arrangement for borrowing funds.

We currently do not have access to a credit facility or to the proceeds of any mortgage indebtedness or other secured or unsecured indebtedness for borrowed money. We may be unable to obtain financing on favorable terms, or at all. Our lack of any credit facility or other ready access to borrowed funds could have a material adverse effect on our ability to fund additional losses in the near future, or to respond to unexpected cash requirements or other liquidity issues that we may face from time to time. Our inability to generate sufficient cash flow from operations or obtain financing on acceptable terms would have a material adverse effect on our financial results, business and prospects.

If our restaurants and other merchants do not meet the needs and expectations of our customers, our business could suffer.

Our business depends on our reputation for providing high-quality discounts, and our brand and reputation may be harmed by actions taken by restaurants and other merchants that are outside our control. Any shortcomings of one or more of our restaurants and other merchants, particularly with respect to an issue affecting the quality of the meals offered or the products or services sold, may be attributed by our customers to us, thus damaging our reputation, brand value and potentially affecting our results of operations. In addition, negative publicity and subscriber sentiment generated as a result of fraudulent or deceptive conduct by our restaurants and other merchants could damage our reputation, reduce our ability to attract new customers or retain our current customers, and diminish the value of our brand.

We may be subject to additional unexpected regulation which could increase our costs or otherwise harm our business.

An essential part of our success depends on restaurants remaining in business and customers wanting to dine at those restaurants. In light of the COVID-19 outbreak, restaurants in many states have had to close temporarily and even when allowed to reopen may be subject to restrictions on indoor as well as outdoor dining, the number of patrons who can be seated at one time to ensure social distancing as well as the requirement to wear masks which some diners may not want to do. Many prospective diners also may not want to dine out at any restaurant in light of concerns about the risk of infection from the COVID-19 virus even if allowed under current state guidelines to do so. As a result of the uncertainty about the length of time until a vaccine would be available to the U.S. population as a whole, we expect the COVID-19 outbreak to negatively impact sales in fiscal years 2020 and 2021 and our overall liquidity.

In addition, the application of certain laws and regulations to our discount certificates and dining cards is uncertain. These include laws and regulations such as the Credit Card Accountability Responsibility and Disclosure Act of 2009, or the CARD Act, and unclaimed and abandoned property laws. The application of the CARD Act will only become less uncertain if current legislation at the federal and state levels is changed to specify that their terms apply to our discount certificates and Discount Dining Passes or from court rulings by federal or state courts that interpret the current legislation to be clearly applicable to our discount program.

From time to time, we also may be notified of additional laws and regulations which governmental organizations or others may claim should be applicable to our business. If we are required to alter our business practices as a result of any laws and regulations, our revenue could decrease, our costs could increase and our business could otherwise be harmed. Further, the costs and expenses associated with defending any actions related to such additional laws and regulations and any payments of related penalties, judgments or settlements could adversely impact our profitability.

The implementation of the CARD Act and similar state laws may harm our business and results of operations.

Our discount certificates and Discount Dining Passes may be considered gift cards, gift certificates, stored value cards or prepaid cards and therefore governed by, among other laws, the CARD Act, and state laws governing gift cards, stored value cards and coupons. Many of these laws contain provisions governing the use of gift cards, gift certificates, stored value cards or prepaid cards, including specific disclosure requirements and prohibitions or limitations on the use of expiration dates and the imposition of certain fees. For example, if our discount certificates and Discount Dining Passes are subject to the CARD Act and are not included in the exemption for promotional programs, it is possible that the purchase value, which is the amount equal to the price paid for our certificates and Discount Dining Passes, or the promotional value, which is the add-on value of these items in excess of the price paid, or both, may not expire before the later of (i) five years after the date on which these items were issued; (i) the certificate’s stated expiration date (if any); or (iii) a later date provided by applicable state law. In the event that it is determined that our discount certificates and Discount Dining Passes are subject to the CARD Act or any similar state regulation, and are not within various exemptions that may be available under the CARD Act or under some of the various state jurisdictions, our liabilities with respect to unredeemed certificates and Discount Dining Passes may be materially higher than the amounts shown in our financial statements and we may be subject to additional fines and penalties. In addition, if federal or state laws require that the face value of our discount certificates and Discount Dining Passes have a minimum expiration period beyond the period desired by a merchant for its promotional program, or no expiration period, this may affect the willingness of merchants to issue discount certificates in jurisdictions where these laws apply. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed discount certificates and Discount Dining Passes, our net income could be materially and adversely affected.

8

If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed discounts and Discount Dining Passes, our net income could be materially and adversely affected.

In certain states, our discounts certificates and Discount Dining Passes may be considered a gift card. Some of these states include gift cards under their unclaimed and abandoned property laws which require companies to remit to the government the value of the unredeemed balance on the gift cards after a specified period of time (generally between one and five years) and impose certain reporting and recordkeeping obligations. We do not remit any amounts relating to unredeemed discount certificates and Discount Dining Passes based on our assessment of applicable laws. The analysis of the potential application of the unclaimed and abandoned property laws to discount certificates and Discount Dining Passes is complex, involving an analysis of constitutional and statutory provisions and factual issues, including our relationship with customers and merchants and our role as it relates to the issuance and delivery of such certificates and Discount Dining Passes. In the event that one or more states successfully challenges our position on the application of its unclaimed and abandoned property laws to discount certificates and Discount Dining Passes, or if the estimates that we use in projecting the likelihood of discount certificates and Discount Dining Passes being redeemed prove to be inaccurate, our liabilities with respect to unredeemed discount certificates and Discount Dining Passes may be materially higher than the amounts shown in our financial statements. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed gift cards, our net income could be materially and adversely affected. Moreover, a successful challenge to our position could subject us to penalties or interest on unreported and unremitted sums, and any such penalties or interest would have a further material adverse impact on our net income.

Government regulation of the internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and e-commerce. Existing and future regulations and laws could impede the growth of the internet or other online services. These regulations and laws may involve taxation, tariffs, subscriber privacy, anti-spam, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites and applications or may even attempt to completely block access to our websites. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our subscriber base may be adversely affected and we may not be able to maintain or grow our revenue as anticipated.

New tax treatment of companies engaged in internet commerce may adversely affect the commercial use of our services and our financial results.

Due to the global nature of the internet, it is possible that various states might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in internet commerce. New or revised international, federal, state or local tax regulations may subject us or our customers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the internet. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the internet. New taxes could also create significant increases in internal costs necessary to capture data and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

9

Failure to comply with federal and state privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. We have posted privacy policies and practices concerning the collection, use and disclosure of subscriber data on our websites and applications. Several internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of customers or merchants and adversely affect our business. Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web “cookies” for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

We may suffer liability as a result of information retrieved from or transmitted over the internet and claims related to our service offerings.

We may be sued for defamation, civil rights infringement, negligence, patent, copyright or trademark infringement, invasion of privacy, personal injury, product liability, breach of contract, unfair competition, discrimination, antitrust or other legal claims relating to information that is published or made available on our websites or service offerings we make available (including provision of an application programming interface platform for third parties to access our website, mobile device services and geolocation applications). This risk is enhanced in certain jurisdictions outside the United States, where our liability for such third-party actions may be less clear and we may be less protected. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. If any of these events occurs, our net income could be materially and adversely affected.

We are subject to risks associated with information disseminated through our websites and applications, including consumer data, content that is produced by our editorial staff and errors or omissions related to our product offerings. Such information, whether accurate or inaccurate, may result in our being sued by our merchants, customers or third parties and as a result our revenue and goodwill could be materially and adversely affected.

Our business depends on our ability to maintain and scale the network infrastructure necessary to operate our websites and applications, and any significant disruption in service on our websites or applications could result in a loss of customers or merchants.

Customers access our deals through our websites and applications. Our reputation and ability to acquire, retain and serve our customers and merchants who are dependent upon the reliable performance of our websites and applications and the underlying network infrastructure. As our subscriber base and the amount of information shared on our websites and applications continue to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts on data centers and equipment and related network infrastructure to handle the traffic on our websites and applications. The operation of these systems is expensive and complex and could result in operational failures. In the event that our customer base or the amount of traffic on our websites and applications grows more quickly than anticipated, we may be required to incur significant additional costs. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our websites and applications, and prevent our customers from accessing our services. A substantial portion of our network infrastructure is hosted by third-party providers. Any disruption in these services or any failure of these providers to handle existing or increased traffic could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures, we could lose current and potential customers and merchants, which could harm our operating results and financial condition.

10

Our business depends on the development and maintenance of the internet infrastructure.

The success of our services will depend largely on the development and maintenance of the internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products, for providing reliable internet access and services. The internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic. The internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements or problems caused by viruses, worms, malware and similar programs may harm the performance of the internet. The backbone computers of the internet have been the targets of such programs. The internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of internet usage generally as well as the level of usage of our services, which could adversely impact our business.

Our total number of customers may be higher than the number of our actual individual customers and may not be representative of the number of persons who are active potential customers.

Our total number of customers may be higher than the number of our actual individual customers because some customers have multiple registrations, other customers have died or become incapacitated and others may have registered under fictitious names. Given the challenges inherent in identifying these customers, we do not have a reliable system to accurately identify the number of actual individual customers, and thus we rely on the number of total customers as our measure of the size of our subscriber base. In addition, the number of customers includes the total number of individuals that have completed registration through a specific date, less individuals who have unsubscribed, and should not be considered as representative of the number of persons who continue to actively consider our deals by reviewing our email offers.

Our business may be subject to seasonal sales fluctuations which could result in volatility or have an adverse effect on the market price of our common stock.

Our business, like that of our restaurants and merchants, may be subject to some degree of sales seasonality. As the growth of our business stabilizes, these seasonal fluctuations may become more evident. Seasonality may cause our working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales. These factors, among other things, make forecasting more difficult and may adversely affect our ability to manage working capital and to predict financial results accurately, which could adversely affect the market price of our common stock.

We depend on the continued growth of online commerce.

The business of selling services and goods over the internet, including through discount certificates, raises concerns about fraud, privacy and other problems may discourage additional restaurants, consumers and merchants from adopting the internet as a medium of commerce and make the level of market penetration of our services high, making the acquisition of new customers for our services more difficult and costly than it has been in the past. If these customers prove to be less active than our earlier customers, or we are unable to gain efficiencies in our operating costs, including our cost of acquiring new customers, our business could be adversely impacted.

11

Our business is subject to interruptions, delays or failures resulting from earthquakes, other natural catastrophic events or terrorism.

Our services, operations and the data centers from which we provide our services are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. A significant natural disaster, such as an earthquake, fire or flood, could have a material adverse impact on our business, financial condition and results of operations and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism could cause disruptions to the internet, our business or the economy as a whole. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting areas where data centers upon which we rely are located, and our business interruption insurance may be insufficient to compensate us for losses that may occur. Such disruptions could negatively impact our ability to run our websites, which could harm our business.

Failure to deal effectively with fraudulent transactions and subscriber disputes would increase our loss rate and harm our business.

Our discount certificates and Dining Passes are issued in the form of redeemable coupons with unique identifiers. It is possible that consumers or other third parties will seek to create counterfeit certificates to fraudulently purchase discounted goods and services from our restaurants and other merchants. While we use advanced anti-fraud technologies, it is possible that technically knowledgeable criminals will attempt to circumvent our anti-fraud systems using increasingly sophisticated methods. In addition, our service could be subject to employee fraud or other internal security breaches, and we may be required to reimburse consumers and/or merchants for any funds stolen or revenue lost as a result of such breaches. Our restaurants and merchants could also request reimbursement, or stop using us, if they are affected by buyer fraud or other types of fraud.

We may incur significant losses from fraud and counterfeit certificates. We may incur losses from claims that the consumer did not authorize the purchase, from merchant fraud, from erroneous transmissions, and from consumers who have closed bank accounts or have insufficient funds in them to satisfy payments. In addition to the direct costs of such losses, if they are related to credit card transactions and become excessive, they could potentially result in our losing the right to accept credit cards for payment. If we were unable to accept credit cards for payment, we would suffer substantial reductions in revenue, which would cause our business to suffer. While we have taken measures to detect and reduce the risk of fraud, these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, our business will suffer.

We are subject to payments-related risks.

We accept payments using a variety of methods, including credit card, debit card and electronic payment services. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide payment processing services, including the processing of credit cards and debit cards and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments, and our business and operating results could be adversely affected.

We are also subject to or voluntarily comply with a number of other laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or forced to cease our payments services business.

12

Federal laws and regulations, such as the Bank Secrecy Act and the USA PATRIOT Act and similar foreign laws, could be expanded to include discount certificates and Discount Dining Passes.

Various federal laws, such as the Bank Secrecy Act and the USA PATRIOT Act and foreign laws and regulations, such as the European Directive on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing, impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. For these purposes, financial institutions are broadly defined to include money services businesses such as money transmitters, check cashers and sellers or issuers of stored value cards. Examples of anti-money laundering requirements imposed on financial institutions include subscriber identification and verification programs, record retention policies and procedures and transaction reporting. We do not believe that we are a financial institution subject to these laws and regulations based, in part, upon the characteristics of discount certificates and Discount Dining Passes and our role with respect to the distribution of discount certificates and Discount Dining Passes to customers. However, the Financial Crimes Enforcement Network, a division of the U.S. Treasury Department tasked with implementing the requirements of the Bank Secrecy Act, recently proposed amendments to the scope and requirements for parties involved in stored value or prepaid access cards, including a proposed expansion of financial institutions to include sellers or issuers of prepaid access cards. In the event that this proposal is adopted as proposed, it is possible that our discount certificates and Discount Dining Passes could be considered a financial product and that we could be a financial institution. In the event that we become subject to the requirements of the Bank Secrecy Act or any other anti-money laundering law or regulation imposing obligations on us as a money services business, our regulatory compliance costs to meet these obligations would likely increase which could reduce our net income.

State laws regulating money transmission could be expanded to include our discount certificates and Discount Dining Passes.

Many states impose license and registration obligations on those companies engaged in the business of money transmission, with varying definitions of what constitutes money transmission. We do not currently believe we are a money transmitter given our role and the product terms of our discount certificates and Discount Dining Passes. However, a successful challenge to our position or expansion of state laws could subject us to increased compliance costs and delay our ability to offer discount certificates and Discount Dining Passes in certain jurisdictions pending receipt of any necessary licenses or registrations.

Current uncertainty in global economic conditions could adversely affect our revenue and business.

Our operations and performance depend primarily on economic conditions in the United States. The current economic environment continues to be uncertain, including as a result of the COVID 19 pandemic. These conditions may make it difficult for our restaurants and other merchants to accurately forecast and plan future business activities and could cause our merchants to terminate their relationships with us or could cause our customers to slow or reduce their spending. Furthermore, during challenging economic times, our merchants may face issues gaining timely access to sufficient credit, which could result in their unwillingness to continue with our service or impair their ability to make timely payments to us. If that were to occur, we may experience decreased revenue, be required to increase our allowance for doubtful accounts and our days receivables outstanding would be negatively impacted. If we are unable to finance our operations on acceptable terms as a result of renewed tightening in the credit markets, we may experience increased costs or we may not be able to effectively manage our business. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, worldwide, in the United States or in the restaurant and entertainment industry. These and other economic factors could have a material adverse effect on our financial condition and operating results.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

The individuals who now constitute our management team have limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage being a public company that will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

13

We will incur increased costs as a result of being a public company.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we do not incur as a company under the Alternative Reporting Standard of the OTC OTCQX U.S. and OTCQB® Disclosure Guidelines. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as new rules and regulations subsequently implemented by the Securities and Exchange Commission, or the SEC, the Public Company Accounting Oversight Board and the exchange on which our common stock is listed, impose additional reporting and other obligations on public companies. We expect that compliance with these public company requirements will increase our costs and make some activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we will adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expenses associated with our SEC reporting requirements. For example, under Section 404 of the Sarbanes-Oxley Act, for our annual report on Form 10-K for our fiscal year ending December 31, 2020, we will need to document and test our internal control procedures, our management will need to assess and report on our internal control over financial reporting. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our accountants identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. We also expect that it will be difficult and expensive to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in corporate governance and reporting requirements. We expect that the additional reporting and other obligations imposed on us by these rules and regulations will increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities significantly. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.

We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our common stockholders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

We intend to make acquisitions that could disrupt our operations and adversely impact our business and operating results.

We intend to attempt to acquire complementary e-commerce businesses and to support the transition and integration of acquired operations with our ongoing business as a part of our growth strategy. Other than as disclosed herein, we currently have no binding commitments or agreements with respect to any such acquisitions and there can be no assurance that we will eventually consummate any acquisitions. The process of integrating acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. In addition, we have limited experience in performing acquisitions and managing growth. There can be no assurance that the anticipated benefits of any acquisition will be realized. In addition, future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially and adversely affect our operating results and financial position. In addition, acquisitions also involve other risks, including risks inherent in entering markets in which we have no or limited prior experience and the potential loss of key employees.

14

If the products that we offer on our online marketplaces do not reflect our customers’ tastes and preferences, our sales and profit margins would decrease.

Our success depends in part on our ability to offer discount certificates and Discount Dining Passes to restaurants and other merchants that reflect consumers’ tastes and preferences. Consumers’ tastes are subject to frequent, significant and sometimes unpredictable changes. If our product fails to satisfy customers’ tastes or respond to changes in customer preferences, our sales could suffer which would depress our profit margins. In addition, any failure to offer products in line with customers’ preferences could allow our competitors to gain market share. This could have an adverse effect on our business, prospects, financial condition and results of operations.

Our plans for expansion cannot be implemented if we lose our key personnel or cannot recruit additional personnel.

We depend substantially on the continued services, specialized knowledge and performance of our senior management, particularly Ketan Thakker, our President and CEO of uBid, Aaron Horowitz, President of Restaurant.com, Sarah Nelson, Senior Vice President of Marketing at Restaurant.com, Tim Miller, Vice President, Enterprise B2B Sales at Restaurant.com and Josh Randall, Vice President, Information Technology at Restaurant.com. While we have an employment agreement with Ketan Thakker, Messrs. Horowitz, Randall, Miller and Nelson are at-will employees without employment agreements. Mr. Thakker’s employment agreement does not prevent him from terminating his employment with us at any time. As a result, these executives may elect to pursue other opportunities at any time. If one or more of these individuals choose to leave our company, we may lose a significant number of supplier relationships and operating expertise which they have developed over many years and which would be difficult to replace. The loss of the services of any executive officer or other key employee could hurt our business.

In addition, as our business expands, we will need to add new personnel, including information technology and engineering personnel to maintain and expand our website and systems, marketing and sales people to attract and retain customers and merchants and customer support personnel to serve our growing customer base. If we are unable to hire and successfully train employees or contractors in these areas, users of our website may have negative experiences and we may lose customers, which would diminish the value of our brand and harm our business. The market for recruiting qualified information technology and other personnel is extremely competitive, and we may experience difficulties in attracting and retaining employees. Should we fail to retain or attract qualified personnel, we may not be able to compete successfully or implement our plans for expansion.

To obtain future revenue growth and achieve and sustain profitability, we will have to attract and retain customers on cost-effective terms.

Our success depends on our ability to attract and retain customers on cost-effective terms. We have relationships with online services, search engines, affiliate marketing websites, directories and other website and e-commerce businesses to provide content, advertising banners and other links that direct customers to our website. We rely on these relationships as significant sources of traffic to our websites and to generate new customers. Further, many of the parties with which we may have online-advertising arrangements could provide advertising services for other online competitors. As a result, these parties may be reluctant to enter into or maintain relationships with us. Failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from third parties may result in termination of these relationships by these third parties. If we are unable to develop or maintain these relationships on acceptable terms, our ability to attract new customers and our financial condition could be harmed. If the underlying technology’s development evolves in a manner that is no longer beneficial to us, our financial condition could be harmed. In addition, certain online marketing agreements may require us to pay upfront fees and make other payments prior to the realization of the sales, if any, associated with those payments. Accordingly, if these relationships or agreements that we may enter into in the future fail to produce the sales that we anticipate, our results of operations will be adversely affected. We cannot give any assurance that we will be able to increase our revenues, if at all, in a cost-effective manner.

15

We rely upon search engines like Google, Bing and Yahoo to rank our product offerings and may at times be subject to changes in search algorithms and ranking penalties if they believe we are not in compliance with their guidelines.

We rely on search engines to attract consumer interest in our product offerings. Potential and existing customers use search engines provided by search engine companies, including Google, Bing and Yahoo, which use algorithms and other devices to provide users a natural ranked listing of relevant internet sites matching a user’s search criteria and specifications. Generally, internet sites ranked higher in the paid and natural search results lists furnished to users attract the largest visitor share among similar internet sites. Those sites achieving the highest natural search ranking often benefit from increased sales. Natural search engine algorithms utilize information available throughout the internet, including information available on our website. Rules and guidelines of these natural search engine companies govern our participation on their sites and how we share relevant internet information that may be considered or incorporated into the algorithms utilized by these sites. If we fail to present, or improperly present, our website’s information for use by natural search engine companies, or if any of these natural search engine companies determine we have violated their rules or guidelines, or if others improperly present our website’s information to these search engine companies, or if natural search engine companies make changes to their search algorithms, we may fail to achieve an optimum ranking in natural search engine listing results, or we may be penalized in a way that could harm our business, prospects, financial condition and results of operations.

More individuals are using mobile devices to access the internet and versions of our service developed or optimized for these devices may not gain widespread adoption by users of such devices.

Mobile devices are increasingly used for e-commerce transactions. A significant and growing portion of our users access our platform through mobile devices. We may lose users if we are not able to continue to meet our users’ mobile and multi-screen experience expectations. If we are unable to attract and retain a substantial number of mobile device users to our online marketplaces and services, we may fail to capture a sufficient share of an increasingly important portion of the market for online services. Our ability to successfully address the challenges posed by the rapidly evolving market for mobile transactions is crucial to our continued success, and any failure to continuously increase the volume of mobile transactions effected through our platforms could harm our business.

We rely on third-party systems to conduct our business, and our revenues and market share may decrease if these systems are unavailable in the future or if they no longer offer quality performance.

We rely on third-party computer systems and third-party service providers, including credit card verifications and confirmations, to host our website and to advertise and deliver the discount certificates and Discount Dining Passes sold on our website to customers. We also rely on third-party licenses for components of the software underlying our technology platform. Any interruption in our ability to obtain the products or services of these or other third parties or deterioration in their performance could impair the timing and quality of our own service. If our service providers fail to deliver high-quality products and services in a timely manner to our customers, our services will not meet the expectations of our customers and our reputation and brand will be damaged. Furthermore, if our arrangements with any of these third parties are terminated, we may not find an alternate source of systems support on a timely basis or on terms as advantageous to us.

We are subject to cyber security risks and risks of data loss or other security breaches.

Our business involves the storage and transmission of users’ proprietary information, and security breaches could expose us to a risk of loss or misuse of this information, and to resulting claims, fines, and litigation. We have been subjected to a variety of cyber-attacks, which have increased in number and variety over time. We believe our systems are probed by potential hackers virtually 24/7, and we expect the problem will continue to grow worse over time. Cyber-attacks may target us, our customers, our suppliers, banks, credit card processors, delivery services, e-commerce in general or the communication infrastructure on which we depend. Any compromise of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, any of which could have a material adverse effect on our financial results and business. Moreover, any insurance coverage we may carry may be inadequate to cover the expenses and other potential financial exposure we could face as a result of a cyber-attack or data breach.

We may not be able to compete successfully against existing or future competitors including larger, well-established and well-financed e-commerce companies and restaurants and merchants increasing their own online operations.

The market for discounts at restaurants and other merchants is intensely competitive. We also compete with other companies that offer digital coupons through their websites or mobile applications. In addition, we compete with traditional offline coupon and discount services, as well as newspapers, magazines and other traditional media companies that provide coupons and discounts on services and products.

16

Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We cannot provide assurance that we will be able to compete successfully against existing or future competitors.

Our competitors may directly increase our marketing costs and also may cause us to decrease certain types of marketing.

In addition to competing with us for customers, merchants, and employees, our competitors may directly increase our operating costs, by driving up the cost of various forms of online advertising or otherwise. We may elect to decrease our use of sponsored search or other forms of marketing from time to time to decrease our costs, which may have a material adverse effect on our financial results and business. We may also elect to spend additional amounts on sponsored search or other forms of marketing from time to time to increase traffic to our website, or to take other actions to increase traffic and/or conversion, and the additional expenditures may have a material adverse effect on our financial results and business.

Our business depends on effective marketing, including marketing via email and social networking messaging, and we intend to increase our spending on marketing and branding, which may adversely affect our financial results.

We depend on effective marketing and high customer traffic. We depend on email to promote our site and offerings and to generate a substantial portion of our revenue. If a significant portion of our target customers no longer utilize email, or if we are unable to effectively and economically deliver email to our potential customers, whether for legal, regulatory or other reasons, it would have a material adverse effect on our business.

If email providers or Internet service providers implement new or more restrictive email or content delivery or accessibility policies, including with respect to net neutrality, it may become more difficult to deliver emails to our customers or for customers to access our site and services. For example, certain email providers, including Google, categorize our emails as “promotional,” and these emails are directed to an alternate, and less readily accessible, section of a customer’s inbox. If email providers materially limit or halt the delivery of our emails, or if we fail to deliver emails to customers in a manner compatible with email providers’ email handling or authentication technologies, our ability to contact customers through email could be significantly restricted. In addition, if we are placed on “spam” lists or lists of entities that have been involved in sending unwanted, unsolicited emails, our operating results and financial condition could be substantially harmed.

We also rely on social networking messaging services for marketing purposes, and anything that limits our ability or our customers’ ability or desire to utilize social networking services could have a material adverse effect on our business. If we are unable to develop, implement and maintain effective and efficient cost-effective advertising and marketing programs, it would have a material adverse effect on our financial results and business. Further, as part of our growth strategies, we intend to increase our spending on marketing and branding initiatives significantly, which may adversely affect our financial results. There is no assurance that any increase in our marketing or branding expenditures will result in increased market shares or will ultimately have a positive effect on our financial results.

We also rely heavily on Internet search engines to generate traffic to our websites, principally through search engine marketing and search engine optimization. The number of consumers we attract from search engines to our platform is due in large part to how and where information from, and links to, our websites are displayed on search engine results pages. The display, including rankings, of search results can be affected by a number of factors, many of which are not in our control and may change at any time. Search engines frequently update and change the logic that determines the placement and display of the results of a user’s search, such that the purchased or algorithmic placement of links to our websites can be negatively affected. In addition, a search engine could, for competitive or other purposes, alter its search algorithms or results causing our websites to place lower in search query results. If a major Internet search engine changes its algorithms in a manner that negatively affects the search engine ranking it could create additional traffic headwinds for us and negatively affect our results of operations.

17

We also rely on mobile marketplace operators (i.e., app store operators) to drive downloads of our mobile application. If any mobile marketplace operator determines that our mobile application is non-compliant with its vendor policies, the operator may revoke our rights to distribute through its marketplace or refuse to permit a mobile application update at any time. These operators may also change their mobile application marketplaces in a way that negatively affects the prominence of, or ease with which users can access, our mobile application. Such actions may adversely impact the ability of customers to access our offerings through mobile devices, which could have a negative impact on our business and results of operations.

Our operating results depend on our websites, network infrastructure and transaction-processing systems. Capacity constraints or system failures would harm our business, prospects, financial condition and results of operations.

Any system interruptions that result in the unavailability of our website marketplaces or reduced performance of our transaction systems would reduce our transaction volume and the attractiveness of the services that we provide to suppliers and third parties and would harm our business, prospects, financial condition and results of operations.

We use internally developed systems for our website and certain aspects of transaction processing, including databases used for internal analytics and order verifications. We have experienced periodic systems interruptions due to server failure and power failure, which we believe will continue to occur from time to time. Our transaction processing systems and network infrastructure may be unable to accommodate increases in traffic in the future. We may be unable to project accurately the rate or timing of traffic increases or successfully upgrade our systems and infrastructure to accommodate future traffic levels on our website. In addition, we may be unable to upgrade and expand our transaction processing systems in an effective and timely manner or to integrate any newly developed or purchased functionality with our existing systems.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose customers.

To remain competitive, we must continue to enhance and improve the functionality and features of our e-commerce businesses. We may face material delays in introducing new services, products and enhancements. If this happens, our customers may forego the use of our websites and use those of our competitors. The internet and the online commerce industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing websites and our proprietary technology and systems may become obsolete. Our failure to respond to technological change or to adequately maintain, upgrade and develop our computer network and the systems used to process customers’ orders and payments could harm our business, prospects, financial condition and results of operations.

Use of social media may adversely impact our reputation.

There has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that allow individuals access to a broad audience of consumers and other interested persons. Consumers value readily available information concerning retailers, manufacturers, and their goods and services and often act on such information without further investigation, authentication and without regard to its accuracy. The availability of information on social media platforms and devices is virtually immediate as is its impact. Social media platforms and devices immediately publish the content their customers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our company may be posted on such platforms and devices at any time. Information posted may be adverse to our interests, may be inaccurate, and may harm our performance, prospects or business. The harm may be immediate without affording us an opportunity for redress or correction. Such platforms also could be used for the dissemination of trade secret information or otherwise compromise valuable company assets, all of which could harm our business, prospects, financial condition and results of operations.

We may experience unexpected expenses or delays in service enhancements if we are unable to license third-party technology on commercially reasonable terms.

We rely on a variety of technology that we license from third parties, such as Microsoft. These third-party technology licenses might not continue to be available to us on commercially reasonable terms or at all. If we are unable to obtain or maintain these licenses on favorable terms, or at all, we could experience delays in completing and developing our proprietary software.

18

If we fail to forecast our revenue accurately due to lengthy sales cycles, or if we fail to match our expenditures with corresponding revenue, our operating results could be adversely affected.

We may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as anticipated. As a result, our operating results in future reporting periods may be significantly below the expectations of the public market, equity research analysts or investors, which could harm the price of our common stock.

We could be subject to additional sales tax or other tax liabilities.

We are also subject to U.S. (federal and state) and foreign laws, regulations, and administrative practices that require us to collect information from our customers, vendors, merchants, and other third parties for tax reporting purposes and report such information to various government agencies. The scope of such requirements continues to expand, requiring us to develop and implement new compliance systems. Failure to comply with such laws and regulations could result in significant penalties.

The adoption of tax reform policies, including the enactment of legislation or regulations implementing changes in the tax treatment of companies engaged in Internet commerce or the U.S. taxation of international business activities could materially affect our financial position and results of operations.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law new legislation that significantly revised the Internal Revenue Code of 1986, as amended. The recently enacted federal income tax law, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time and modifying or repealing many business deductions and credits. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain and our business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the newly enacted federal tax law. The impact of this tax reform on holders of our common stock is also uncertain and could be adverse. We urge our stockholders to consult with their legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our common stock.

If we do not begin to generate significant revenues, we will still need to raise additional capital to meet our long-term business requirements. Any such capital raising may be costly or difficult to obtain and would likely dilute current stockholders’ ownership interests. If we are unable to secure additional financing in the future, we will not be able to continue as a going concern.

If we do not begin to generate significant revenues from our operations, we will need additional capital, which may not be available on reasonable terms or at all. The raising of additional capital will dilute current stockholders’ ownership interests. We may need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

●	maintaining enough working capital to run our business;

●	pursuing growth opportunities, including more rapid expansion;

●	acquiring complementary businesses and technologies;

19

●	making capital improvements to improve our infrastructure;

●	responding to competitive pressures;

●	complying with regulatory requirements for advertising or taxation; and

●	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity-linked securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of those securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect that is different from or in addition to that reflected in the capitalization described in this report.

Further, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Our insurance coverage and indemnity rights may not adequately protect us against loss.

The types, coverage, or the amounts of any insurance coverage we may carry from time to time may not be adequate to compensate us for any losses we may actually incur in the operation of our business. Further, any insurance we may desire to purchase may not be available to us on terms we find acceptable or at all. We are not indemnified by all of our suppliers, and any indemnification rights we may have may not be enforceable or adequate to cover actual losses we may incur as a result of our sales of their products. Actual losses for which we are not insured or indemnified, or which exceed our insurance coverage or the capacity of our indemnitors or our ability to enforce our indemnity agreements, could have a material adverse effect on our business.

Our operating results may vary significantly from quarter to quarter.

Our operating results may vary significantly from quarter to quarter due to seasonality and other reasons such as the rapidly evolving nature of our business. We believe that our ability to achieve and maintain revenue growth and profitability will depend, among other factors, on our ability to:

● acquire new customers and retain existing customers;

● attract and retain high-quality restaurants and other merchants;

● increase the number, variety, quality and relevance of discount certificates and Discount Dining Passes, including through third party business partners and technology integrations, as we attempt to expand our current platform;

● leverage other platforms to display our offerings;

● deliver a modern mobile experience and achieve additional mobile adoption to capitalize on customers’ continued shift toward mobile device usage;

20

● increase booking capabilities;

● increase the awareness of, and evolve, our brand to an expanded customer base;

● reduce costs and improve selling, general and administrative (SG&A) leverage;

● successfully achieve the anticipated benefits of business combinations or acquisitions, strategic investments, divestitures and restructuring activities;

● provide a superior customer service experience for our customers;

● avoid interruptions to our services, including as a result of attempted or successful cybersecurity attacks or breaches;

● respond to continuous changes in consumer and merchant use of technology;

● offset declines in email, search engine optimization (“SEO”) and other traffic channels and further diversify our traffic channels;

● react to challenges from existing and new competitors;

● respond to seasonal changes in supply and demand; and

● address challenges from existing and new laws and regulations.

In addition, our margins and profitability may depend on our inventory mix, geographic revenue mix, discount rates mix and merchant and third-party business partner pricing terms. Accordingly, our operating results and profitability may vary significantly from quarter to quarter.

If we fail to retain our existing customers or acquire new customers, our operating results and business will be harmed.

We must continue to retain and acquire customers who make purchases on our platform to increase profitability. Further, as our customer base evolves, the composition of our customers may change in a manner that makes it more difficult to generate revenue to offset the loss of existing customers and the costs associated with acquiring and retaining customers and to maintain or increase our customers’ purchase frequency. If customers do not perceive our offerings to be attractive or if we fail to introduce new and more relevant deals or increase awareness and understanding of the offerings on our marketplace platform, we may not be able to retain or acquire customers at levels necessary to grow our business and profitability. Further, the traffic to our website and mobile applications, including traffic from consumers responding to our emails and search engine optimization, has declined in recent years, such that an increasing proportion of our traffic is generated from paid marketing channels, such as search engine marketing. In addition, changes to search engine algorithms or similar actions are not within our control and could adversely affect traffic to our website and mobile applications. If we are unable to acquire new customers in numbers sufficient to grow our business and offset the number of existing active customers that have ceased to make purchases, or if new customers do not make purchases at expected levels, our profitability may decrease and our operating results may be adversely affected.

21

Our future success depends upon our ability to attract and retain high quality merchants and third-party business partners.

We must continue to attract and retain high quality restaurants and other merchants to increase profitability. A key priority of our strategy is to increase our sales and marketing efforts to attract more high-quality restaurants and other merchants. We do not have long-term arrangements to guarantee the availability of deals that offer attractive quality, value and variety to customers or favorable payment terms to us. If merchants decide that utilizing our services no longer provides an effective means of attracting new customers or selling their offerings, they may stop working with us or negotiate to pay us lower margins or fees. In addition, current or future competitors may accept lower margins, or negative margins, to secure merchant offers that attract attention and acquire new customers. We also may experience attrition in our merchants resulting from several factors, including losses to competitors and merchant closures or merchant bankruptcies. If we are unable to attract and retain high quality merchants in numbers sufficient to grow our business, or if merchants are unwilling to offer products or services with compelling terms through our marketplace, our operating results may be adversely affected.

The loss of one or more key members of our management team, or our failure to attract and retain other highly qualified personnel in the future could harm our business.

To be successful, we must attract, retain and motivate executives and other key employees, including those in managerial, technical and sales positions. Hiring and retaining qualified executives, engineers and qualified sales representatives are critical to our success, and competition for experienced and well qualified employees can be intense. To attract and retain executives and other key employees in a competitive marketplace, we must provide a competitive compensation package, including cash and equity-based compensation. We currently utilize a stock incentive plan, including stock options, as a form of share-based incentive compensation. If the anticipated value of such equity-based incentive awards does not materialize, if our equity-based compensation otherwise ceases to be viewed as a valuable benefit or if our total compensation package is not viewed as competitive, our ability to attract, retain and motivate executives and key employees could be weakened. The failure to successfully hire executives and key employees or the loss of any executives and key employees could have a significant impact on our operations.

Risks Related to Our Common Stock

Our securities are “Penny Stock” and subject to specific rules governing their sale to investors.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks; and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person; and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination; and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for Company’s shareholders to sell shares of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

22

There is very limited recent trading activity in our common stock and there is no assurance that an active market will develop in the future.

There is limited trading activity in our common stock. Although our common stock is now trading on the OTCQB Venture Market there can be no assurance that a more active market for the common stock will develop, or if one should develop, there is no assurance that it will be sustained. This severely limits the liquidity of the common stock and would likely have a material adverse effect on the market price of the common stock and on our ability to raise additional capital.

Because we became public by means of a merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a merger with a publicly traded company. Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf in the future.

Compliance with the reporting requirements of federal securities laws can be expensive.

We have become a full reporting company and are subject to the information and reporting requirements of the Exchange Act and other federal securities laws and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders are substantial.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our Common Stock.

As we intend to become a fully reporting company under Section 13 of the Exchange Act, we may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and its ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming the Company elects to seek and are successful in obtaining such listing) could be adversely affected.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have been assessing our internal controls to identify areas that need improvement. Failure to identify and thereafter implement required changes to our internal controls or any others that we identify as necessary to maintain an effective system of internal controls, if any, could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.

23

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

●	actual or anticipated variations in our operating results;
●	announcements of developments by us or our competitors;
●	regulatory actions regarding our products;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	adoption of new accounting standards affecting our industry;
●	additions or departures of key personnel;
●	introduction of new products by us or our competitors;
●	sales of our common stock or other securities in the open market; and
●	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against the Company, whether or not successful, could result in substantial costs and diversion of its management’s attention and resources, which could harm our business and financial condition.

Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.

In the future, we may issue additional authorized but previously unissued equity securities, such as we expect to do through our Regulation A offering discussed in this Offering Circular, resulting in the dilution of the ownership interests of our present stockholders. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. We expect a 17.9% dilutive impact to the existing common stock shareholders if the conversion of the convertible notes and warrants issued to FirstFire, Auctus and EMA occurs. In addition, conversion of the currently outstanding convertible notes and warrants will further dilute the voting power of investors in this Offering and will disproportionately diminish their ability to influence our management given the large percentage of shares currently held by our directors and officers as discussed in the risk factor below. The future issuance of any such additional shares of common stock may also create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock is currently traded.

Our common stock is controlled by insiders.

Our officers and directors beneficially own approximately 23.6% of our outstanding shares of common stock. Such concentrated control may adversely affect the price of our common stock. Investors who acquire common stock may have no effective voice in our management. Sales by our insiders or affiliates along with any other market transactions, could negatively affect the market price of our common stock.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act, and we intend to take advantage of some of the exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

24

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a non-binding advisory vote on executive compensation or obtain stockholder approval of any golden parachute payments not previously approved.

Further, the JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition time to comply with new or revised accounting standards as applicable to public companies. We are choosing to elect the extended transition period for complying with new or revised accounting standards applicable to public companies. We have elected the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non- affiliates exceeds $700 million as of the prior May 31 and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Our Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

The Offering is on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

The market price of our Common Stock may fluctuate, and you could lose all or part of your investment.

The price of our Common Stock may decline below the offering price of the Shares following this Offering. The stock market in general, and the market price of our Common Stock will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our Common Stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

●	actual or anticipated variations in our periodic operating results;

●	increases in market interest rates that lead purchasers of our Common Stock to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

25

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to list our Common Stock on the NYSE MKT and our subsequent ability to maintain such listing.

You will experience immediate and substantial dilution as a result of this Offering.

You will incur immediate and substantial dilution as a result of this Offering. After giving effect to the sale by us of Shares offered in this Offering at an assumed public offering price of $3.50 per share for aggregate gross proceeds of up to $7,000,000 and after deducting and estimated offering expenses payable by us, investors in this Offering can expect an immediate dilution of $0.251 per share. In addition, you will experience further dilution upon conversion of the outstanding convertible notes and warrants which will also dilute the voting power of investors in this Offering and will adversely affect the ability of shareholders to influence the management of the Company.

Although we hope to raise sufficient capital through this Offering to satisfy the listing requirements of NASDAQ or the NYSE MKT, there is no certainty that we will be able to do so or even if we do that we will be able to maintain that listing.

Should we sell a sufficient number of shares of our Common Stock in this Offering, we would determine if we could meet the listing requirements of NASDAQ or the NYSE MKT. We are not currently a fully reporting public company under the securities laws and will not become one solely by virtue of this Offering. Each exchange has multiple and similar minimum listing standards that include, but are not limited to, criteria such as stockholders’ equity (a minimum of $4 million for both exchanges), the market value of unrestricted publicly held shares (a minimum of $5 million for NASDAQ or $3 million for NYSE MKT), a minimum operating history (at least two years for both exchanges), net income from continuing operations (a minimum of $750,000 in the latest fiscal year for both exchanges), unrestricted publicly held shares (a minimum of 1 million on NASDAQ or 500,000 on NYSE MKT), unrestricted round lot shareholders (at least 300 for NASDAQ or 400 for NYSE MKT) and a minimum share price (at least a $4 bid price on NASDAQ or $2 on NYSE MKT). If our Common Stock is listed on NASDAQ or the NYSE MKT, we must meet certain financial and liquidity criteria to maintain such listing or our Common Stock may be delisted which may materially impair our stockholders’ ability to buy and sell our Common Stock, impair our ability to raise capital and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Stock.

If we fail to meet the minimum requirements for listing on NASDAQ or the NYSE MKT, we intend to continue to have our Common Stock quoted on the OTCQB. The OTCQB is not a stock exchange, and if our Common Stock trades on the OTCQB rather than the NASDAQ or the NYSE MKT, there may be significantly less trading volume and analyst coverage of, and significantly less investor interest in, our Common Stock, which may lead to lower trading prices for our Common Stock.

Forward Looking Statements

This offering circular contains forward-looking statements within the meaning of the Federal Securities laws. These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are based on current expectations, estimates, forecasts and projections about us, our future performance, our beliefs and management’s assumptions. They are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “confident,” “estimate,” “intend,” “predict,” “forecast,” “potential” or “continue” or the negative of such terms or other variations on these words or comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” that may cause the Company’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks described in Risk Factors, important factors to consider and evaluate in such forward-looking statements include: (i) general economic conditions and changes in the external competitive market factors which might impact the Company’s results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with acquisitions and other critical activities; (iii) changes in the Company’s corporate strategy or an inability to execute its strategy due to unanticipated changes; and (iv) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this Risk Factors discussion, there can be no assurance that the forward-looking statements contained in this Offering Circular will in fact transpire.

26

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not undertake any duty to update any of the forward-looking statements after the date of this Offering Circular to conform such statements to actual results or changes in our expectations.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to elect the extended transition period for complying with new or revised accounting standards applicable to public companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. As of June 30, 2020, our historical net tangible book value was $ (9,060,000), or $(1.336) per share. Our historical net tangible book value represents total tangible assets less total liabilities divided by 6,780,951 shares of common stock outstanding on June 30, 2020.

Our net tangible book value as of June 30, 2020 was $(9,060,000) or $(1.336) per share. After giving effect to the sale of 2,000,000 shares of common stock offered in this offering at an assumed initial public offering price of $3.50 per share as set forth on the cover page of this Offering Circular, and after deducting estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2020 would have been $(2,200,000) or $(0.251) per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.085 per share to existing stockholders and an immediate dilution of $3.75 per share to new investors in this offering, or approximately 107% of the assumed initial public offering price of $3.50 per share. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share	$3.50
Historical net tangible book value per share as of June 30, 2020	$(9,060,000)

Net tangible book value per share as of June 30, 2020, before giving effect to this offering	$(1.336)
Increase in pro forma as adjusted net tangible book value per share attributable to this offering	1.085

Pro forma as adjusted net tangible book value per share after giving effect to this offering	$0.251

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering	$3.751

27

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2020, the differences between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering, at the assumed initial public offering price of $3.50 per share, the assumed offering price set forth on the cover of this Offering Circular before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	SHARES PURCHASED		TOTAL CONSIDERATION
	NUMBER	PERCENT	AMOUNT (IN THOUSANDS)		AVERAGE PRICE PER SHARE
Existing stockholders	7,760,545	80%	24,192	78%	$3.12
New investors participating in this offering	2,000,000	20%	7,000	22%	3.50

Total	9,760,545	100%	$31,192	100%	$3.20

The above discussion and tables are based on 8,862,967 shares of common stock issued and outstanding as of June 30, 2020 and excludes:

●	180,000 shares of common stock issuable upon exercise of options outstanding under our 2019 Stock Incentive Plan at a weighted-average exercise price of $9.00 per share as of August 18, 2020;

●	39,820,000 shares of common stock reserved for issuance under our 2019 Stock Incentive Plan as of August 24, 2020.

To the extent that outstanding options or warrants are exercised or shares are issued under our equity incentive plans, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

Currently, we plan to have our directors and executive officers sell the shares in this Offering. They will receive no discounts or commissions. Our executive officers will deliver this Offering Circular to those persons who they believe might have interest in purchasing all or a part of this offering. We may generally solicit investors, including, but not limited to, the use of social media, newscasts, advertisements, roadshows and the like.

As of the date of this Offering Circular, we have not entered into any arrangements with any selling agents for the sale of the securities; however, may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will file a supplement to this Offering Circular to identify them.

Our directors and officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the Offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

●	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and Offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the Offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market. However, our stock is quoted on the OTC:QB Venture Market under the symbol “UBID.” While our Common Stock is on the Venture Market, there has been limited trading volume. There is no guarantee that an active trading market will develop in our securities. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this Offering Circular being qualified by the SEC, the Company may offer and sell shares from time to time until all of the shares registered are sold; however, this Offering will terminate one year from the qualification date of this amended Offering Circular, unless extended or terminated by the Company. The Company may terminate this Offering at any time and may also extend the Offering term by 90 days.

There can be no assurances that we will sell any or all of the securities. All shares will be offered on a “best efforts” basis.

All of the foregoing and following may affect the marketability of our securities. Should any fundamental change occur regarding the status or other matters concerning the selling shareholders or us, we will file an amendment to this Offering Circular disclosing such matters.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

28

We are offering up to 2,000,000 shares of our Common Stock for $3.50 per share, for a total of up to $7,000,000 in gross offering proceeds, assuming all securities are sold. There is no minimum investment established for investors and no minimum Offering amount. We may sell significantly fewer shares of common stock than those offered hereby. All accepted subscription funds will be immediately available for our use. We may, in our sole discretion, choose to accept the cancelation of debt owed by us as consideration for shares of common stock offered hereby. Any shares of common stock sold for debt cancellation shall be subject to the same terms and conditions as other shares sold hereunder, including the purchase price for such shares.

All subscription agreements and checks are irrevocable until accepted or rejected by the Company and should be delivered to us at the address provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on us until it is accepted on our behalf by our CEO or by specific resolution of our Board of Directors. We may accept or reject any subscription, in whole or in part, in its sole discretion.

We will deliver stock certificates to the purchasers within five days from request by a shareholder; otherwise shareholders’ shares may be noted and held in our corporate shareholder register.

USE OF PROCEEDS

Because the offering is a best-efforts offering, we are presenting this information assuming that we sell 25%, 50%, 75% and 100% of the shares offered hereby. For purposes of this table, we used $3.50, the per-share offering price.

Capital Raised	$7,000,000

Capital Raised	25%	50%	75%	100%

Gross Offering Proceeds	$1,750,000	$3,500,000	$5,250,000	$7,000,000
Offering Cost	43,750	87,500	131,250	140,000
Net Offering Proceeds	$1,706,250	$3,412,500	$5,118,750	$6,860,000
Repayment of Notes	250,377	500,753	751,130	1,001,506
Outstanding Liabilities	100,000	100,000	100,000	100,000
Salary & Related Comp	50,000	75,000	100,000	150,000
Information Technologies	159,250	318,500	477,750	637,000
Marketing	191,100	382,200	573,300	764,400
Operations	127,400	254,800	382,200	509,600
Sales Organization	238,875	477,750	716,625	955,500
Legal	31,850	63,700	95,550	127,400
Auditing	25,000	25,000	25,000	25,000
General Working Capital	532,398	1,214,797	1,897,195	2,589,594
Grand Total	$1,706,250	$3,412,500	$5,118,750	$6,860,000

29

We intend to use the net proceeds principally for improving our online technology, additional staffing in sales, marketing and support personnel, repayment of outstanding convertible notes in the amount of $1,001,056 representing all principal and interest due as of July 31, 2020, and working capital and general corporate purposes.

Based on our current plans, we believe our existing cash, cash equivalents and marketable securities, together with the net proceeds from this offering assuming that we raise at least 25% of the financing we seek, will be sufficient to fund our operating expenses and capital expenditure requirements through January 2021, also assuming that the three note holders do not require additional cash payments prior to that time.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. For example, we may use a portion of the net proceeds for the acquisition of businesses or technologies to continue to build our pipeline, our research and development capabilities and our intellectual property position, although we currently have no agreements, commitments or understandings with respect to any such transaction. We cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our business development progress, potential acquisition opportunities and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending our use of the net proceeds from this Offering, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term and long-term interest-bearing instruments, investment-grade securities, and direct or guaranteed obligations of the U.S. government. We cannot predict whether the proceeds invested will yield a favorable return. Our management will retain broad discretion in the application of the net proceeds we receive from our initial public offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

DESCRIPTION OF BUSINESS

Overview

Restaurant.com is a pioneer in the restaurant deal space and the nation’s largest restaurant-focused digital deals brand. Founded in 1999, we connect digital consumers, businesses, and communities offering over 200,000 dining and merchant deal options nationwide at over 184,000 restaurants and retailers to over 7.8 million customers. Our 14,421 core restaurants and 170,000 Dining Discount Pass restaurants and retailers extend nationwide. Our top three B2C markets are New York, Chicago, and Los Angeles.

We earn revenue from transactions in which we sell discount certificates for restaurants and complementary entertainment and travel offerings and consumer products on behalf of third-party merchants. Those complementary offerings and products transactions generally involve a customer’s purchase of a voucher through one of our websites that can be redeemed with a third-party merchant for services or goods (or for discounts on services and goods). Revenue from those transactions is reported on a net basis and equals the purchase price received from the customer for the voucher less an agreed upon portion of the purchase price paid to the merchant. Revenue also includes direct sales of our restaurant discount certificates on our website and is the purchase price received from the customer. We also earn revenue when online partners drive customers to our websites to purchase our discount certificates and complementary offerings and products, where the revenue equals the purchase price less an agreed upon portion paid to the partners.

Approximately 9-13 days each month we email our customers offers for restaurant discounts experiences and products based on location and personal preferences. Consumers also access our deals directly through our websites and mobile applications. A typical restaurant discount deal might offer a $25 discount that can be used toward a $50 purchase at a restaurant Additional deals include discounted pricing at theaters, movies or other merchants. Customers purchase deals from us and redeem them with our merchant partners. Our gross billings represent the gross amounts collected from customers for discount restaurant certificates, complementary entertainment and travel offerings and consumer products.

30

Through our websites, www.restaurant.com, www.specials.restaurant.com, and mobile iOS and Android apps, we provide an affordable dining and entertainment experiences. In addition to purchasing restaurant and discount certificates, entertainment and travel deals and consumer products as well as company gift card redemption, our website and mobile platform provide additional information to assist the customer and encourage return visits to our websites, including restaurant menus, entree pricing, mapping and directions, and extensive filtering options, including most popular cuisine type and “Deals Near Me” for nearby restaurants. Paperless restaurant certificate redemption and validation can also occur on our mobile platforms. In the past year, there were an average of 1.3 million unique visitors per month to our digital platforms including our mobile and Specials offerings. Since the launch of our mobile apps in 2012, mobile has grown from zero to 49% of our B2C revenue and over 55% of the B2C orders with over 6.0 million downloads of our apps for the six months ending June 30, 2020.

Restaurant.com’s B2B sales program has grown significantly since its introduction in 2004 and now comprises 46% of our revenue. Our high-value, low-cost features enable businesses to use Restaurant.com certificates to entice new and existing customers to increase sales, promote customer satisfaction and incent desired behavior. The availability of use in every market, features like “never expire” and online exchange, and use by every customer demographic to fit every business’s customer base are features which we believe provide almost unlimited market potential for Restaurant.com’s B2B division.

Our Business

We have three principal divisions, the B2C, the B2B and all other services and products division.

Business to Customer Division

Our B2C division accounted for 60% of gross revenue in our fiscal year ended December 31, 2019. To our database of 7.8 million customers, we sell:

● Deeply discounted certificates for 14,421 restaurants. The certificates range from $5 to $100 and never expire.

● Dining Discount Dining Passes, which provide discounts at 170,000 restaurants and other retailers. These passes provide multiple uses for six months.

● “Specials by Restaurant.com” which bundle Restaurant.com certificates with a variety of other entertainment options, including theater, movies, wine and travel. Customers have favored these bundled offerings, generating significantly greater revenue per customer when compared to purchasing our other products. The average order value for Specials sales is nearly five times a certificate purchase. Specials generated over 5.0% of the past year’s B2C revenue from 60% of the B2C orders for the fiscal year ended December 31, 2019. We believe that our relationships with small businesses presents a significant revenue opportunity through such cross-promotions.

Business to Business Division

Our B2B division accounted for 40% of our gross revenue in our fiscal year ended December 31, 2019. We sell certificates and Dining Discount Dining Passes to corporations and marketers, which use them to:

● Generate new customers;

● Increase sales at the point of sale;

● Reward points/customer loyalty;

● Convert to paperless billing and auto-bill payment.

31

● Motivate specific customer behavior such as free home repair estimates and test drives for auto dealers;

● Renew subscriptions and memberships; and

● Address customer service issues.

Other Business

We also generate revenue through third-party offers and display ad revenue.

Attractive Customer Demographics

We intend to grow and leverage our customer database of 7.8 million which we believe is of value to merchants for a variety of services and products.

Marketing

We primarily use marketing to acquire and retain high-quality merchants and customers and promote awareness of our marketplaces. In 2019, we spent approximately $1,900,000 on marketing efforts to increase our visibility and establish stronger relationships with our customers, merchants and partners.

We use a variety of marketing channels to make customers aware of the offerings, including search engines, email and affiliate partnerships and social media.

Search engines. Customers can access our offerings indirectly through third-party search engines. We use search engine optimization and search engine marketing to increase the visibility of our offerings in web search results.

Email. We communicate offerings through email to our customers based on their locations and personal preferences. A customer who interacts with an email is directed to our website and mobile applications to learn more about the deal and to make a purchase.

Social. We publish offerings through various social networks and adapt our marketing to the particular format of each of these social networking platforms. Our website and mobile applications enable consumers to share our offerings with their personal social networks. We also promote our offerings using display advertising on websites.

Offline. We use offline marketing such as print to help build awareness of brand.

Distribution

We distribute our deals directly through several platforms: email, our websites, our mobile applications and social networks. We also utilize various affiliate partnerships to display and promote our deals on their websites, such as with Next Jump, Groupon, Perkspot and others.

We also use various customer loyalty and reward programs to build brand loyalty, generate traffic to the website and provide business clients with the opportunity to offer incentives to their customers to receive discounts and Discount Dining Passes. When customers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, we grant the customer credits that can be redeemed for awards such as free or discounted services or goods in the future.

Email. The emails for discount certificates for restaurant contain one headline deal with a full description of the deal and a sampling of dining deals which are available within a customer’s market. The emails for Specials by Restaurant.com include featured travel, entertainment and wine deals in addition to various other product deals.

32

Websites. Visitors are prompted to register as a customer when they first purchase on our websites and thereafter use the website as a portal for discount certificates for restaurants, complementary entertainment and travel offerings and consumer products.

Mobile Applications. Consumers also access our deals through our mobile applications, which are available at no additional cost on the iPhone and Android, mobile operating systems. We launched our first mobile application in 2012 and our applications have been downloaded over 6.0 million times since then. These applications enable consumers to browse, purchase, manage and redeem deals on their mobile devices.

Social Networks. We publish our daily deals through various social networks adapt and our marketing to the particular format of each of these social networking platforms. Our website and mobile application interfaces enable our consumers to share our offerings to their personal social networks.

Operations

Our business operations are divided into the following core functions to address the needs of our merchants and customers.

Lead Generators. Currently we have three employees who serve as lead generators to identify local merchants based on reviews, local feedback and other data and schedule deals to meet revenue and marketing goals. The lead generators often collaborate with our salesforce to establish sales quotas based on certain category-level performance in a particular city, such as addressable market size and scheduling diversity.

Marketing. Our marketing department is responsible for managing the Restaurant.com brand, the B2C discount certificate and Specials offerings, creating the promotional calendar, all creative assets used in our marketing channels such as the website, email and affiliate partnerships, including imagery and editorial content, negotiation with affiliate and merchant partners, revenue management, company analytics and B2B marketing and brand assets. As of June 30, 2020, our Marketing team consisted of seven employees. We have an agreement with Commission Junction for a monthly payment of $1,500 to $3,500 that generates potential leads with companies that earn a commission by promoting our discount deals on their websites for which they receive between 3% to 15% of the revenue we receive from a customer’s purchase of a discount certificate.

Customer Service Representatives. Our customer service representatives can be reached via phone or email 24 hours a day, seven days a week. The customer service team also works with our information technology team to improve the customer experience on the website and mobile applications based on customer feedback. As of June 30, 2020, we employed five customer representatives.

Technology. We employ technology to improve the experience we offer to customers and merchants, increase the rate at which our customers purchase and enhance the efficiency of our business operations. A component of our strategy is to continue developing and refining our technology. We devote a substantial portion of our resources to developing new technologies and features and improving our core technologies. Our information technology team is focused on the design and development of new features and products, maintenance of our websites and development and maintenance of our internal operations systems. As of June 30, 2020, our information technology team consisted of eight employees.

Competition

We have a substantial number of competing group buying sites. These competitors offer substantially the same or similar product offerings as us. Among the companies that focus on the dining and savings category and certain of the subcategories in which we participate are the following:

● Discounts (e.g., Groupon.com, Entertainment.com);

● Ratings and Reviews Communities (Zagat.com, TripAdvisor);

● Restaurant Listings (Yelp, Zomato and OpenTable);

33

● Food Content (Food Network, Food.com and Epicurious);

● eCommerce (Groupon, TravelZoo and Woot);

● Takeout and Delivery (DoorDash.com, GrubHub.com UberEats.com and Delivery.com).

We believe the principal competitive factors in our market include the following:

● breadth of customer base and number of restaurants featured;

● ability to deliver a high volume of relevant deals to consumers;

● ability to produce high purchase rates for deals among customers;

● ability to generate positive return on investment for merchants; and

● strength and recognition of our brand.

We believe we compete favorably on several of the factors described above and plan to increase our standing in each of these categories. As of June 30, 2020, our customer base was 7.8 million and during 2019 we featured deals at over 184,000 restaurants and merchants.

Although we believe we compete favorably on the factors described above, we anticipate that larger, more established companies may directly compete with us as we continue to demonstrate the viability of a local e-commerce business model. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to benefit from their existing customer or subscriber base with lower acquisition costs or to respond more quickly than we can to new or emerging technologies and changes in customer requirements. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build a larger subscriber base or to monetize that subscriber base more effectively than us. Our competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. In addition, although we do not believe that merchant payment terms are a principal competitive factor in our market, they may become such a factor and we may be unable to compete fairly on such terms.

Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the internet, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States and abroad, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims. These regulations and laws may involve taxation, tariffs, subscriber privacy, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites or may even attempt to completely block access to our websites. Accordingly, adverse legal or regulatory developments could substantially harm our business.

34

The CARD Act, as well as the laws of most states, contain provisions governing product terms and conditions of gift cards, gift certificates, stored value or pre-paid cards or coupons (“gift cards”), such as provisions prohibiting or limiting the use of expiration dates on gift cards or the amount of fees charged in connection with gift cards or requiring specific disclosures on or in connection with gift cards. Discount certificates and Discount Dining Passes generally are included within the definition of “gift cards” in many of these laws. In addition, certain foreign jurisdictions have laws that govern disclosure and certain product terms and conditions, including restrictions on expiration dates and fees that may apply to discount certificates and Discount Dining Passes. However, the CARD Act as well as a number of states and certain foreign jurisdictions also have exemptions from the operation of these provisions or otherwise modify the application part of a promotion or promotional program. If discount certificates and Discount Dining Passes are subject to the CARD Act, and are not included in the exemption for promotional programs, it is possible that the purchase value, which is the amount equal to the price paid for the discount certificates and Discount Dining Passes, or the promotional value, which is the add-on value of the discount certificate and Discount Pass in excess of the price paid, or both, may not expire before the later of (i) five years after the date on which the discount certificate or Discount Pass was issued; (ii) their stated expiration date (if any), unless discount certificates and Discount Dining Passes come within an exemption in the CARD Act for promotional programs; or (iii) a later date provided by applicable state law. In addition, regardless of whether an exemption for discount certificates and Discount Dining Passes applies under the CARD Act, in those states that prohibit or otherwise restrict expiration dates on gift cards that are defined to include discount certificates and Discount Dining Passes and that do not have exemptions that apply to the purchase value or the promotional value, or both, of discount certificates and Discount Dining Passes, the discount certificates and Discount Dining Passes may be required to be honored for the full offer value (the total of purchase value and promotional value) until redeemed. Our terms of use and agreements with our merchants require merchants to continue to honor unredeemed discount certificates and Discount Dining Passes that are past the stated expiration date of the promotional value of the discount Certificate and Discount Pass to the extent required under the applicable law. While we are attempting to comply with exemptions for promotional programs available under these laws so that our discount certificates’ and Discount Dining Passes’ promotional value can expire on the date stated on the certificate and Discount Pass, we continue to require that merchants with whom we partner honor discount certificates and Discount Dining Passes under the provisions of all laws applicable to discount certificates and Discount Dining Passes, including laws that prohibit expiration.

In addition, some states also include gift cards under their unclaimed and abandoned property laws which require companies to remit to the government the value of the unredeemed balance on the gift cards after a specified period of time (generally between one and five years) and impose certain reporting and recordkeeping obligations. We do not remit any amounts relating to unredeemed discount certificates and Discount Dining Passes based upon our assessment of applicable laws. The analysis of the potential application of the unclaimed and abandoned property laws to discount certificates and Discount Dining Passes is complex, involving an analysis of constitutional and statutory provisions and factual issues, including our relationship with customers and merchants and our role as it relates to the issuance and delivery of our discount certificates and Discount Pass.

Many states have passed laws requiring notification to customers when there is a security breach of personal data. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning data protection. In addition, data protection laws in Europe and other jurisdictions outside the United States may be more restrictive, and the interpretation and application of these laws are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Furthermore, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for linking to third-party websites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

35

Various federal laws, such as the Bank Secrecy Act and the USA PATRIOT Act, impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. For these purposes, financial institutions are broadly defined to include money services businesses such as money transmitters, check cashers and sellers or issuers of stored value. Examples of anti-money laundering requirements imposed on financial institutions include customer identification and verification programs, record retention policies and procedures and transaction reporting. We do not believe that we are a financial institution subject to these laws and regulations based, in part, on the characteristics of the discount certificates and Discount Dining Passes and our role with respect to the distribution of the discount certificates and Discount Dining Passes to customers. However, the Financial Crimes Enforcement Network, a division of the U.S. Treasury Department tasked with implementing the requirements of the Bank Secrecy Act, recently proposed amendments to the scope and requirements for parties involved in stored value or prepaid access, including a proposed expansion of the definition of financial institution to include sellers or issuers of prepaid access. In the event that this proposal is adopted as proposed, it is possible that a discount certificate and Discount Pass could be considered a financial product and that we could be a financial institution. Although we do not believe we are a financial institution or otherwise subject to these laws and regulations, it is possible that the Company could be considered a financial institution or provider of financial products.

Intellectual Property

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties.

In addition to these contractual arrangements, we also rely on a combination of trade secrets, copyrights, trademarks, service marks, trade dress, domain names and patents to protect our intellectual property. We pursue the registration of our copyrights, trademarks, service marks and domain names in the United States and in certain locations outside the United States. Our registration efforts have focused on gaining protection of the following trademarks (among others): The Company owns the registered marks “RESTAURANT.COM,” “DINING DOUGH,” and has submitted applications for several others. In addition, the Company has applied for a patent relating to the making of reservations. These marks are material to our business as they enable others to easily identify us as the source of the services offered under these marks and are essential to our brand identity.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business and harm our operating results.

Companies in the internet, social media technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. We are currently subject to, and expect to face in the future, allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including our competitors and non-practicing entities. As we face increasing competition and as our business grows, we will likely face more claims of infringement.

Customer Service and Support

Our ability to establish and maintain long term relationships with our customers and encourage repeat visits and purchases is dependent, in part, on the strength of our customer support and service operations. We have established multiple channels for communicating with our customers before and after the sale, including phone, e-mail and online support.

We currently employ a staff of in-house customer support personnel responsible for handling customer inquiries, tracking shipments, investigating and resolving problems with merchandise and travel. Customer care representatives are available for support from 8:30 a.m. to 5 p.m., Central Time, Monday through Friday. In addition, our customer service representatives are trained to cross-sell complementary and ancillary products and services.

36

Employees

As of June 30, 2020, we had 22 full time employees. None of our employees or personnel is represented by a labor union, and we consider our employee/personnel relations to be good. Competition for qualified personnel in our industry is intense, particularly for software development and other technical staff. We believe that our future success will depend in part on our ability to attract, hire and retain qualified personnel.

Properties

Our principal administrative facilities are located at Lakeside Corporate Court, 5880 Live Oak Parkway, Suite 100, Norcross, Georgia 30093. The lease is for 2,475 rentable square feet and expires August 1, 2024. The monthly lease expense commences at $1,000 for the first year and rises to $2,900 per month in the fifth year of the lease.

Restaurant.com’s principal executive offices are located at 1500 West Shure Drive, Suite 200, Arlington Heights, IL 60004 and consist of approximately 4,000 square feet. We currently lease such facility for $7,500 per month and our lease has a lease escalation clause under which has 3% in each the three years. The lease expires on June 30, 2023.

SkyAuction’s principal executive offices are located at 241 North Avenue West, Westfield, New Jersey 07090 and consist of approximately 1,500 square feet. We leased such facilities for $3,000 per month and had a self-renewing month-to-month lease with no immediate escalation. We terminated this lease effective July 1, 2020 in connection with the Stock Sale Agreement discussed above under “Company Overview, Divestiture of SkyAuction.com”.

As we expand, we will need to find suitable additional space, which we believe is available on commercially reasonable terms for Restaurant.com. We do not own any real estate.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, there is one legal proceeding that is pending against us or involves us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business or financial condition.

On April 24, 2020, a lawsuit styled Tyler Anderson v. uBid Holdings, Inc. and Ketan Thakker, Case No. 2020L004611, was brought in the Cook County Circuit Court in the State of Illinois. The plaintiff is the holder of a promissory note that we issued in the principal amount of $275,000 due May 2, 2019, of which the plaintiff alleges that we have already paid $25,000 leaving a principal balance of $250,000 plus accrued and unpaid interest at an annual interest rate of 2%. We intend to vigorously defend the Company and to have the lawsuit dismissed against Ketan Thakker.

On April 17, 2019, a lawsuit was filed by Dupree Productions, LLC against uBid Holdings, Inc. and Ketan Thakker (Case No. L2019000436) in the Circuit Court of DuPage County, Illinois, alleging that a Partial Equity Payment Agreement dated August 1, 2016, intended to compensate services in the amount of $60,000 in return for shares of uBid common stock was inadequate to compensate for the alleged higher value of the advertising and endorsement services of approximately $195,000. The case was dismissed on the basis that there was a binding arbitration clause in the Partial Equity Payment Agreement discussed above and is now in arbitration in Chicago. We intend to vigorously defend against these claims.

37

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this Offering Circular. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including, but not limited to, risks described in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

General

As the result of the uBid Merger in November 2018, a discussion of the past financial results of Incumaker is not pertinent, and the financial results of uBid, the accounting acquirer, are considered our financial results on a historical and going-forward basis.

On March 1, 2020, we acquired the assets of Restaurant.com, Inc. Restaurant.com, Inc. is a pioneer in the restaurant deal space and the nation’s largest restaurant-focused digital deals brand. Founded in 1999, Restaurant.com connects digital consumers, businesses, and communities offering over 200,000 dining and merchant deal options nationwide at 187,000 restaurants and retailers to over 7.8 million customers.

Until we acquired the assets of Restaurant.com, we were a participatory ecommerce company with over two decades of experience in both B2C auctions and fixed price sales. Our focus had been on connecting consumers with high value products and services in a unique, engaging shopping format. Auctions allowed consumers an opportunity to establish pricing at substantial savings to those found via normal retail outlets both online and in brick-and-mortar store locations. Our online marketplaces provided (i) manufacturers, retailers, distributors and other suppliers with what we believe is an efficient and economical channel for maximizing revenue on their merchandise while at the same time moving new, overstock, close-out and recertified products and providing consumers and businesses with a convenient method for obtaining this merchandise virtually anytime and anywhere at substantial savings, and (ii) since our acquisition of SkyAuction in November 2018, travel products and services. The SkyAuction Merger was accounted for as a purchase of a business, and our results of operations include the operations of SkyAuction as of November 12, 2018, the date of the acquisition.

We have decided to leverage our experience in ecommerce and concentrate on developing what we believe are significant growth opportunities in the B2B and B2C business of Restaurant.com. Accordingly, on July 1, 2020 we sold our subsidiary SkyAuction back to its founders and accepted the resignations of its officers, Michael Hering and Salvatore Esposito, as officers of our company. They will serve for the next 18 months as consultants to our company and sell their travel products and services through the Restaurant.com platform as well as the skyauction.com website. In addition, we closed our transaction website www.ubid.com.

Our executive offices are located at Lakeside Corporate Court, 5880 Live Oak Parkway, Suite 100, Norcross, Georgia 30093, telephone number (773) 272-5000. Our corporate website address is www.restaurant.com.

Overview

Restaurant.com is a pioneer in the restaurant deal space and the nation’s largest restaurant-focused digital deals brand. Founded in 1999, we connect digital consumers, businesses, and communities offering dining and merchant deal options nationwide at over 184,000 restaurants and retailers to over 7.8 million customers. Our 14,421 core restaurants and 170,000 Dining Discount Pass restaurants and retailers extend nationwide. Our top three B2C markets are New York, Chicago, and Los Angeles.

38

We earn revenue from transactions in which we sell discount certificates for restaurants and complementary entertainment and travel offerings and consumer products on behalf of third-party merchants. Those complementary offerings and product transactions generally involve a customer’s purchase of a voucher through one of our websites that can be redeemed with a third-party merchant for services or goods (or for discounts on services and goods). Revenue from those transactions is reported on a net basis and equals the purchase price received from the customer for the voucher less an agreed upon portion of the purchase price paid to the merchant. Revenue also includes direct sales of our restaurant discount certificates on our website and is the purchase price received from the customer. We also earn revenue when online partners drive customers to our websites to purchase our discount certificates and complementary offerings and products, where the revenue equals the purchase price less an agreed upon portion paid to the partners.

Approximately 9-13 days each month, we email our customers offers for restaurant discounts, experiences and products based on location and personal preferences. Consumers also access our deals directly through our websites and mobile applications. A typical restaurant discount deal might offer a $25 discount that can be used toward $50 at a restaurant. Additional deals include discounted pricing at theaters, movies or other merchants. Customers purchase deals from us and redeem them with our merchant partners. Our gross billings represent the gross amounts collected from customers for discount restaurant certificates, complementary entertainment and travel offerings and consumer products.

Through our websites, www.restaurant.com, www.specials.restaurant.com, and mobile iOS and Android apps, we provide affordable dining and entertainment experiences. In addition to purchasing restaurant discount certificates, entertainment and travel deals and consumer products as well as company gift card redemption, our website and mobile platform provide additional information to assist the customer and encourage return visits to our websites, including restaurant menus, entrée pricing, mapping and directions, and extensive filtering options, including most popular, cuisine type and “Deals Near Me” for nearby restaurants. Paperless restaurant certificate redemption and validation can also occur on our mobile platforms. In the past year, there were an average of 1.3 million unique visitors per month to our digital platforms including our mobile and Specials offerings. Since the launch of our mobile apps in 2012, mobile has grown from zero to 49% of our B2C revenue and over 55% of the B2C orders with over 6 million downloads of our apps for the month ending June 30, 2020.

Restaurant.com’s B2B sales program has grown significantly since its introduction in 2004 and comprises 46% of revenue. Our high-value, low-cost features enable businesses to use Restaurant.com Gift Cards to entice new and existing customers to increase sales, promote customer satisfaction and incent desired behavior. The availability of use in every market, features like “never expire” and online exchange, and use by every customer demographic fit every business’s customer base; features no other incentive product can match. The potential market for Restaurant.com’s B2B division is virtually unlimited.

We are an online marketer and distributor of consumer products as well as travel and related services. We utilize a mix of participatory distribution offers (auctions) many of which the bids begin at just $1. Our auction offers run for a duration of between one hour and several days and can either be repeated or changed as the product totals vary. Our offers are a mix of a broad array of consumer products as well as travel and related services.

Most of our revenue is derived from successfully completed auctions of consumer goods, travel and related services. We recognize revenue after all of the following have occurred: a bidder wins and confirms an auction, we either ship directly or place orders with third-party suppliers to fulfill the order, we notify the winning bidder that the auction has been fulfilled and we believe collection is reasonably assured. Revenues include consumer products or travel related, and handling charges and cancellation fees as applicable. We establish a reserve for estimated non-payment at the time revenues are recorded. Since bidding can start with a minimum bid as low as $1, we bear the risk of loss on many of our auctions (our cost exceeds the auction closing price).

Some of our relationships require us to purchase inventory in advance for offer on our site. In such cases we must manage our inventory to ensure our offers are concluded profitably. Since many travel products do not require advance purchase, we maintain a low inventory at-risk position for these travel products. We pay no commissions since we are not an agent of any airline, hotel or resort supplier. Our arrangements with our suppliers are typically short-term in nature and can be terminated by either party at any time upon short notice.

Cost of travel represents our cost for airline tickets, hotel and resort accommodations and tour packages based upon our individual supplier pricing arrangements with airlines, hotel and resort companies, tour providers and other travel consolidators or distributors. Amounts charged to us by ticketing agents for issuing airline tickets are included in credit card, fulfillment and shipping costs. Our selling, general and administrative expenses represent our operating and overhead expenses including such categories as advertising, personnel-related, technology and professional fees.

39

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities, including payments on convertible notes payable as due, in the normal course of business. For the six months ended June 30, 2020, we incurred a net loss of $2,272,000 and used cash of $422,000 to fund our operations. At June 30, 2020, we had stockholders’ deficit of $4,777,000. As of June 30, 2020, $1,565,000 of notes payable, convertible notes payable and bridge note payable are past due which includes $225,000 of notes assumed in the merger with Incumaker, Inc. In addition, our independent registered public accounting firm in their report to our consolidated financial statements as of December 31, 2019, expressed substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

As of June 30, 2020, we had cash on hand of $560,000. We believe our current cash will sustain operations through the first quarter 2020.

In order to continue as a going concern, the Company will need to, among other things, raise additional capital, develop a reliable source of revenue, and achieve a profitable level of operations. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of our common stock and successfully implementing our business plan. However, management cannot provide any assurances that the Company will be successful in raising additional capital or successfully implementing any of its plans.

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate such estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

40

Comparison of Results of Operations for the three months ended June 30, 2020 and 2019

The following table sets forth the summary income statement for the three months ended June 30, 2020 and 2019:

	For the Three Months Ended
	June 30, 2020	June 30, 2019

Revenues	$787,000	$-
Operating Expenses	$1,660,000	$660,000
Other Expense, net	$525,000	$36,000
Loss From Continuing Operations	$1,398,000	$696,000
Loss From Discontinued Operations	$-	$638,000
Net Loss	$1,398,000	$1,334,000

We generated revenues of $787,000 during the three months ended June 30, 2020, compared to revenues of $0 during the three months ended June 30, 2019, a decrease of $787,000. This increase is the direct result of the revenues generated by Restaurant.com which was acquired in March 2020.

Operating expense was $1,660,000 during our three months ended June 30, 2020, compared to $660,000 during the same period in 2019, an increase of $1,000,000. This increase was as a direct result from the acquisition of Restaurant.com and the change in our business and operations. Specifically, direct cost of revenue increased by approximately $232,000, from $0 in the three months ended June 30, 2019 compared to $232,000 in the same period in 2020. In addition, selling, general and administrative increased $578,000 from $660,000 in the three months ended June 30, 2019 to $1,238,000 in 2020 primarily due to the acquisition of Restaurant.com in March 2020. In addition, amortization expense of intangible assets increased by $190,000 to $190,000 for the three months ended June 30, 2020 as compared to $0 during the same period ended June 30, 2019. This was the direct result of the allocation of intangible assets from the Restaurant.com acquisition in March 2020, which were amortized.

Other (income) expense increased from expense of $36,000 for the three months ended June 30, 2019 to $525,000 of expense in the same period in 2020. As we incurred interest expense of $396,000 in 2020 as compared to $73,000 that we incurred in 2019. We also incurred $188,000 in amortization of debt discount in 2020 and we incurred $125,000 in 2019. These amounts were offset as we had a gain from change in fair value of derivative liability of $258,000 during the three months ended June 30, 2019, as compared to $59,000 for the same period in 2020. In addition, we incurred a loss on legal settlement of $96,000 during the three months ended March 31, 2019 and none in the same period in 2020.

Loss from discontinued operations decreased from $638,000 for the three months ended June 30, 2019 to $0 in the same period in 2020, a decrease of $638,000. This is a direct result of reclassifying the revenue and expenses incurred by our subsidiary SkyAuction to loss from discontinued operations as we disposed of SkyAuction in June 2020.

As a result, we incurred a loss of $1,398,000 in the three months ended June 30, 2020, compared to a net loss of $1,334,000 in the same period in 2019.

41

Comparison of Results of Operations for the six months ended June 30, 2020 and 2019

The following table sets forth the summary income statement for the six months ended June 30, 2020 and June 30, 2019:

	For the Six Months Ended
	June 30, 2020	June 30, 2019

Revenues	$1,163,000	$-
Operating Expenses	$2,477,000	$1,269,000
Other Expense, net	$759,000	$330,000
Loss From Continuing Operations	$2,073,000	$1,599,000
Loss From Discontinued Operations	$199,000	$1,305,000
Net Loss	$2,272,000	$2,904,000

We generated revenues of $1,163,000 during the six months ended June 30, 2020, compared to revenues of $0 during the six months ended June 30, 2019, an increase of $1,163,000. This increase is the direct result of the revenues generated by Restaurant.com which was acquired in March 2020.

Operating expense was $2,477,000 during the six months ended June 30, 2020, compared to $1,269,000 during the same period in 2019, a decrease of $1,558,000. This increase was as a result of additional expenses resulting from the acquisition of Restaurant.com and the change in our business and operations. Specifically, direct cost of revenue increased by approximately $347,000, from $0 in the six months ended June 30, 2019 compared to $347,000 in the same period in 2020. In addition selling, general and administrative increased $608,000 from $1,269,000 in the six months ended June 30, 2019 to $1,877,000 in 2020 primarily due to the acquisition of Restaurant.com in March 2020. In addition, amortization expense of intangible assets increased by $253,000 to $253,000 for the six months ended June 30, 2020 as compared to $0 during the same period ended June 30, 2019. This was the direct result of the allocation of intangible assets from the Restaurant.com acquisition in March 2020, which were amortized.

Other (income) expense increased from expense of $330,000 for the six months ended June 30, 2019 to $759,000 of expense in the same period in 2020. As we incurred interest expense of $474,000 in 2020 as compared to $125,000 that we incurred in 2019. We also incurred $400,000 in amortization of debt discount in 2020 and we incurred $218,000 in 2019. These amounts were offset as we had a gain from change in fair value of derivative liability of $115,000 during the six months ended June 30, 2019, as compared to a loss of $157,000 for the same period in 2020. In addition we incurred a loss on legal settlement of $96,000 during the six months ended March 31, 2019 and none in the same period in 2020.

Loss from discontinued operations decreased from $1,305,000 for the six months ended June 30, 2019 to $199,000 in the same period in 2020, a decrease of $638,000. This is a direct result of reclassifying the revenue and expenses incurred by our subsidiary SkyAuction to loss from discontinued operations as we disposed of SkyAuction in June 2020.

As a result, we incurred a net loss of $2,272,000 in the six months ended June 30, 2020, compared to a net loss of $2,904,000 in the same period in 2019.

Liquidity and Capital Resources

As of June 30, 2020 we had $560,000 in cash and cash equivalents.

Net cash used in operating activities was $422,000 and $241,000 for the six months ended June 30, 2020 and 2019, respectively. The $181,000 increase in net cash used in operating activities was primarily a decrease in net loss from $2,904,000 during the six months ended June 30, 2019 compared to $2,120,000 during the six months ended June 30, 2020 and offset by changes in operating assets and liabilities.

Cash provided by financing activities was $802,000 and $346,000 for the six months ended June 30, 2020 and 2019, respectively. Cash was provided through proceeds from issuance of notes payable in 2020 and 2019.

Our financial statements included in this report have been prepared assuming that we will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in our financial statements, we incurred a net loss of $2,272,000 and utilized net cash of $422,000 in operating activities for the six months ended June 30, 2020. Our ability to continue as a going concern is dependent on us obtaining adequate capital to fund operating losses until we established a revenue stream and becomes profitable. If we are unable to obtain adequate capital we could be forced to cease operations. Accordingly, these factors raise substantial doubt as to our ability to continue as a going concern within one year after the date of the financial statements being issued.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations we will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of common stock. However, management cannot provide any assurances that we will be successful in accomplishing raising additional capital or any of our plans.

Off-Balance Sheet Arrangements.

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, result of operations, liquidity or capital expenditures.

42

Comparison of Results of Operations for the years ended December 31, 2019 and 2018

The following table sets forth the summary income statement for the years ended December 31, 2019 and 2018:

	For the Year Ended
	December 31, 2019	December 31, 2018

Revenues	$4,144,000	$567,000
Operating Expenses	$16,968,000	$1,645,000
Other Expense, net	$1,158,000	$102,000
Net Loss	$13,982,000	$1,180,000

We generated revenues of $4,144,000 during the year ended December 31, 2019, compared to revenues of $567,000 during the year ended December 31, 2018, an increase of $3,577,000. This increase is the direct result of the acquisition of SkyAuction in November 2018, whereby there were 12 months of operations in the year ended December 31, 2019 as opposed to only two months in year ended December 31, 2018.

Operating expense was $16,968,000 during our year ended December 31, 2019, compared to $1,645,000 during the same period in 2018, an increase of $15,323,000. This increase was as a result of additional expenses resulting from the result of the acquisition of SkyAuction and the change in our business and operations. Specifically, direct cost of revenue increased by approximately $2,230,000, due directly to the acquisition of SkyAuction from $362,000 in the year ended December 31, 2018 compared to $2,592,000 in the same period in 2019. In addition, selling, general and administrative increased from $968,000 in the year ended December 31, 2018 to $3,485,000 in 2019, an increase of $2,517,000 as a direct result resulting from our acquisition of SkyAuction. In addition, amortization expense of intangible assets increased $2,202,000 to $2,517,000 for the year ended December 31, 2019 as compared to $315,000 during the same year ended December 31, 2018. This was the direct result of the acquisition of SkyAuction and the allocation of intangible assets which were amortized. Furthermore, we recorded an impairment charge of $8,374,000 in the year ended December 31, 2019 related to the goodwill and intangible assets acquired from the acquisition of SkyAuction. There was no similar impairment charge in fiscal 2018.

Other (income) expense increased from expense of $102,000 for the year ended December 31, 2018 to $1,158,000 in 2019. We incurred interest expense of $377,000 in 2019 as compared to $103,000 that we incurred in 2018, an increase of $274,000. We also incurred $715,000 in amortization of debt discount in 2019 and we incurred $70,000 in 2018, an increase of $645,000. We also incurred $18,000 expense from the change in value of derivative liability for the year ended December 31, 2019 as compared to a gain of $196,000 in 2018, an increase of $214,000. We also had legal settlement expense of $102,000 for the year ended December 31, 2019 and none in 2018. We also had no gain on cancellation of debt in the year ended December 31, 2019 as compared to $251,000 in 2018. These amounts were offset as we had a gain on extinguishment of derivative liability of $266,000 during the year ended December 31, 2019, as compared to $37,000 in 2018, an increase of $229,000. In addition we had $242,000 of financing costs in the year ended December 31, 2019 as compared to $416,000 in 2018, a decrease of $174,000 and we had other income of $30,000 in the year ended December 31, 2019 as compared to $3,000 in 2018, an increase of $27,000

As a result, we incurred a net loss of $13,982,000 in the year ended December 31, 2019, compared to a net loss of $1,180,000 in the same period in 2018.

43

Liquidity and Capital Resources

As of December 31, 2019, we had $216,000 in cash and cash equivalents.

Net cash used in operating activities was $706,000 and $476,000 for the year ended December 31, 2019 and 2018, respectively. The $230,000 increase in net cash used in operating activities was primarily an increase in net loss from $13,982,000 during the year ended December 31, 2019 compared to $1,180,000 during the year ended December 31, 2018 and offset by changes in non-cash expenses and changes in our operating assets and liabilities.

Cash provided by investing activities was $0 and $100,000 for the year ended December 31, 2019 and 2018, respectively. Cash was provided through cash acquired from acquisition of subsidiary.

Net cash provided by financing activities was $805,000 and $450,000 for the year ended December 31, 2019 and 2018, respectively. Cash was provided through proceeds from issuance of notes payable in 2019 and 2018, net of repayments.

Our financial statements included in this report have been prepared assuming that we will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business or within one year after the date of the financial statements being issued. As reflected in our financial statements, we incurred a net loss of $13,982,000 and utilized net cash of $706,000 in operating activities for the year ended December 31, 2019. Our ability to continue as a going concern is dependent on us obtaining adequate capital to fund operating losses until we established a revenue stream and becomes profitable. If we are unable to obtain adequate capital we could be forced to cease operations. Accordingly, these factors raise substantial doubt as to our ability to continue as a going concern within one year after the date of the financial statements being issued. In addition, our independent registered public accounting firm indicated in its report on our audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018 that there is substantial doubt about our ability to continue as a going concern.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations we will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of common stock. However, management cannot provide any assurances that we will be successful in accomplishing raising additional capital or any of our plans.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, result of operations, liquidity or capital expenditures.

44

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

Name	Age	Position
Ketan Thakker	52	Chief Executive Officer; President and Chairman
Aaron Horowitz	57	President
Sarah Nelson	45	Senior Vice President, Marketing
Tim Miller	55	Vice President, Enterprise B2B Sales
Josh Randall	39	Vice President, Information Technology
Kevin Harrington	62	Director
M. Scot Wingo	50	Director
Paul K. Danner	61	Director
Michael N. Hering (resigned)	67	Chief Merchandising Officer
Salvatore Esposito, Jr. (resigned)	62	Chief Operating Officer

Ketan Thakker has been our Chairman, President and Chief Executive Officer since August 2014. He joined our company as Chief Financial Officer in July 2013, leading our restructuring, and was promoted the following year. Mr. Thakker is an entrepreneurial leader with more than 20 years in finance and operations. He has significant hands-on experience in building and growing new and existing businesses in the online space. He founded and served as President of TripRental.com and TripRental Software, an online listing site for vacation rental properties, from March 2011 to June 2013. He previously served as the Chief Financial Officer for Apartments.com, a Classified Ventures Company from 2006 to 2011. Mr. Thakker also held leadership roles in financial management at Abbott Laboratories and Baxter International Inc. Mr. Thakker received an M.B.A. from Northwestern University’s Kellogg School of Management and is an accredited certified public accountant (inactive).

As the Chairman, President and Chief Executive Officer, Mr. Thakker leads the Board and guides our company. Mr. Thakker brings extensive e-commerce industry knowledge of the company and a deep background in technology growth companies, mergers and acquisitions and capital market activities, making him well qualified as a member of the Board. His service as Chairman, President and Chief Executive Officer creates a critical link between management and the Board.

Aaron Horowitz has been President of Restaurant.com since 2017. He joined Restaurant.com in 2010 as General Counsel. Prior to joining Restaurant.com, Mr. Horowitz served as General Counsel at Cosmetique. Mr. Horowitz received his B.A. from University of Michigan in 1985 and his Juris Doctor from the University of Chicago Law School in 1988.

Sarah Nelson joined Restaurant.com in 2011 as the Vice President, Customer Acquisition and became Senior Vice President, Marketing in 2015 responsible for planning, developing, implementing and monitoring the overall brand and marketing strategy initiatives for B2C, B2B and Specials divisions. Before joining Restaurant.com, Ms. Nelson worked for one of Chicago’s top digital agencies, uncovering new customers and revenue streams for top national cable, satellite and retail brands. Ms. Nelson earned a Bachelor of Science in Marketing, with a Minor in International Business, from Miami University in Oxford, Ohio.

Tim Miller joined Restaurant.com and the B2B division since its inception in 2004. Before joining Restaurant.com, Mr. Miller was with Gordon Flesch Company, a leading National Cannon dealership for 15 years in sales and management. He graduated from Eastern Illinois University in 1988 with a B.A. in Political Science.

Josh Randall joined Restaurant.com in April 2019 and is responsible for all IT activities, including. IT infrastructure, software development and hardware. From 2018 to March 2019 he was a Chief Technology Officer at RX-Precision. Mr. Randall received his B.S. degree from DeVry in Chicago and his MBA from Keller Graduate School.

45

Kevin Harrington was appointed as a director of our Company on February 13, 2019, following the closing of the SkyAuction Merger. Mr. Harrington has almost 40 years’ experience in product introduction and direct marketing, being one of the first to market products through infomercials in 1984. Since 2005, he has been Chief Executive Officer of Harrington Business Development, Inc. and, since November 2015, Chief Executive Officer of KBHJJ, LLC, each privately held consulting firms controlled by him. A serial entrepreneur, Mr. Harrington appeared as one of the original panelists on the ABC television program, “Shark Tank,” from 2009 to 2011. He currently serves as a director of Celsius Corp., a developer of calorie-burning fitness beverages, since March 2013, Emergent Health Corp., a developer of nutritional products, since December 2014, and Redwood Scientific Technologies, Inc., a marketer of consumer homeopathic drugs and supplements, since April 2015. He also serves on the Advisory Board of Good Gaming, Inc., an eSports tournament gaming platform, since March 2016, and was formerly the Chairman of the Board of As Seen On TV, Inc., a public company that focuses on marketing products through infomercials and other direct marketing, from May 2010 to April 2014. Mr. Harrington is the author of “Act Now! How to Turn Ideas into Million-Dollar Products,” which chronicles his life and experiences in the direct response industry. Mr. Harrington is a co-founder of two global networking associations, the Entrepreneur’s Organization (formerly the Young Entrepreneurs Organization) in 1997, and the Electronic Retailing Association in 2000. Mr. Harrington’s in-depth knowledge of the e-commerce market and the broad range of companies in the industry make him well qualified as a member of the Board. He also brings transactional expertise in mergers and acquisitions and capital markets.

M. Scot Wingo was appointed as a director of our Company on February 13, 2019, following the closing of the SkyAuction Merger. Mr. Wingo is a co-founder of ChannelAdvisor Corporation (NYSE) and has served as chairman of its board of directors since its inception in 2001, as its executive chairman since May 2015 and as its chief executive officer from 2001 until May 2015. Mr. Wingo is a co-founder of, and since July 2016 has served as the chief executive officer of, Get Spiffy, Inc., an on-demand car cleaning technology and services company. Prior to founding ChannelAdvisor, he served as general manager of GoTo Auctions, chief executive officer and co-founder of AuctionRover.com, which was acquired by GoTo.com, and as chief executive officer and co-founder of Stingray Software, which was acquired by RogueWave. He has appeared on CNBC, The Today Show and contributed thought leadership to the WSJ, New York Times, Washington Post, Bloomberg/Business Week, LA Times, AP, Reuters and many other publications. Mr. Wingo regularly speaks about e-commerce and on-demand topics at IRCE (internet Retailer Conference and Exhibition), NRF’s/shop.org Digital Summit, NRF’s Big Show, Shoptalk, NPD Idea, Bronto Summit, ChannelAdvisor Catalyst and many e-commerce/retail-oriented Wall Street conferences. Mr. Wingo has received numerous awards including Ernst and Young’s Entrepreneur of the Year and Triangle Business Journal’s Businessperson of the Year. Mr. Wingo received a B.S. degree in Computer Engineering from the University of South Carolina and an M.S. degree in Computer Engineering from North Carolina State University. The Board of Directors believes that Mr. Wingo’s reputation as a thought leader in the e-commerce industry, transactional expertise in mergers and acquisitions and capital markets and his business experience in founding and overseeing the growth of software companies makes him well qualified to be a member of the Board.

Paul K. Danner joined our Board of Directors on February 13, 2019, following the SkyAuction Merger. He is currently serving as the Chief Executive Officer of Pepex Biomedical, Inc. From 2016 to 2018, he was Chairman & Chief Executive Officer of Alliance MMA, Inc., NASDAQ-listed sports promotion and media firm. Formerly, Mr. Danner was the Managing Director of Destiny Partners Worldwide, a global organizational management and business operations consultancy since 2006. From 2008 to 2010, Mr. Danner was also the Chief Executive Officer of Shanghai-based China Crescent Enterprises, a fully-reporting OTCBB-listed information technologies company which operated primarily in Asia. Previously, he served as Chairman & Chief Executive Officer of Paragon Financial Corporation, a NASDAQ-listed financial services firm, from 2002 to 2006. From January 1998 to 2001 Mr. Danner was employed in various roles at MyTurn.com, Inc., a NASDAQ-listed information technologies company, including as Chief Executive Officer. From 1996 to 1997, Mr. Danner was the Managing Partner of Technology Ventures, a business consultancy firm. From 1985 to 1996 he held executive-level and sales & marketing positions with a number of Fortune-100 technology companies including NEC Technologies and Control Data Corporation. Mr. Danner served as a Naval Aviator flying the F-14 Tomcat, and subsequently as an Aerospace Engineering Duty Officer supporting the Naval Air Systems Command, for eight years on active duty plus 22 years with the reserve component of the United States Navy. He retired from the Navy in 2009 with the rank of Captain. Mr. Danner received his BS in Business Finance from Colorado State University and holds an MBA in Marketing from the Strome College of Business at Old Dominion University.

46

Michael N. Hering is a co-founder of SkyAuction and has served as its President, Chief Executive Officer and director since February 1999. Mr. Hering has served as the Chairman of its board of directors for SkyAuction. From March 1981 to March 2000, he was also Chairman, President and Chief Executive Officer of Magical Holidays, Inc., a travel wholesaler. Mr. Hering resigned as President and CEO of SkyAuction and Chief Merchandising Officer of uBid effective July 1, 2020, under the terms of the Stock Sale Agreement discussed above.

Salvatore Esposito, Jr. is a co-founder of SkyAuction where he has served as its Chief Operating Officer since February 1999. From 1986 to February 1992, Mr. Esposito held the position of a national sales manager, regional sales manager and Director of Sales at British Airways, Pan American World Airways and Sabena Belgian World Airways, respectively. Mr. Esposito received a B.A. from St. Peter’s College. Mr. Esposito resigned as COO of SkyAuction effective July 1, 2020, under the terms of the Stock Sale Agreement discussed above.

Board of Directors and Corporate Governance

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies as set forth above. With regard to Mr. Thakker, the Board considered his day-to-day operational leadership of our company and in-depth knowledge of our business. In the case of Messrs. Wingo, Danner and Harrington, the Board has considered their extensive experience in corporate management that will assist our corporate governance.

The Board of Directors periodically reviews relationships that directors have with our company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable United States laws, regulations and the Nasdaq Capital Market listing rules. In this latter regard, the Board of Directors uses the Nasdaq Marketplace Rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of our directors are independent, solely in order to comply with applicable SEC disclosure rules.

The Board of Directors has determined that, of our directors, Messrs. Wingo, Danner and Harrington are independent within the meaning of the Nasdaq Marketplace Rules cited above, and that Paul Danner We believe Paul Danner is also an audit committee financial expert as that term is defined by listing standards of the national securities exchanges and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 under the Securities Exchange Act of 1934.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Directors and Officers Liability Insurance

At present, we do not maintain directors’ and officers’ liability insurance but are in the process of obtaining such insurance to replace the prior directors’ and officers’ liability insurance that we had previously and which expired in January 2020.

Committees of the Board of Directors

Currently, our Board of Directors acts as audit, nominating, corporate governance and compensation committees. The Board of Directors has adopted charters relative to its audit committee, compensation committee and nominating committee. Until such time as we add more members to the Board, the entire Board will determine all matters and no committees have been formed. We intend to appoint persons to the board of directors and committees of the board of directors as required to meet the corporate governance requirements of a national securities exchange, although we are not required to comply with these requirements until we are listed on a national securities exchange. We intend to appoint directors in the future so that we have a majority of our directors who will be independent directors, and of which at least one director will qualify as an “audit committee financial expert,” prior to a listing on a national securities exchange.

47

Audit Committee

The audit committee’s duties under the terms of its charter are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to include the terms of its charter review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. The audit committee members possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

The compensation committee has certain duties and powers as described in its charter, including but not limited to periodically reviewing and approving our salary and benefits policies, compensation of our executive officers, administering our stock option plans, and recommending and approving grants of stock options under those plans.

Nominating Committee

Under the charter of our nominating and corporate governance committee, the nominating and corporate governance committee considers and makes recommendations on matters related to the practices, policies and procedures of the board of directors and takes a leadership role in shaping our corporate governance. As part of its duties, the nominating and corporate governance committee assesses the size, structure and composition of the board of directors and its committees, coordinates evaluation of board performance and reviews board compensation. The nominating and corporate governance committee also acts as a screening and nominating committee for candidates considered for election to the board of directors.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our board of directors.

Code of Ethics

We have adopted a written code of ethics that applies to all of our directors, officers and employees in accordance with the rules of the Nasdaq Capital Market and the SEC. We will post a copy of our code of ethics on our website, and intend to post amendments to this code, or any waivers of its requirements, as well.

Conflicts of Interest

We comply with applicable state law with respect to transactions (including business opportunities) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors. We expect to have at least three independent directors serving on the Board of Directors and intend to maintain a Board of Directors consisting of a majority of independent directors.

48

Indemnification of Directors and Executive Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. Below is a summary of the circumstances in which such indemnification is provided.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interests; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he or she was a party, he or she is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interests and must not have been adjudged liable to us, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he or she is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, by-laws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him or her in such capacity arising out of his or her status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acting in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

49

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act; however, we are in the process of obtaining such insurance.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of uBid during the years ended December 31, 2019 and 2018; and (ii) each other individual who served as an executive officer of uBid at the conclusion of the years ended December 31, 2019 and 2018 and who received more than $100,000 in the form of salary and bonus during such year. For purposes of this report, these individuals are collectively the “named executive officers” of our Company.

Name and Position	Years	Salary		Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Ketan Thakker,	2019	$69,750		—	—	—	—	—	—	$69,750
Chairman, President and	2018	$131,250		—	—	—	—	—	—	$131,250

Michael Hering	2019	$146,250		—	—	—	—	—	—		$(1)
Chief	2018	$20,885	[2]							$20,885
Merchandising Officer / President and CEO, SkyAuction(1)

Aaron Horowitz	2019	$230,250								$230,250
President and GC	2018	$225,000								$225,000

Sarah Nelson
EVP Marketing	2019	$220,625								$220,625
	2018	$215,000								$215,000

Tim Miller	2019	$342,614								$342,614
VP Sales	2018	$413,832

[1]	This sum represents the compensation of Mr. Hering since the SkyAuction Merger on November 12, 2018. His total cash compensation for the 12 months ending December 31, 2018, was $149,063 of which $20,885 was earned subsequent to the acquisition of SkyAuction by uBid for which he served as an officer of uBid. In addition, Mr. Hering also received warrants to purchase 33,333 shares of common stock with a fair value of $300,000 as part of the purchase of SkyAuction.com that occurred on November 12, 2018.
[2]	Mr. Hering resigned as President and CEO of SkyAuction effective July 1, 2020, under the terms of the Stock Sale Agreement discussed above.

50

Employment and Advisory Agreements

On March 29, 2019, we entered into a new employment agreement with Ketan Thakker, our Chairman, President and Chief Executive Officer. The employment agreement provides that Mr. Thakker will receive a base salary during the first year of his employment agreement at an annual rate of $200,000 for services rendered in such positions. Under the terms of his employment agreement, his annual base salary may be increased as determined by our Board of Directors but may not be less than $200,000. In addition, Mr. Thakker may be entitled to receive, at the discretion of our Board, a cash bonus based on the performance goals of our Company.

The employment agreement also provides for termination by us upon his death or disability (defined as three aggregate months of incapacity during any 365-consecutive day period) or upon conviction of a felony crime of moral turpitude or a material breach of his obligations to us. In the event the employment agreement is terminated by us without cause, Mr. Thakker will be entitled to compensation for the balance of the term.

In the event of a change of control of our company, Mr. Thakker may terminate his employment within six months after such event and will be entitled to continue to be paid pursuant to the terms of his employment agreement.

Mr. Thakker also entered into a confidentiality and non-competition agreement in conjunction with his employment agreement which contains covenants restricting Mr. Thakker from engaging in any activities competitive with our business during the term of the employment agreement and one year thereafter and prohibiting him from disclosure of confidential information regarding our company at any time.

Equity Compensation Plan Information

On February 11, 2019, our Board of Directors and stockholders adopted our 2019 Stock Incentive Plan (the “2019 Plan”). The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the Plan, we are authorized to issue up to 40,000,000 shares of Common Stock, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long-term incentive awards.

Administration. The 2019 Plan is administered by the Board of Directors or the committee or committees as may be appointed by the Board of Directors from time to time (the “Administrator”). The Administrator determines the persons who are to receive awards, the types of awards to be granted, the number of shares subject to each such award and the terms and conditions of such awards. The Administrator also has the authority to interpret the provisions of the 2019 Plan and of any awards granted there under and to modify awards granted under the 2019 Plan. The Administrator may not, however, reduce the price of options or stock appreciation rights issued under the 2019 Plan without prior approval of the Company’s shareholders.

Eligibility. The 2019 Plan provides that awards may be granted to employees, officers, directors and consultants of Drone USA or of any parent, subsidiary or other affiliate of the Company as the Administrator may determine. A person may be granted more than one award under the 2019 Plan.

Shares that are subject to issuance upon exercise of an option under the 2019 Plan but cease to be subject to such option for any reason (other than exercise of such option), and shares that are subject to an award granted under the 2019 Plan but are forfeited or repurchased by the Company at the original issue price, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the 2019 Plan.

Terms of Options and Stock Appreciation Rights. The Administrator determines many of the terms and conditions of each option and SAR granted under the 2019 Plan, including whether the option is to be an incentive stock option or a non-qualified stock option, whether the SAR is a related SAR or a freestanding SAR, the number of shares subject to each option or SAR, and the exercise price of the option and the periods during which the option or SAR may be exercised. Each option and SAR is evidenced by a grant agreement in such form as the Administrator approves and is subject to the following conditions (as described in further detail in the 2019 Plan):

51

(a) Vesting and Exercisability: Options, restricted shares and SARs become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Administrator in its discretion and as set forth in the related grant agreement. The term of each option is also set by the Administrator. However, a related SAR will be exercisable at the time or times, and only to the extent, that the option is exercisable and will not be transferable except to the extent that the option is transferable. A freestanding SAR will be exercisable as determined by the Administrator but in no event after 10 years from the date of grant.

(b) Exercise Price: Each grant agreement states the related option exercise price, which, in the case of SARs, may not be less than 100% of the fair market value of the Company’s shares of common stock on the date of the grant. The exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of shares of the Company’s common stock on the date of grant.

(c) Method of Exercise: The option exercise price is typically payable in cash, common stock or a combination of cash of common stock, as determined by the Administrator, but may also be payable, at the discretion of the Administrator, in a number of other forms of consideration.

(d) Recapitalization; Change of Control: The number of shares subject to any award, and the number of shares issuable under the 2019 Plan, are subject to proportionate adjustment in the event of a stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like. Except as otherwise provided in any written agreement between the participant and the Company in effect when a change in control occurs, in the event an acquiring company does not assume plan awards (i) all outstanding options and SARs shall become fully vested and exercisable; (ii) for performance-based awards, all performance goals or performance criteria shall be deemed achieved at target levels and all other terms and conditions met, with award payout prorated for the portion of the performance period completed as of the change in control and payment to occur within 45 days of the change in control; (iii) all restrictions and conditional applicable to any restricted stock award shall lapse; (iv) all restrictions and conditions applicable to any restricted stock units shall lapse and payment shall be made within 45 days of the change in control; and (v) all other awards shall be delivered or paid within 45 days of the change in control.

(e) Other Provisions: The option grant and exercise agreements authorized under the 2019 Plan, which may be different for each option, may contain such other provisions as the Administrator deems advisable, including without limitation, (i) restrictions upon the exercise of the option and (ii) a right of repurchase in favor of the Company to repurchase unvested shares held by an optionee upon termination of the optionee’s employment at the original purchase price.

Amendment and Termination of the 2019 Plan. The Administrator, to the extent permitted by law, and with respect to any shares at the time not subject to awards, may suspend or discontinue the 2019 Plan or amend the 2019 Plan in any respect; provided that the Administrator may not, without approval of the stockholders, amend the 2019 Plan in a manner that requires stockholder approval.

2019 Director Compensation

We currently do not have a formal non-employee director compensation policy. However, we do reimburse our non-employee directors for their reasonable expenses incurred in connection with attending our board of directors and committee meetings, and we may in the future grant stock options and pay cash compensation to some or all of our non-employee directors. Other than reimbursement of out-of-pocket expenses as described above, we did not provide any cash compensation to our non-employee directors during the year ended December 31, 2019.

Except as set forth in the table below, none of our directors received compensation during the fiscal year ended December 31, 2019 for services provided as a director except reimbursement of ordinary and reasonable expenses incurred in exercising their responsibilities and duties as a director. Upon commencement of their Board membership on February 13, 2019, the nonexecutive members of the Board, Messrs. Harrington, Wingo and Danner, each received a grant of 20,000 restricted shares of our common stock of which 25% of the restricted stock grant (5,000 shares) vested upon acceptance of the offer to serve on our Board of Directors and 25% of the restricted stock grant (5,000 shares) will vest upon each of the three anniversaries of the acceptance date of the offer (February 13, 2019) provided that each Board member has served continuously as an advisor to the Company during such one year period, (ii) an annual cash allowance will be paid in equal quarterly amounts as follows: year 1 $5,000, year 2 $15,000 and year 3 an amount to be determined and (iii) each nonexecutive Board member who serves as a Chair of one of our Board Committees will receive an additional cash payment of $2,000 annually and each nonexecutive Board member who serves as a member of one of our Board Committees will receive an additional cash payment of $1,000 annually.

52

SECURITY OWERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information as of June 30, 2020, the beneficial ownership of our common stock by the following persons:

●	each person or entity who, to our knowledge, beneficially owns more than 10% of our common stock;

●	our executive officers named in the Summary Compensation Table above who beneficially own more than 10% of our common stock;

●	each director who beneficially owns more than 10% or our common stock; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o uBid Holdings, Inc., Lakeside Corporate Court, 5880 Live Oak Parkway, Suite 100, Norcross, Georgia 30093, and our telephone number is (773) 272-5000. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of the date of this Offering Circular, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

	Number of Shares	Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Beneficially Owned	Before Offering	After Offering
Greater than 5% Stockholders
Auctus Fund LLC(1)	1,659,717	14.1%	12.1%
Michael N. Hering(2)	910,9478	7.7%	6.6%
Higher Proof LLC (1)	890,093	7.6%	6.5%
FirstFire Global Opportunity Fund(1)	813,626	6 .9%	5.4%
Directors and Named Executive Officers
Ketan Thakker	1,552,585	13.2%	11.3%
Paul Danner III	180,000	1.5	1.3%
KBHS LLC	180,000	1.5	1.3%
M. Scot Wingo	180,000	1.5	1.3%
All current executive officers and directors as a group (four persons)	2,092,585	17.8%	15.2%

(1)

Represents shares of our common stock issuable upon conversion of this note holder’s note(s) and warrant(s) into shares of the Company’s common stock under the terms of its note(s) and warrant(s) described in this Offering Circular.

(2)	Mr. Hering resigned as President and CEO of SkyAuction and Chief Merchandising Officer of the Company effective July 1, 2020, under the terms of the Stock Sale Agreement discussed in this Offering Circular.

53

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

Acquisition of SkyAuction.com

As discussed under the heading “SkyAuction Acquisition” in the “Business” section above, effective November 13, 2018, the Company completed the acquisition of SkyAuction for consideration consisting of a $2,500,000 promissory note to be shared by the SkyAuction shareholders according to their respective share ownership of SkyAuction. Michael Hering owned 71% of the issued and outstanding shares of SkyAuction common stock prior to the SkyAuction Merger.

Upon the completion of the SkyAuction Merger, Michael Hering remained on the SkyAuction Board of Directors and became Chief Merchandising Officer of the Company.

In the SkyAuction Merger, Michael Hering received a warrant for 5,000,000 shares of our common stock. The warrant is exercisable for three years at an exercise price of $.05 per share.

As discussed under the heading “Divestiture of SkyAuction.com” in the “Overview” section above, effective July 1, 2020, the $2,500,000 promissory note was converted into shares of our common stock at a price of $7.50 per share or 333,333 shares of our common stock to be issued pro rata to the SkyAuction shareholders at the time of the merger with us, excluding Messrs. Hering and Esposito.

SECURITIES BEING OFFERED

Authorized Capital Stock

Our authorized capital stock consisted of 750,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share. As of July 31, 2020, there were 8,862,967 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

Issued and Outstanding Capital Stock

After giving effect to the uBid Merger and SkyAuction Merger, including conversion of uBid options and warrants outstanding prior to the uBid Merger, the asset purchase of Restaurant.com and the divestiture of SkyAuction, the issued and outstanding securities of the Company on the date of this Offering Circular are as follows:

●	8,862,967 shares of common stock;

●	0 shares of preferred stock;

●	180,000 options to purchase shares of common stock; and

●	Warrants to purchase 424,666 shares of common stock at a range of $7.50 to $9.00 per share.

Description of Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to the articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. The amended Certificate of Incorporation does not provide for cumulative voting in the election of directors. The common stockholders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Upon liquidation, dissolution or winding up of the Company, the common stockholders will be entitled to receive pro rata all assets available for distribution to such holders.

54

Description of Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are issued or outstanding.

All shares of the designated and the undesignated preferred stock are issuable on such other terms and conditions as the Board may determine at or prior to issuance, without further action of the stockholders. Such preferred shares may or may not be, issued in series, convertible into shares of common stock, redeemable by the Company and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance. Should some or all of the outstanding or future issues of any convertible preferred stock be exchanged for shares of common stock, the resulting increase in the number of issued and outstanding common stock may or may not have a depressive effect on the market value of our common stock.

Unless specifically issued without such rights, the holders of preferred stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Future issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede an acquisition or other business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of our common stock.

Although our Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, our Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.

Description of Warrants

Under the terms of the uBid Merger Agreement we issued a warrant to FirstFire Global to purchase 35,000 shares of our common stock (the “Warrant Shares”) at an exercise price of $7.50 per share for a period of three years from November 13, 2018. FirstFire Global may elect to receive the Warrant Shares on a cashless basis if (i) the Market Price (as that term is defined in the warrant) of one share of our common stock is greater than the exercise price, and (ii) we do not have an effective non-stale registration statement covering FirstFire Global’s immediate resale of the warrant shares without any limitations. We cannot affect any exercise of the warrant if it would result in First Fire Global beneficially owning more than 4.99% of our outstanding shares of common stock unless authorized by FirstFire Global and in any case not to effect any exercise if it would cause FirstFire Global to own more than 9.99% of our outstanding shares of our common stock. The warrant is subject to anti-dilution provisions to reduce the exercise price for any anti-dilutive pricing of our common stock subject to customary exceptions.

Under the terms of the SkyAuction Merger Agreement we issued a warrant dated November 12, 2018, to Michael Hering to purchase 33,333 shares of our common stock exercisable for three years from the date of the warrant at an exercise price of $7.50 per share as a bonus for arranging the Merger with Incumaker. Michael Hering may elect to exercise the warrant on a cashless basis. The warrant is subject to anti-dilution provisions to reduce the exercise price for any anti-dilutive pricing of our common stock subject to customary exceptions.

55

We issued two warrants dated April 9, 2019, and July 22, 2019, respectively, to Auctus Fund to purchase a total of 93,333 shares of our common stock exercisable for three years at an exercise price of $9.00 per share. The warrants are subject to anti-dilution provisions to reduce the exercise price for any anti-dilutive pricing of our common stock subject to customary exceptions.

On August 15, 2019, we issued a warrant to EMA to purchase up to 18,667 shares of our common stock (the “Warrant Shares”) at an exercise price of $9.00 per share for a period of three years from August 15, 2019. EMA may elect to receive the Warrant Shares on a cashless basis if the Market Price (as that term is defined in the warrant) of one share of our common stock is greater than the exercise price. We cannot affect any exercise of the warrant if it would result in EMA beneficially owning more than 4.99% of our outstanding shares of common stock. The warrant is subject to anti-dilution provisions to reduce the exercise price for any anti-dilutive pricing of our common stock subject to customary exceptions.

On September 16, 2019, we issued a warrant to Lorio to purchase 18,667 shares of our common stock (the “Warrant Shares”) at an exercise price of $9.00 per share for a period of three years from September 16, 2019. Lorio may elect to receive the Warrant Shares on a cashless basis if (i) the Market Price (as that term is defined in the warrant) of one share of our common stock is greater than the exercise price, and (ii) we do not have an effective non-stale registration statement covering Lorio’s immediate resale of the warrant shares without any limitations. We cannot affect any exercise of the warrant if it would result in Lorio beneficially owning more than 4.99% of our outstanding shares of common stock unless authorized by Lorio and in any case not to effect any exercise if it would cause Lorio to own more than 9.99% of our outstanding shares of our common stock. The warrant is subject to anti-dilution provisions to reduce the exercise price for any anti-dilutive pricing of our common stock subject to customary exceptions.

Transfer Agent

Our transfer agent is Transhare Corporation, 2849 Executive Drive., Suite 200, Clearwater, FL 33762.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

LEGAL MATTERS

Culhane Meadows PLLC, 1101 Pennsylvania Avenue, N.W., Suite 300, Washington, D.C. 20004, will pass upon the validity of the shares of our common stock to be sold in this Offering.

EXPERTS

The financial statements of uBid Holdings, Inc. as of and for the years ended December 31, 2019 and 2018, included in this Offering Circular have been audited by Weinberg & Company, P.A., an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Restaurant.com, Inc. as of and for the years ended December 31, 2019 and 2018, included in this Offering Circular have been audited by BF Borgers CPA PC., an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

56

UBID HOLDINGS, INC.

F-1

UBID HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(unaudited)	(as adjusted)
Assets:
Current assets
Cash	$560,000	$180,000
Accounts receivable, net	246,000	-
Prepaid expenses and other current assets	159,000	5,000
Current assets held for sale	400,000	254,000
Total current assets	1,365,000	439,000

Operating lease right of use assets, net	126,000	137,000
Goodwill (provisional)	1,800,000	-
Intangible assets (provisional)	2,483,000	-
Noncurrent assets held for sale	11,000	11,000
Total assets	$5,785,000	$587,000

Liabilities and Stockholders’ Equity (Deficit):

Current liabilities
Accounts payable	$191,000	$205,000
Accrued expenses	27,000	102,000
Accrued payroll and advances - related party	655,000	631,000
Accrued interest	391,000	580,000
Operating lease liability, current	9,000	8,000
Convertible notes payable, net of discount of $66,000 and $400,000	1,004,000	1,735,000
Convertible debt assumed upon reverse merger	40,000	225,000
Bridge notes payable	350,000	350,000
Acquisition note payable	1,500,000	-
Demand note payable	725,000	-
Acquisition note payable to related party, net of discount of $168,000 and $233,000	2,332,000	2,267,000
Notes payable	802,000	-
Derivative liability	1,050,000	1,165,000
Current liabilities held for sale	1,392,000	1,047,000
Total current liabilities	10,468,000	8,315,000
Operating lease liability, non-current	94,000	98,000
Total liabilities	10,562,000	8,413,000

Commitments and Contingencies

Stockholders’ Deficit:
Preferred stock, par value $0.001, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.001, 750,000,000 shares authorized and 6,780,951 and 3,012,712 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	508,000	450,000
Additional paid in capital	48,511,000	43,248,000
Accumulated deficit	(53,796,000)	(51,524,000)
Total stockholders’ deficit	(4,777,000)	(7,826,000)

Total liabilities and stockholders’ deficit	$5,785,000	$587,000

Management’s internal financial statements – not subject to auditor review.

The accompanying notes are an integral part of these consolidated financial statements.

F-2

UBID HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For Three Months Ended	For Three Months Ended	For Six Months Ended	For Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019(as adjusted)	2020	2019(as adjusted)

Revenues	$787,000	$-	$1,163,000	$-

Operating Expenses:
Direct cost of revenues	232,000	-	347,000	-
Selling, general and administrative	1,238,000	660,000	1,877,000	1,269,000
Amortization of intangible assets	190,000	-	253,000	-
Total Operating Expenses	1,660,000	660,000	2,477,000	1,269,000

Loss From Operations	(873,000)	(660,000)	(1,314,000)	(1,269,000)

Other (Income) Expense
Interest	396,000	73,000	474,000	125,000
Amortization of debt discount	188,000	125,000	400,000	218,000
Gain on extinguishment of derivative liability	-	-	-	(266,000)
Change in value of derivative liability	(59,000)	(258,000)	(115,000)	157,000
Loss on legal settlement	-	96,000	-	96,000
Total Other (Income) Expense	525,000	36,000	759,000	330,000

Loss from continuing operations	(1,398,000)	(696,000)	(2,073,000)	(1,599,000)

Loss from discontinued operations	-	(638,000)	(199,000)	(1,305,000)

Net Loss	$(1,398,000)	$(1,334,000)	$(2,272,000)	$(2,904,000)

Net loss
-Basic and diluted	$(0.28)	$(0.45)	$(0.46)	$(0.98)

Weighted average common shares outstanding
-Basic and diluted	5,078,776	2,994,094	4,896,831	2,955,521

Management’s internal financial statements – not subject to auditor review.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

UBID HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(unaudited)

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

SIX MONTHS ENDED JUNE 30, 2020

Balance, December 31, 2019	3,012,712	$450,000	$43,248,000	$(51,524,000)	$(7,826,000)

Issuance of common stock for services	18,106	-	57,000	-	57,000

Issuance of common stock for acquisition of Restaurant.com	363,889	55,000	3,220,000	-	3,275,000

Issuance of common stock for settlement of accrued expenses	225,000	-	75,000		75,000

Issuance of common stock for settlement of notes payable and accrued interest	3,161,245	3,000	1,911,000		1,914,000

Net Loss				(2,272,000)	(2,272,000)

Balance, June 30, 2020	6,780,951	$508,000	$48,511,000	$(53,796,000)	$(4,777,000)
THREE MONTHS ENDED JUNE 30, 2020

Balance, March 31, 2020	3,376,601	$505,000	$46,489,000	$(52,398,000)	$(5,404,000)

Issuance of common stock for services	18,106	-	36,000	-	36,000

Issuance of common stock for settlement of accrued expenses	225,000	-	75,000		75,000

Issuance of common stock for settlement of notes payable and accrued interest	3,161,245	3,000	1,911,000		1,914,000

Net Loss				(1,398,000)	(1,398,000)

Balance, June 30, 2020	6,780,951	$508,000	$48,511,000	$(53,796,000)	$(4,777,000)
SIX MONTHS ENDED JUNE 30, 2019

Balance, December 31, 2018	2,878,142	$432,000	$42,373,000	$(37,542,000)	$5,263,000

Issuance of common stock upon conversion of notes payable and accrued interest	85,904	13,000	120,000	-	133,000

Issuance of common stock for services	18,333	3,000	141,000	-	144,000
					-
Issuance of common stock for legal settlement	11,000	1,000	95,000	-	96,000
					-
Issuance of common stock for lease agreement	4,333	1,000	38,000	-	39,000
					-
Issuance of common stock for note payable extension	2,000	-	15,000	-	15,000

Net Loss	-	-	-	(2,904,000)	(2,904,000)

Balance, June 30, 2019	2,999,713	$450,000	$42,782,000	$(40,446,000)	$2,786,000

THREE MONTHS ENDED JUNE 30, 2019

Balance, March 31, 2019	2,979,046	$447,000	$42,594,000	$(39,112,000)	$3,929,000

Issuance of common stock for services	3,333	1,000	40,000	-	41,000

Issuance of common stock for legal settlement	11,000	1,000	95,000	-	96,000

Issuance of common stock for lease agreement	4,333	1,000	38,000	-	39,000

Issuance of common stock for note payable extension	2,000	-	15,000	-	15,000

Net Loss	-	-		(1,334,000)	(1,334,000)

Balance, June 30, 2019	2,999,713	$450,000	$42,782,000	$(40,446,000)	$2,786,000

Management’s internal financial statements – not subject to auditor review.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

UBID HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Six Months Ended	For the Six Months Ended
	June 30,	June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,272,000)	$(2,904,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	253,000	1,259,000
Stock based compensation	57,000	255,000
Amortization of prepaid stock compensation	-	654,000
Gain on extinguishment of derivative liability	-	(266,000)
Change in fair value of derivative liability	(115,000)	157,000
Amortization of debt discount	400,000	218,000
Changes in operating assets and liabilities:
Accounts receivable and other current assets	234,000	(34,000)
Accounts receivable	-	1,000
Inventory	-	5,000
Deferred revenue	-	13,000
Accounts payable	(14,000)	217,000
Accrued expenses and interest	812,000	141,000
Accrued payroll and advances - related party	24,000	43,000
Net Cash Used in Operating Activities of Continuing Operations	(621,000)	(241,000)
Net Cash Provided By Operating Activities of Discontinued Operations	199,000	-
Net Cash Used in Operating Activities	(422,000)	(241,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of note payable	802,000	346,000
Net Cash Provided by Financing Activities	802,000	346,000

Net Change in Cash	380,000	105,000
Cash at Beginning of Period	180,000	117,000
Cash at End of Period	$560,000	$222,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fair value of common stock and note payable issued for the acquisition of Restaurant.com	$3,275,000	$-
Issuance of common stock upon conversion of accrued expenses	$75,000	$-
Issuance of common stock upon conversion of notes payable and accrued interest	$1,914,000	$133,000
Issuance of common stock for lease agreement	$-	$39,000

Management’s internal financial statements – not subject to auditor review.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

uBid Holdings, Inc.

Notes to the Consolidated Financial Statements

For the Six Months Ended June 30, 2020 and 2019

(unaudited)

Note 1 – Organization and Operations

uBid Holdings, Inc. (the “Company”) sells restaurants gift certificates and procures excess, new, overstock, close-out, refurbished and limited supply brand name merchandise as well as travel packages from retailers, wholesaler, distributors, airlines, hotels, cruise lines, etc. offered to our consumers via our platforms at uBid.com and Restaurant.com. Through the Company’s websites located at www.uBid.com the Company offers merchandise across a wide range of product categories including but not limited to computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, automobiles, home improvement products and collectibles. Through Restaurant.com we are engaged in the promotion of restaurants in exchange for the right to sell certificates through the Internet and the mobile platform at a discounted price. The Company promotes these restaurants through its own website, search engines and other online marketing programs, and a business to business sales program. In addition, we also sell selected merchandises and travel packages through Restaurant.com. The Company’s marketplace employs a combination of auction style and fixed price formats.

On November 5, 2018, we entered into a merger agreement dated October 23, 2018 with Incumaker Inc., whereby all of the shareholders of uBid Holdings, Inc. exchanged all of their shares of common stock for 1,347,404 newly issued shares of Incumaker, Inc. common stock. Incumaker stockholders retained 291,810 shares of common stock. As a result of the merger, (i) uBid Holdings, Inc. shareholders acquired 85.7% of the fully diluted shares of Incumaker, (ii) the business of uBID will continue as the existing business operations of Incumaker and (iii) Incumaker will be managed by uBID’s management after effectiveness of the Merger under Delaware law. The Merger was treated as a reverse merger and recapitalization of the Company for financial accounting purposes. The historical financial statements of Incumaker before the Merger have been replaced with the historical financial statements of uBID before the Merger in all future filings with the Securities and Exchange Commission (the “SEC”). The net liabilities of Incumaker of $690,000 at date of the reverse merger have been assumed by the Company and reflected as a reduction to paid in capital.

On November 12, 2018, we entered into a reverse triangular merger transaction among SkyAuction.com, Inc., (SkyAuction) SA Acquisition Corp. and Incumaker whereby all of the shareholders of SkyAuction exchanged all of their shares of common stock for 1,102,422 newly issued shares of Incumaker common stock; a $2,500,000 interest bearing note; and a warrant to acquire 33,333 shares of Ubid stock. The transaction has been accounted for as purchase of a business. See Note 4 for further discussion.

On February 11, 2019, Financial Industry Regulatory Authority (FINRA) approved the change of our name from Incumaker, Inc. to uBid Holdings, Inc. and the change of our trading symbol from QMKR to UBID.

F-6

In March 2020, the Company completed an asset purchase agreement with Restaurant.com, an entity engaged in the business of online marketing for participating restaurants throughout the United States. As part of the agreement, the Company acquired certain tangible and intangible assets of Restaurant.com. In exchange, the Company paid the owner of Restaurant.com, $725,000, issued a three year, 6% promissory note of $1,500,000 convertible at the option of the Company to common shares and issued 363,889 shares of the Company’s common stock with a fair value of $3,275,000 for a total purchase price of $5,500,000. The transaction has been accounted for as purchase of a business. See Note 5 for further discussion.

On April 20, 2020, we implemented a 1-for-150 reverse stock split (the “Reverse Stock Split”) of our common stock, $0.001 par value per share (the “Common Stock”). As a result of the Reverse Stock Split, every one hundred fifty (150) shares of our pre-Reverse Stock Split Common Stock were combined and reclassified into one share of our Common Stock. The number of shares of Common Stock subject to outstanding options, warrants, and convertible securities were also reduced by a factor of one hundred fifty (150) as of April 20, 2020. Pursuant to current accounting guidelines, all historical share and per-share amounts reflected throughout these consolidated financial statements and other financial information in this report have been adjusted to reflect the Reverse Stock Split as if the split occurred at the beginning of the earliest period presented. The par value per share of our Common Stock was not affected by the Reverse Stock Split.

In July, 2020 we entered into a Consent and Agreement to Stock Sale Agreement and Mutual Release (“Stock Sale Agreement”), a Sales Marketing Agreement (“Marketing Agreement”) and a Consulting Agreement with each of Michael Hering and Salvatore Esposito, the founders of Skyauction.com, Inc. (“SkyAuction”). Under the terms of the Stock Sale Agreement, (i) we sold all 1,000 issued and outstanding shares of common stock of SkyAuction which we owned to Sky Auction Acquisition, LLC., a company controlled by Michael Hering, (ii) the past due principal amount of the note we issued to SkyAuction when we acquired it in November 2018, $2,500,000 (the “Merger Note”), was converted into shares of our common stock at a price of $7.50 per share or 333,333 shares of our common stock to be issued pro rata to the SkyAuction shareholders at the time of the merger with us, excluding Messrs. Hering and Esposito, and (iii) the accrued and unpaid interest totaling $180,000 as of June 30, 2020 under the Merger Note was forgiven. In addition, under the terms of the Stock Sale Agreement, the Merger Agreement and Guaranty and Security Agreement were cancelled, Michael Hering relinquished his observation rights to attend meetings of the uBid Board of Directors and both Messrs. Hering and Esposito resigned as officers of uBid. See Note 4 for further discussion.

To better reflect our new business focus on restaurants, dining and entertainment, we have submitted to FINRA a notification of our intent to change our name from uBid Holdings, Inc. to RDE, Inc. and to change of our trading symbol to reflect our new name.

Note 2 –Going Concern

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its financial statements, during the six months ended June 30, 2020, the Company had incurred a net loss of $2,272,000, utilized net cash of $422,000 in operating activities and had a stockholders’ deficit of $4,777,000 as of June 30, 2020. The Company has also been unable to service its debt as it becomes due. As of June 30, 2020, a total of $868,000 of notes payable, convertible notes payable and bridge note payable are past. In addition, our independent auditors, in their report on our audited financial statements for the year ended December 31, 2019, expressed substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

As of June 30, 2020, the Company had cash of $560,000. We estimate we have cash on hand to sustain operations through December, 2020.The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need to, among other things, raise additional capital, develop a reliable source of revenue, and achieve a profitable level of operations. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of our common stock and successfully implementing our business plan. However, management cannot provide any assurances that the Company will be successful in raising additional capital or successfully implementing any of its plans.

In March 2020, the World Health Organization declared that the rapidly spreading COVID-19 outbreak was a global pandemic (the “COVID-19 pandemic”). In response to the COVID-19 pandemic, many governments around the world have implemented, and continue to implement, a variety of measures to reduce the spread of COVID-19, including travel restrictions and bans, instructions to residents to practice social distancing, quarantine advisories, shelter-in-place orders and required closures of non-essential businesses. These government mandates have forced many of the customers on whom the Company’s business relies, including hotels and other accommodation providers, to seek government support in order to continue operating, to curtail drastically their service offerings or to cease operations entirely. Further, these measures have materially adversely affected, and may further adversely affect, consumer sentiment and discretionary spending patterns, economies and financial markets, and the Company’s workforce, operations and customers.

F-7

The COVID-19 pandemic and the resulting economic conditions and government orders have resulted in a material decrease in consumer spending and an unprecedented decline in travel and accommodation activities and consumer demand for related services. The Company’s financial results and prospects are dependent on the sale of these services. The Company’s operations have been significantly and negatively impacted.

Due to the uncertain and rapidly evolving nature of current conditions around the world, the Company is unable to predict accurately the impact that the COVID-19 pandemic will have on its business going forward. With the spread of COVID-19 to other regions, such as Europe and the United States, the Company expects the COVID-19 pandemic and its effects to continue to have a significant adverse impact on its business for the duration of the pandemic and during the subsequent economic recovery, which could be an extended period of time.

Note 3 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of uBid Holdings, Inc. and its wholly owned subsidiary, Restaurant.com. Intercompany transactions and balances have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include allowance for bad debts, reserve for inventory obsolescence, assumptions made in estimated useful lives of property and equipment, assumptions inherent in a purchase price allocation, valuation of goodwill and intangible assets, accruals for potential liabilities, valuation of notes payable, assumptions used in deriving the fair value of derivative liabilities, share-based compensation and beneficial conversion feature of notes payable, and valuation of deferred tax assets.

Stock-Based Compensation

The Company issues stock options and warrants, shares of Common Stock, and equity interests as share-based compensation to employees and non-employees. The Company accounts for its share-based compensation to employees in accordance with the Financial Accounting Standards Board’s (“FASB”) ASC 718, Compensation – Stock Compensation. Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period.

F-8

Fair Value of Financial Instruments

FASB Accounting Standards Codification (“ASC”) 820-10 requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet for which it is practicable to estimate fair value. ASC 820-10 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The three levels of the fair value hierarchy are as follows:

Level 1	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.
Level 2

Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3	Valuations based on inputs that are unobservable, supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amount of the Company’s derivative liability of $1,050,000 and $1,165,000 as of June 30, 2020 and December 31, 2019, respectively, was based on Level 2 measurements.

The carrying amounts of the Company’s other financial assets and liabilities, such as cash, accounts receivables, inventory, prepaid expense, accounts payable and accrued payables and notes payable, approximate their fair values because of the short maturity of these instruments.

Acquisitions and Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and separately identified intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from, acquired technology, trade-marks and trade names, useful lives, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

F-9

Goodwill

The Company adopted FASB ASC Topic 350 Goodwill and Other Intangible Assets. In accordance with ASC Topic 350, goodwill, which represents the excess of the purchase price and related costs over the value assigned to net tangible and identifiable intangible assets of businesses acquired and accounted for under the purchase method, acquired in business combinations is assigned to reporting units that are expected to benefit from the synergies of the combination as of the acquisition date. Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized. The Company assesses goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter, or more frequently if events and circumstances indicate impairment may have occurred in accordance with ASC Topic 350. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, the Company records an impairment loss equal to the difference. ASC Topic 350 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value. The Company recognizes an impairment loss when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

Identifiable intangible assets are stated at cost and accounted for based on whether the useful life of the asset is finite or indefinite. Identified intangible assets with finite useful lives are amortized using the straight-line methods over their estimated useful lives. Intangible assets with indefinite lives are not amortized to operations, but instead are reviewed for impairment at least annually, or more frequently if there is an indicator of impairment, the Company does not own any indefinite lived intangible assets.

Intangible Assets with Finite Useful Lives

We have certain finite lived intangible assets that were initially recorded at their fair value at the time of acquisition. These intangible assets consist of intellectual property, customer relationships, and capitalized software development costs. Intangible assets with finite useful lives are amortized using the straight-line method over their respective provisional estimated useful lives.

We review all finite lived intangible assets for impairment when circumstances indicate that their carrying values may not be recoverable. If the carrying value of an asset group is not recoverable, we recognize an impairment loss for the excess carrying value over the fair value in our consolidated statements of operations.

F-10

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

The Company uses Level 2 inputs for its valuation methodology for the derivative liabilities as their fair values were determined by using a Binomial pricing model. The Company’s derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as adjusted to fair value of derivatives.

Revenue Recognition

Revenue is recognized when, or as, control of a promised product transfers to a customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring those products. Revenue excludes taxes that have been assessed by governmental authorities and that are directly imposed on revenue- producing transactions between the Company and its customers, including sales and use taxes. Revenue recognition is evaluated through the following five-step process:

1)	identification of the agreement with a customer;
2)	identification of the performance obligations in the agreement;
3)	determination of the transaction price;
4)	allocation of the transaction price to the performance obligations in the agreement; and,
5)	recognition of revenue when or as a performance obligation is satisfied.

We earn revenue from transactions in which we sell discount certificates for restaurants and complementary entertainment offerings on behalf of third-party merchants. Those certificates and complementary offerings transactions generally involve a customer’s purchase of a voucher through one of our websites that can be redeemed with a third-party merchant for services or goods (or for discounts on services and goods). Revenue from those transactions is reported on a gross basis and equals the purchase price received from the customer for the voucher. We recognize revenue from those transactions when it has been earned, which occurs when a sale through one of our online marketplaces is completed and the related voucher has been made available to the customer.

We also derive revenue primarily from our retail business through our websites, but may also derive revenue from sales of merchandise through offline and other channels. Our revenue is derived primarily from merchandise sold at a point in time and shipped to customers. Merchandise sales are fulfilled with Company owned inventory acquired from our vendor partners.

Revenue is recognized when control of the product passes to the customer, typically at the date of shipment (FOB Shipping Point) of the merchandise to the customer or when travel reservation dates are confirmed by the travel vendor to be available for use by our customer and is recognized in an amount that reflects the expected consideration to be received in exchange for such goods.

We evaluate the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether it is appropriate to record the gross amount of merchandise sales and related costs or the net amount earned as commissions. The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis net of any sales tax from customers, when applicable. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company controls the good or service prior to transfer to the customer.

Customer travel orders are initially recorded as deferred revenue until the travel product purchased are confirmed by the travel vendor to be available for use by our customer. Generally, we require authorization from credit card or other payment vendors whose services we offer to our customers, or verification of receipt of payment, before we ship products to consumers. We generally receive payments from our customers before our payments to our suppliers are due. We do not recognize assets associated with costs to obtain or fulfill a contract with a customer.

Shipping and handling is considered a fulfillment activity, as it takes place prior to the customer obtaining control of the merchandise, and fees charged to customers are included in gross revenue upon completion of our performance obligation.

We present revenue net of sales taxes, discounts, and expected refunds.

We record an allowance for returns based on current period revenues and historical returns experience. We analyze actual historical returns, current economic trends and changes in order volume and acceptance of our products when evaluating the adequacy of the sales returns allowance in any accounting period.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling and marketing expense. During the six months ended June 30, 2020 and 2019, advertising costs amounted to $150,000 and $82,000, respectively

Accounts Receivable

All of the Company’s accounts receivable balance is related to trade receivables. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts, if any, is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company will maintain allowances for doubtful accounts, estimating losses resulting from the inability of its customers to make required payments for products. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped into categories by the amount of days the balance is past due, and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered.

Net Loss Per Share

Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and the dilutive effect of contingent shares outstanding during the period. Potentially dilutive contingent shares, which primarily consist of convertible notes, stock issuable to the exercise of stock options and warrants have been excluded from the diluted loss per share calculation because their effect is anti-dilutive.

F-11

At June 30, 2020 and 2019, the Company had 201,000 warrants outstanding, respectively, and 5,108 options outstanding, respectively, and 1,919,274 and 133,374 shares of common stock issuable underlying the Company’s convertible notes payable, respectively. These shares were excluded in the computation of the net loss per share because their effect is anti-dilutive.

Concentration

Cash is deposited in one financial institution. The balances held at this financial institution at times may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits of up to $250,000.

Segments

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). Management evaluates a reporting unit by first identifying its’ operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

Management has determined that the Company has one consolidated operating segment. The Company’s reporting segment reflects the manner in which its chief operating decision maker reviews results and allocates resources. The Company’s reporting segment meets the definition of an operating segment and does not include the aggregation of multiple operating segments.

Recently Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning July 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (the “SEC”) did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Note 4 – Acquisition and Disposition of SkyAuction

On November 12, 2018, we entered into a merger transaction (the “SkyAuction Merger”) among SkyAuction.com, Inc. (“SkyAuction”), SA Acquisition Corp. and the Company. The Company accounted for the transaction as a business combination using the acquisition method of accounting based on Accounting Standards Codification (“ASC”) 805 — Business Combinations,

F-12

In July, 2020 we entered into a Consent and Agreement to Stock Sale Agreement and Mutual Release (“Stock Sale Agreement”), a Sales Marketing Agreement (“Marketing Agreement”) and a Consulting Agreement with each of Michael Hering and Salvatore Esposito, the founders of Skyauction. Under the terms of the Stock Sale Agreement, (i) we sold all 1,000 issued and outstanding shares of common stock of SkyAuction which we owned to Sky Auction Acquisition, LLC., a company controlled by Michael Hering, (ii) the past due principal amount of the note we issued to SkyAuction when we acquired it in November 2018, $2,500,000 (the “Merger Note”), was converted into shares of our common stock at a price of $7.50 per share or 333,333 shares of our common stock to be issued pro rata to the SkyAuction shareholders at the time of the merger with us, excluding Messrs. Hering and Esposito, and (iii) the accrued and unpaid interest totaling $180,000 as of June 30, 2020 under the Merger Note was forgiven. In addition, under the terms of the Stock Sale Agreement, the Merger Agreement and Guaranty and Security Agreement were cancelled, Michael Hering relinquished his observation rights to attend meetings of the uBid Board of Directors and both Messrs. Hering and Esposito resigned as officers of uBid.

Under the terms of the Marketing Agreement, uBid agreed to offer products provided by SkyAuction, whether as sole provider or not, on its Restaurant.com website and via emails to Restaurant.com’s customer base at the prices established by SkyAuction. uBid is responsible for collecting payments from its customers and distribution of the Restaurant.com certificates to its customers. uBid will receive 7.5% of the gross sales of SkyAuction products to Restaurant.com’s customers and pay SkyAuction 93.5% of the gross sales price from those sales. The Marketing Agreement expires January 1, 2022.

Under the Consulting Agreement with Michael Hering, he will receive $12,500 per month in the form of shares of our common stock based on the average closing price of our common stock during the first five days of the month in which the payment will be made. Under the Consulting Agreement with Salvatore Esposito, he will receive $10,000 per month in the form of shares of our common stock based on the average closing price of our common stock during the first five days of the month in which the payment will be made. We agreed that upon raising $500,000 in a future financing $5,000 of the $10,000 monthly payment will be in cash. The term of both Consulting Agreements ends January 1, 2022.

Pursuant to current accounting guidelines, the business component is reported as a discontinued operations as of June 30, 2020 and for the six months ended June 30, 2020 and 2019. For the six months ended June 30, 2020, the Company has recognized a loss of $199,000 from the operations of Skyauction.com. The Company is presenting the operating loss on its statements of operations under the heading “Loss from discontinued operations.”

The effect of the changes made to our previously reported consolidated December 31, 2019 balance sheet and statement of operations as a result of the discontinued operations were as follows:

	uBid Holdings	SkyAuction	Consolidated Balance at December 31, 2019
Current assets	$185,000	$254,000	$439,000
Other assets	137,000	11,000	148,000
Accounts payables, accrued expenses and other liabilities	(1,526,000)	(1,047,000)	(2,573,000)
Convertible notes payable	(1,735,000)	-	(1,735,000)
Convertible debt assumed upon reverse merger	(225,000)	-	(225,000)
Bridge notes payable	(350,000)	-	(350,000)
Acquisition note payable	(2,267,000)	-	(2,267,000)
Derivative liability	(1,165,000)	-	(1,165,000)
Operating lease liability, non-current	(98,000)	-	(98,000)
Stockholders’ deficit	7,044,000	782,000	7,826,000
	$-	$-	$-

Revenues	$-	$4,144,000	$4,144,000
Operating expenses	(1,676,000)	(15,292,000)	(16,968,000)
Loss from operations	(1,676,000)	(11,148,000)	(12,824,000)
Other income (expense)	(1,189,000)	31,000	(1,158,000)
Net loss	$(2,865,000)	$(11,117,000)	$(13,982,000)

Note 5 – Acquisition of Restaurant.com

In March 2020, the Company completed an asset purchase agreement with Restaurant.com, an entity engaged in the business of online marketing for participating restaurants throughout the United States. As part of the agreement, the Company acquired certain tangible and intangible assets of Restaurant.com. In exchange, the Company paid the owner of Restaurant.com, $725,000, issued a three year, 6% promissory note of $1,500,000 convertible at the option of the Company to common shares and issued 363,889 shares of the Company’s common stock with a fair value of $3,275,000 for a total purchase price of $5,500,000. The transaction has been accounted for as purchase of a business.

The Company accounted for the transaction as a business combination using the acquisition method of accounting based on Accounting Standards Codification (“ASC”) 805 — Business Combinations, which requires recognition and measurement of all identifiable assets acquired and liabilities assumed at their fair value as of the date control is obtained. The Company is required to allocate the purchase price to the acquired tangible assets, identifiable intangible assets, and assumed liabilities based on their fair values. At the date of the acquisition and of this report, management has not yet finalized its valuation analysis. The fair values of the assets acquired, as set forth below, are considered provisional and subject to adjustment as additional information is obtained through the purchase price measurement period (a period of up to one year from the closing date). Any prospective adjustments would change the fair value allocation as of the acquisition date. The Company is still in the process of reviewing underlying models, assumptions and discount rates used in the valuation of provisional goodwill and intangible assets. The following table summarizes the provisional fair value of the assets assumed and liabilities acquired on the date of acquisition:

F-13

Purchase Price Allocation	Fair Value

Consideration Paid:
Common Stock(363,889 shares at a fair value of $9.00 per share)	$3,275,000
Issuance of note payable	1,500,000
Cash payment	725,000
Total consideration paid	$5,500,000

Purchase Price Allocation:
Current assets	$964,000
Intellectual property (provisional)	1,596,000
Customer relationships (provisional)	1,140,000
Goodwill (provisional)	1,800,000
Total Purchase Price	$5,500,000

The Company estimated that the recorded provisional intangible assets would have the following useful lives and was being amortized accordingly:

	Estimated Fair Value	Estimated Useful Life in Years
Intellectual property	$1,596,000	3
Customer relations	1,140,000	5
Goodwill	1,800,000	-
Total	$4,536,000

After the acquisition date of March 1, 2020, the results of operations for Restauarant.com have been included in the Company’s consolidated statements of operations.

F-14

Note 6 – Lease

The Company adopted ASC 842, Leases, effective January 1, 2019. The standard requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Generally, the implicit rate of interest in lease arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

In May 2019, the Company signed a new lease for its office located in Norcross, Georgia. The lease has a term of 60 months and with an average base rent of approximately $2,600 per month. Pursuant to ASU 2016-02, the Company recorded a right-of-use asset of $149, 000 based upon the present value of all lease payments and the fair value of common shares issued and corresponding liability of $110,000 upon possession and control of the leased premise in August 2019.

F-15

The supplemental balance sheet information related to leases for the period is as follows:

Operating leases	June 30, 2020
Operating lease right-of-use assets	$126,000
Total operating lease right-of-use assets	126,000

Operating lease liability, current	$9,000
Operating lease liability, noncurrent	94,000
Total operating lease liabilities	$103,000

Maturities of operating lease liabilities as of June 30, 2020 are as follows:

For Years Ending December 31,
2020 (six months remaining)	$11,000
2021	21,000
2022	32,000
2023	34,000
2024 and thereafter	20,000
Total lease payments	123,000
Less: imputed interest	(20,000)
Present value of operating lease liabilities	$103,000

Note 7 – Convertible Debt Assumed Upon Reverse Merger, Past Due

In November 2018, the Company entered into a merger agreement with Incumaker Inc. (see Note 1). As part of the merger, Ubid assumed outstanding convertible notes payable previously issued by Incumaker. The Notes have interest rates ranging from 8% to 22% per annum and are all past due. The notes are convertible at the lesser of $0.07 or 70% of the lowest trade price of the common stock in the 5 days prior to conversion. As a result, the number of shares to be issued upon conversion is not explicitly limited and the Company is unable to conclude that enough authorized and unissued shares are available to share settle the conversion option. Pursuant to ASC 815, the Company accounted for these conversion option as liabilities and were bifurcated from the debt host and accounted for as a derivative liability in accordance with ASC 815 and will be re-measured at the end of every reporting period with the change in value reported in the statement of operations (see Note 13).

During the six months ended June 30, 2020 notes payable with a principal balance of $185,000 and accrued interest due of $72,000 or a total $257,000 were converted into 1,503,763 shares of the Company’s common stock. As of December 31, 2019, outstanding balance of these note amounted to $225,000.

The balance of the notes at June 30, 2020 was $40,000.

F-16

Note 8 – Convertible Notes Payable

				Balance at
	Issuance Date	Interest Rate	Maturity Date	June 30, 2020	December 31, 2019
8-10% Convertible Notes	various	8-10%	12/2017-9/2018	$-	$1,065,000
8% Convertible Note	various	8%	11/7/19- 9/16/20	1,070,000	1,070,000
				1,070,000	2,135,000
Less: Debt Discount				(66,000)	(400,000)
Total convertible notes payable, net of discount				$1,004,000	$1,735,000

8-10% Notes Payable Past Due

During 2016 through December 31, 2017, the Company issued convertible notes payable in the aggregate of $380,000. The notes are unsecured, bears interest rate of 8% and 10% per annum, matured one year from issuance and are convertible to common shares at $2.00 per share. Pursuant to current accounting guidelines, the Company recorded a debt discount of $86,000 to account the beneficial conversion feature of these convertible notes payable. The debt discount is being amortized over the term of the notes payable.

In a separate issuance, the Company issued notes payable in the aggregate of $685,000. These notes are convertible to equity upon completion of a Qualified Equity Financing amounting to $2.5 million. In addition, the Company will also grant the corresponding note holders a five-year warrant to purchase shares of common stock once the Qualified Equity Financing is consummated and the notes are convertible to equity. The Company will account any beneficial conversion feature of the notes payable and the warrants to be granted once the Qualified Equity Financing has occurred or the contingency has been satisfied.

As of December 31, 2019, outstanding balance of the notes payable amounted to $1,065,000 and accrued interest of $267,000.

During the six months ended June 30, 2020 all the notes payable with a principal balance of $1,065,000 and accrued interest due of $592,000 or a total $1,657,000 were converted into 1,503,763 shares of the Company’s common stock.

8% Note Payable

During the year ended December 31, 2018, the Company issued an 8% convertible note payable with an outstanding principal balance of $220,000 in receipt of cash proceeds of $200,000, resulting in a $20,000 discount upon issuance. The note is unsecured, bears interest at 8% per annum and matured in November 2019. The note is convertible at the lesser of $7.50 or 70% of the average of the three lowest trade prices of the common stock in the 21 days prior to conversion. In addition, the Company issued warrants to acquire 35,000 shares of the Company’s common stock at an exercise price of $7.50 per share subject to downward adjustment based on the Company subsequent sale or grant of any equity security at a lessor amount.

Pursuant to current accounting guidelines, the Company determined that the conversion feature of the note and the adjustable exercise price of the warrant created derivative liabilities upon issuance as the Company is uncertain whether it will have sufficient authorized capital upon conversion of the notes or exercise of the warrants. Accordingly, the Company recorded the fair value of the conversion feature of $287,000 and the fair value of the warrants of $315,000 as derivative liabilities upon issuance. The Company recorded a debt discount up to the face amount of the note of $220,000 to account for the derivative liabilities and original issuance discount (see Note 11). The debt discount is being amortized over the term of the notes payable.

F-17

During the year ended December 31, 2019, the Company issued its 8% convertible notes payable with an outstanding principal balance of $788,000 in exchange for cash of $750,000 or an original issue discount of $38,000. These notes are unsecured, bear interest at 8% per annum and will mature starting April 2020 through September 2020. The notes are convertible at the lesser of $9.00 or 70% of the average of the three lowest trade prices of the common stock in the in the 10 days prior to conversion. Pursuant to current accounting guidelines, the Company determined that the conversion feature of the notes had created derivative liabilities with a fair value of $833,000 upon issuance as the Company is uncertain whether it will have sufficient authorized capital upon conversion of the notes (see Note 11).

As part of the issuance, the Company also issued warrants to acquire 132,667 shares of the Company’s common stock at an exercise price of $9.00 per share subject to downward adjustment based on the Company subsequent sale or grant of any equity security at a lessor amount. These warrants are no longer required to be accounted as a derivative liability pursuant to ASU 2017-11 which the Company adopted in January 2019.

The Company recorded a debt discount up to the face value of the notes payable of $788,000 to account the notes’ original issue discount, the fair value of the derivative liability and the relative fair value of the warrants. The debt discount is being amortized over the term of the notes payable.

As of December 31, 2019, outstanding balance of the notes payable amounted to $1,070,000, accrued interest of $47,000 and unamortized debt discount was $400,000.

During the six months ended June 30, 2020 the Company amortized $334,000 of debt discount and accrued interest of $32,000. As of June 30, 2020 outstanding balance of the notes payable amounted to $1,070,000, accrued interest of $63,000 and unamortized debt discount was $220,000.

As of June 30, 2020, note payable of $200,000 is past due.

Note 9 – Bridge Notes Payable, Past Due

				Balance at
	Issuance Date	Interest Rate	Maturity Date	June 30, 2020	December 31, 2019
(a) Bridge Note	5/2/2018	2%	5/2/2019	$250,000	$250,000
(b) Bridge Note	1/18/2019	6%	1/18/2020	100,000	100,000
				350,000	350,000
Less: Debt Discount				-	-
Total bridge notes payable, net of discount				$350,000	$350,000

(a) On May 2, 2018 the Company issued a bridge note in the amount of $275,000. Cash proceeds to the Company was $250,000 for an original issue discount of $25,000. The note is unsecured, bears interest at 2% per annum and matures in May 2019. Pursuant to current accounting guidelines, the Company recorded a debt discount of $25,000 to account for the note’s original issuance discount. The debt discount was being amortized over the term of the note payable.

(b) On January 18, 2019, the Company issued another unsecured note for $100,000 in exchange for cash. The note bears interest of 6% per annum with a maturity date of January 18, 2020.

F-18

During the six months ended June 30, 2020, the Company accrued interest of $22,000 and amortized the remaining debt discount of $8,000. As of June 30, 2020, outstanding balance of the notes payable amounted to $350,000 and accrued interest of $48,000. As of June 30, 2020 the notes payable are past due.

Note 10 – Acquisition Note Payable to Related Party

Pursuant to the terms of the SkyAuction Merger Agreement, in November 2018, the Company entered into a secured promissory note in the principal amount of $2,500,000 with a maturity date of three years. The Promissory Note bears interest at a rate of 3% per annum and is secured by all assets of SkyAuction under the terms of a Guaranty Agreement. In addition, the principal amount is to be paid equal to 15% of each capital raise we complete (less any finder’s or underwriter’s fees) during the term of the note. The accrued interest is payable in cash or in shares of common stock at the discretion of the Company.

At the time of the issuance of the note payable, the Company also had several outstanding notes payable with a stated interest rate averaging 12% per annum. The Company determined that the note was issued below market rate. In accordance with current accounting guidelines, the Company recorded a debt discount of $394,000 to account for imputed interest of 9% due to the below market rate of the note’s stated interest.

In March 2019, the note was amended wherein $500,000 of the outstanding principal became due. The amendment did not change any other terms of the original note agreement.

During the year ended December 31, 2019, the Company amortized $130,000 of the debt discount and accrued interest of $104,000. As of December 31, 2019, outstanding balance of the note amounted $2,500,000, accrued interest of $104,000 and unamortized discount of $234,000. As of December 31, 2019, $500,000 of the outstanding note payable is past due.

During the six months ended June 30, 2020, the Company amortized $66,000 of the debt discount and accrued interest of $208,000. As of June 30, 2020, outstanding balance of the note amounted $2,500,000, accrued interest of $180,000 and unamortized discount of $168,000. As of June 30, 2020, $500,000 of the outstanding note payable is past due.

Note 11 – Acquisition Note Payable

Pursuant to the terms of the Restaurant.com agreement, in March, 2020, the Company entered into an unsecured promissory note in the principal amount of $1,500,000 with a maturity date of three years. The promissory note bears interest at a rate of 6% per annum. The accrued interest is payable in cash or in shares of common stock at the discretion of the Company.

During the period ended June 30, 2020, the Company accrued interest of $30,000. As of June 30, 2020, the outstanding balance of the note was $1,500,000 and accrued interest of $30,000.

Note 12 – Notes Payable

PPP loan - In April 16, 2020, the Company received loan proceeds in the amount of $642,000 pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act (the “Cares Act”), which was enacted on March 27, 2020. The note is scheduled to mature in April 2022 and has a 1% interest rate and is subject to the terms and conditions applicable to loans administered by the Small Business Administration (SBA) under the CARES Act. The loan and accrued interest are forgivable as long as the Company uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. Forgiveness of the note is only available for principal that is used for the limited purposes that qualify for forgiveness under SBA requirements, and that to obtain forgiveness, the Company must request it and must provide documentation in accordance with the SBA requirements, and certify that the amounts the Company is requesting to be forgiven qualify under those requirements. The Company also understands that it shall remain responsible under the note for any amounts not forgiven, and that interest payable under the note will not be forgiven but that the SBA may pay the loan interest on forgiven amounts.

F-19

SBA loan - In June 2020, the Company received an additional $150,000 and $10,000 in proceeds applicable to loans administered by the Small Business Administration (SBA) as Disaster loan assistance under the Covid-19 Economic Injury /Disaster Loan. The loans have an interest rate of 3.75% and repayment terms are principal and interest payments of $731 per month beginning 12 months from the date of the promissory notes.

Note 13 – Derivative Liability

Under authoritative guidance used by the FASB on determining whether an instrument (or embedded feature) is indexed to an entity’s own stock, instruments that do not have fixed settlement provisions are deemed to be derivative instruments. The Company has issued certain convertible notes and warrants whose conversion and exercise prices contains reset provisions based on a discounted future market price. However, since the number of shares to be issued is not explicitly limited, the Company is unable to conclude that enough authorized and unissued shares are available to settle the conversion option.

As a result, the conversion feature of the notes and warrants are classified as liabilities and are bifurcated from the debt host and accounted for as a derivative liability in accordance with ASC 815 and will be re-measured at the end of every reporting period with the change in value reported in the statement of operations.

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the derivative securities was determined by the remaining contractual life of the derivative instrument. For derivative instruments that already matured, the Company used the estimated life. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

During the year ended December 31, 2019, the Company adopted ASU 2017-11, which simplified the accounting for financial instruments with down round features. As a result of this new accounting guideline, instruments with down round provisions are no longer required to be accounted as a derivative liability. The adoption resulted in the reclassification of certain of the Company’s derivative liabilities as of December 31, 2018 to equity of $356,000.

During the six months ended June 30, 2020, the Company recorded a derivative liability a gain of $115,000 to account for the change in fair value of the derivative liabilities between the reporting periods. As of June 30, 2020 and December 31, 2019, respectively, the derivative liability amounted to $1,050,000 and $1,165,000.

Note 14 – Related Party Transactions

The Company has an employment agreement, executed in July 2013, with Ketan Thakker, its Chief Executive Office. This agreement provides Mr. Thakker with a salary of $200,000 per year. During the six months ended June 30, 2020 and 2019, the Company incurred $100,000 of such costs, which are included as part of selling, general and administrative costs. As of June 30, 2020 and December 31, 2019, accrued payable to Mr. Thakker under this contract was $655,000 and $631,000, respectively.

F-20

Note 15 – Stockholders’ Equity (Deficit)

The following were transactions during the six months ended June 30, 2020:

Issuance of Common Stock for acquisition of Restaurant.com

During the six months ended June 30, 2020, the Company issued 363,889 shares of common stock valued at $3,275,000 upon acquisition of Restaurant.com. The common shares were valued on the market price at the date of grant.

Issuance of Common Stock for services

During the six months ended June 30, 2020, the Company issued 18,106 shares of common stock with a fair value of $15,000 to a consultants for services rendered. The common shares were valued at a discount to the market price at the date of grant.

Issuance of Common Stock for settlement of debt

During the six months ended June 30, 2020, the Company issued 3,161,245 shares of common stock upon conversion of convertible notes payable and accrued interest in the aggregate of $1,914,000.

In addition during the six months ended June 30, 2020, the Company issued 225,000 shares of common stock for the settlement of $75,000 of accrued expenses.

Warrants

A summary of warrants activity as of June 30, 2020 and December 31, 2019 is presented below:

During the year ended December 31, 2018, as part of the purchase with Sky Auction.com, the Company issued warrants to acquire 33,333 shares of our common stock. The warrants are exercisable for three years at an exercise price of $7.50 per share (see Note 4). In addition, as part of the Company’s convertible notes payable, it issued warrants to acquire 35,000 shares of the Company’s common stock at an exercise price of $7.50 per share subject to downward adjustment based on the Company subsequent sale or grant of any equity security at a lessor amount.

During the year ended December 31, 2019, as part of the issuance of the Company’s notes payable, the Company issued warrants to acquire 132,667 shares of the Company’s common stock at an exercise price of $9.00 per share.

	Shares	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Terms (Years)
Outstanding at December 31, 2019	201,000	$7.50	2.28
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at June 30, 2020	201,000	$7.50	1.78

F-21

The outstanding warrants had no intrinsic value as of June 30, 2020 as the exercise price of these warrants were greater than the market price.

Options

A summary of option activity as of June 30, 2020 and December 31, 2019 is presented below:

	Shares	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Terms (Years)
Outstanding at December 31, 2019	5,108	$363.17	6.50
Granted	-
Exercised	-
Forfeited	-
Outstanding at June 30, 2020	5,108	$363.17	6.25

Note 16 – Commitments and Contingencies

Legal Proceedings

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There is no current or pending litigation of any significance with the exception of the matters that have arisen under, and are being handled in, the normal course of business.

On April 17, 2019, a lawsuit was filed by Dupree Productions, LLC against uBid Holdings, Inc. and Ketan Thakker (Case No. L2019000436) in the Circuit Court of DuPage County, Illinois, alleging that a Partial Equity Payment Agreement dated August 1, 2016, intended to compensate services in the amount of $60,000 in return for shares of uBid common stock was inadequate to compensate for the alleged higher value of the advertising and endorsement services of approximately $195,000. We intend to vigorously defend against these claims.

On April 27, 2020 uBid Holdings, Inc. was named as a defendant in a case styled Tyler Anderson v. uBid Holdings, Inc. and Ketan Thakker in the Circuit Court of Cook County, Illinois (Case No. 2020L004611). The Complaint alleges that defendants failed to pay a promissory note in the unpaid principal amount of $250,000 plus interest that was due on May 2, 2019. Defendants intend to vigorously defend themselves against the allegations in this lawsuit.

Note 17 – Subsequent Events

Disposition of - SkyAuction

In July 2020, the Company completed the disposition of SkyAuction. See Note 4 for further discussion.

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Ubid Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ubid Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the results of its consolidated operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred recurring operating losses and used cash in operations since inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2017

Weinberg & Company, P.A.

Los Angeles, California

June 26, 2020

F-23

UBID HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018
Assets:
Current assets
Cash	$216,000	$117,000
Accounts receivable	28,000	64,000
Inventory	15,000	58,000
Deposit to credit card processor	175,000	350,000
Prepaid expenses and other current assets	5,000	764,000
Total current assets	439,000	1,353,000

Operating lease right of use assets, net	137,000	-
Goodwill	-	4,578,000
Intangible assets	-	6,313,000
Other assets	11,000	6,000
Total assets	$587,000	$12,250,000

Liabilities and Stockholders’ Equity (Deficit):

Current liabilities
Accounts payable	$866,000	$711,000
Accrued expenses	146,000	158,000
Accrued payroll and advances - related party	833,000	967,000
Accrued interest	580,000	262,000
Deferred revenue	140,000	156,000
Operating lease liability, current	8,000	-
Convertible notes payable, net of discount of $400,000 and $188,000 (past due of $1,265,000)	1,735,000	1,097,000
Convertible debt assumed upon reverse merger, past due	225,000	297,000
Bridge notes payable, past due	350,000	267,000
Acquisition note payable to related party, net of discount of $233,000 and $364,000 (past due of $500,000)	2,267,000	2,136,000
Derivative liability	1,165,000	936,000
Total current liabilities	8,315,000	6,987,000
Operating lease liability, non-current	98,000	-
Total liabilities	8,413,000	6,987,000

Commitments and Contingencies

Stockholders’ Equity (Deficit):
Preferred stock, par value $0.001, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.001, 750,000,000 shares authorized and 3,012,712 and 2,878,142 shares issued and outstanding as of December 31, 2019 and 2018, respectively	450,000	432,000
Additional paid in capital	43,248,000	42,373,000
Accumulated deficit	(51,524,000)	(37,542,000)
Total stockholders’ equity (deficit)	(7,826,000)	5,263,000

Total liabilities and stockholders’ equity (deficit)	$587,000	$12,250,000

The accompanying notes are an integral part of these consolidated financial statements.

F-24

 UBID HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Year Ended	For The Year Ended
	December 31,	December 31,
	2019	2018

Revenues	$4,144,000	$567,000

Operating Expenses:
Direct cost of revenues	2,592,000	362,000
Selling, general and administrative	3,485,000	968,000
Impairment of intangible assets and goodwill	8,374,000	-
Amortization of intangible assets	2,517,000	315,000
Total Operating Expenses	16,968,000	1,645,000

Loss From Operations	(12,824,000)	(1,078,000)

Other (Income) Expense
Interest	377,000	103,000
Amortization of debt discount	715,000	70,000
Financing costs	242,000	416,000
Gain on extinguishment of derivative liability	(266,000)	(37,000)
Change in value of derivative liability	18,000	(196,000)
Gain on cancellation of debt	-	(251,000)
Legal settlements	102,000	-
Other income	(30,000)	(3,000)
Total Other (Income) Expense	1,158,000	102,000

Net Loss	$(13,982,000)	$(1,180,000)

Net loss per share
-Basic and diluted	$(4.69)	$(0.76)

Weighted average common shares outstanding
-Basic and diluted	2,979,470	1,548,008

The accompanying notes are an integral part of these consolidated financial statements.

F-25

 UBID HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2017	1,347,404	$202,000	$34,323,000	$(36,362,000)	$(1,837,000)

Issuance of common stock for recapitalization	291,810	44,000	(734,000)	-	(690,000)

Issuance of common stock for acquisition of SkyAuction.com, Inc.	1,102,422	165,000	8,103,000	-	8,268,000

Issuance of common stock for commitment fee	3,333	1,000	17,000	-	18,000

Issuance of common stock for financing agreement	123,374	19,000	635,000	-	654,000

Issuance of common stock for settlement of note payable	9,799	1,000	29,000	-	30,000

Net Loss	-	-	-	(1,180,000)	(1,180,000)

Balance, December 31, 2018	2,878,142	432,000	42,373,000	(37,542,000)	5,263,000

Reclassification of warrant liability to equity due to adoption of ASU 2017-11	-	-	356,000	-	356,000

Relative fair value of warrants issued with note payable			62,000	-	62,000

Issuance of common stock upon conversion of notes payable and accrued interest	85,904	13,000	120,000	-	133,000

Issuance of common stock for services	23,333	3,000	183,000	-	186,000

Issuance of common stock for legal settlements	19,000	1,000	101,000	-	102,000

Issuance of common stock for lease agreement	4,333	1,000	38,000	-	39,000

Issuance of common stock for note payable extension	2,000	-	15,000	-	15,000

Net Loss				(13,982,000)	(13,982,000)

Balance, December 31, 2019	3,012,712	$450,000	$43,248,000	$(51,524,000)	$(7,826,000)

The accompanying notes are an integral part of these consolidated financial statements.

F-26

 UBID HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Year Ended	For Year Ended
	December 31,	December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,982,000)	$(1,180,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of intangible assets and goodwill	8,374,000	-
Amortization of intangible assets	2,517,000	315,000
Financing costs	242,000	416,000
Gain of cancellation of debt	-	(251,000)
Amortization of prepaid stock compensation	654,000	-
Gain on extinguishment of derivative liability	(266,000)	(37,000)
Stock based compensation	288,000	-
Change in fair value of derivative liability	18,000	(196,000)
Amortization of debt discount	715,000	70,000
Amortization of operating lease right of use assets	12,000	-
Changes in operating assets and liabilities:
Accounts receivable	36,000	(14,000)
Inventory	43,000	(3,000)
Deposit with credit card processor	175,000	-
Prepaid expenses and other assets	100,000	(80,000)
Accounts payable	155,000	(131,000)
Accrued expenses and interest	367,000	191,000
Accrued payroll and advances - related party	(134,000)	438,000
Deferred revenue	(16,000)	(14,000)
Operating lease liability	(4,000)	-
Net Cash Used in Operating Activities	(706,000)	(476,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired from acquisition of subsidiary	-	100,000
Net Cash Provided by Financing Activities	-	100,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bridge notes payable	(25,000)	-
Repayment of convertible notes payable	(20,000)	-
Proceeds from issuance of bridge notes payable	100,000	-
Proceeds from issuance of convertible notes payable	750,000	450,000
Net Cash Provided by Financing Activities	805,000	450,000

Net Increase in Cash	99,000	74,000
Cash at Beginning of Period	117,000	43,000
Cash at End of Period	$216,000	$117,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Relative fair value of warrants issued with issued note payable recorded as note discount	$62,000	$-
Reclassification of derivative liability to equity due to adoption of ASU 2017-11	$356,000	$-
Fair value of common stock issued for lease and right of use assets and operating lease obligations	$149,000	$-
Fair value of common stock, warrants and note payable issued for the acquisition of
SkyAuction.com. Inc.	$-	$10,688,000
Net liabilities assumed upon acquisition of SkyAuction.com, Inc.	$-	$518,000
Convertible notes payable and accrued interest assumed and
corresponding fair value of derivative liability due to recapitalization	$-	$690,000
Issuance of common stock for financing agreement	$-	$654,000
Derivative liability recorded upon issuance of convertible notes payable	$833,000	$790,000
Issuance of common stock for settlement of notes payable and accrued interest	$133,000	$30,000

The accompanying notes are an integral part of these consolidated financial statements.

F-27

uBid Holdings, Inc.

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2019 and 2018

Note 1 – Organization and Operations

uBid Holdings, Inc. (the “Company”) procures excess, new, overstock, close-out, refurbished and limited supply brand name merchandise as well as travel packages from retailers, wholesaler, distributors, airlines, hotels, cruise lines, etc. offered to our consumers via our two platforms at uBid.com and SkyAuction.com. Through the Company’s websites located at www.uBid.com and www.SkyAuction.com, the Company offers merchandise across a wide range of product categories including but not limited to computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, automobiles, home improvement products and collectibles. The Company’s marketplace employs a combination of auction style and fixed price formats.

On November 5, 2018, we entered into a merger agreement dated October 23, 2018 with Incumaker Inc., whereby all of the shareholders of uBid Holdings, Inc. exchanged all of their shares of common stock for 1,347,404 newly issued shares of Incumaker, Inc. common stock. Incumaker stockholders retained 291,810 shares of common stock. As a result of the merger, (i) uBid Holdings, Inc. shareholders acquired 85.7% of the fully diluted shares of Incumaker, (ii) the business of uBID will continue as the existing business operations of Incumaker and (iii) Incumaker will be managed by uBID’s management after effectiveness of the Merger under Delaware law. The Merger was treated as a reverse merger and recapitalization of the Company for financial accounting purposes. The historical financial statements of Incumaker before the Merger have been replaced with the historical financial statements of uBID before the Merger in all future filings with the Securities and Exchange Commission (the “SEC”). The net liabilities of Incumaker of $690,000 at date of the reverse merger have been assumed by the Company and reflected as a reduction to paid in capital.

On November 12, 2018, we entered into a reverse triangular merger transaction among SkyAuction.com, Inc., (SkyAuction) SA Acquisition Corp. and Incumaker whereby all of the shareholders of SkyAuction exchanged all of their shares of common stock for 1,102,422 newly issued shares of Incumaker common stock; a $2,500,000 interest bearing note; and a warrant to acquire 33,333 shares of Ubid stock. The transaction has been accounted for as purchase of a business.

On February 11, 2019, Financial Industry Regulatory Authority (FINRA) approved the change of our name from Incumaker, Inc. to uBid Holdings, Inc., and the change of our trading symbol from QMKR to UBID.

We are now an e-commerce company focused on operating and growing number of online auction and bargain-sale e-commerce marketplaces offering thousands of products to both consumers and businesses. We believe that we provide a unique shopping experience that offers buyers the opportunity to either set their own prices or receive competitive fixed prices on popular, brand name products at a significant discount to prices found at bricks-and-mortar stores and large internet retailers. Our online marketplaces provide (i) manufacturers, retailers, distributors and other suppliers with what we believe is an efficient and economical channel for maximizing revenue on their merchandise while at the same time moving new, overstock, close-out and recertified products and providing consumers and businesses with a convenient method for obtaining this merchandise virtually anytime and anywhere at substantial savings, and (ii) since our recent acquisition of SkyAuction.com, Inc., travel products and services which comprises most of our revenues during the years ended December 31, 2019 and 2018.

On April 20, 2020, we implemented a 1-for-150 reverse stock split (the “Reverse Stock Split”) of our common stock, $0.001 par value per share (the “Common Stock”). As a result of the Reverse Stock Split, every one hundred fifty (150) shares of our pre-Reverse Stock Split Common Stock were combined and reclassified into one share of our Common Stock. The number of shares of Common Stock subject to outstanding options, warrants, and convertible securities were also reduced by a factor of one hundred fifty (150) as of April 20, 2020. Pursuant to current accounting guidelines, all historical share and per-share amounts reflected throughout these consolidated financial statements and other financial information in this report have been adjusted to reflect the Reverse Stock Split as if the split occurred at the beginning of the earliest period presented. The par value per share of our Common Stock was not affected by the Reverse Stock Split.

F-28

Note 2 –Going Concern

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its financial statements, during the year ended December 31, 2019, the Company had incurred a net loss of $13,982,000 utilized net cash of $706,000 in operating activities and had a stockholders’ deficit of $7,826,000 as of December 31, 2019. The Company has also been unable to service its debt as it becomes due. As of December 31, 2019, $2,240,000 of notes payable, convertible notes payable and bridge note payable are past. In addition, our independent auditors, in their report on our audited financial statements for the year ended December 31, 2019, expressed substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

As of December 31, 2019, the Company had cash of $216,000. We estimate we have cash on hand to sustain operations through September 2020.The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need to, among other things, raise additional capital, develop a reliable source of revenue, and achieve a profitable level of operations. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of our common stock and successfully implementing our business plan. However, management cannot provide any assurances that the Company will be successful in raising additional capital or successfully implementing any of its plans.

In March 2020, the World Health Organization declared that the rapidly spreading COVID-19 outbreak was a global pandemic (the “COVID-19 pandemic”). In response to the COVID-19 pandemic, many governments around the world have implemented, and continue to implement, a variety of measures to reduce the spread of COVID-19, including travel restrictions and bans, instructions to residents to practice social distancing, quarantine advisories, shelter-in-place orders and required closures of non-essential businesses. These government mandates have forced many of the customers on whom the Company’s business relies, including hotels and other accommodation providers, to seek government support in order to continue operating, to curtail drastically their service offerings or to cease operations entirely. Further, these measures have materially adversely affected, and may further adversely affect, consumer sentiment and discretionary spending patterns, economies and financial markets, and the Company’s workforce, operations and customers.

The COVID-19 pandemic and the resulting economic conditions and government orders have resulted in a material decrease in consumer spending and an unprecedented decline in travel and accommodation activities and consumer demand for related services. The Company’s financial results and prospects are dependent on the sale of these services. The Company’s operations subsequent to December 31, 2019 have been significantly and negatively impacted.

Due to the uncertain and rapidly evolving nature of current conditions around the world, the Company is unable to predict accurately the impact that the COVID-19 pandemic will have on its business going forward. With the spread of COVID-19 to other regions, such as Europe and the United States, the Company expects the COVID-19 pandemic and its effects to continue to have a significant adverse impact on its business for the duration of the pandemic and during the subsequent economic recovery, which could be an extended period of time.

F-29

Note 3 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of uBid Holdings, Inc., and its wholly owned subsidiaries, SkyAuction.com, Inc. and SA Acquisition Corp. Intercompany transactions and balances have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include allowance for bad debts, reserve for inventory obsolescence, assumptions made in estimated useful lives of property and equipment, assumptions inherent in a purchase price allocation, valuation of goodwill and intangible assets, accruals for potential liabilities, valuation of notes payable, assumptions used in deriving the fair value of derivative liabilities, share-based compensation and beneficial conversion feature of notes payable, and valuation of deferred tax assets.

Stock-Based Compensation

The Company accounts for share-based awards to employees and nonemployees and consultants in accordance with the provisions of ASC 718, Compensation-Stock Compensation. Stock-based compensation cost is measured at fair value on the grant date and that fair value is recognized as expense over the requisite service, or vesting, period.

In periods through December 31, 2018, the Company accounted for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50, Equity - Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The final fair value of the share-based payment transaction is determined at the performance completion date. For interim periods, the fair value is estimated, and the percentage of completion is applied to that estimate to determine the cumulative expense recorded.

On January 1, 2019, the Company adopted ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based transactions by expanding the scope of Topic 718 from only being applicable to share-based payments to employees to also include share-based payment transactions for acquiring goods and services from nonemployees. As a result, nonemployee share-based transactions are measured by estimating the fair value of the equity instruments at the grant date, taking into consideration the probability of satisfying performance conditions. The adoption of ASU 2018-07 did not have a material impact on the Company’s financial statements for the years ended December 31, 2019 and 2018.

The Company values its equity awards using the Black-Scholes option pricing model, and accounts for forfeitures when they occur. Use of the Black-Scholes option pricing model requires the input of subjective assumptions including expected volatility, expected term, and a risk-free interest rate. The Company estimates volatility using a blend of its own historical stock price volatility as well as that of market comparable entities since the Company’s common stock has limited trading history and limited observable volatility of its own. The expected term of the options is estimated by using the simplified method to estimate expected term. The risk-free interest rate is estimated using comparable published federal funds rates.

F-30

Fair Value of Financial Instruments

FASB Accounting Standards Codification (“ASC”) 820-10 requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet for which it is practicable to estimate fair value. ASC 820-10 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The three levels of the fair value hierarchy are as follows:

Level 1	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.
Level 2

Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3	Valuations based on inputs that are unobservable, supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amount of the Company’s derivative liability of $1,165,000 and $936,000 as of December 31, 2019 and 2018, respectively, was based on Level 2 measurements.

The carrying amounts of the Company’s other financial assets and liabilities, such as cash, accounts receivables, inventory, prepaid expense, accounts payable and accrued payables and notes payable, approximate their fair values because of the short maturity of these instruments.

Acquisitions and Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and separately identified intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from, acquired technology, trademarks and trade names, useful lives, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Goodwill

The Company adopted FASB ASC Topic 350 Goodwill and Other Intangible Assets. In accordance with ASC Topic 350, goodwill, which represents the excess of the purchase price and related costs over the value assigned to net tangible and identifiable intangible assets of businesses acquired and accounted for under the purchase method, acquired in business combinations is assigned to reporting units that are expected to benefit from the synergies of the combination as of the acquisition date. Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized. The Company assesses goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter, or more frequently if events and circumstances indicate impairment may have occurred in accordance with ASC Topic 350. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, the Company records an impairment loss equal to the difference. ASC Topic 350 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value. The Company recognizes an impairment loss when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

Identifiable intangible assets are stated at cost and accounted for based on whether the useful life of the asset is finite or indefinite. Identified intangible assets with finite useful lives are amortized using the straight-line methods over their estimated useful lives. Intangible assets with indefinite lives are not amortized to operations, but instead are reviewed for impairment at least annually, or more frequently if there is an indicator of impairment, the Company does not own any indefinite lived intangible assets.

F-31

During the year ended December 31, 2019, the Company recorded an impairment charge of $4,578,000 related to the recorded goodwill of SkyAuction.com. There were no impairment charges incurred during the year ended December 31, 2018.

Intangible Assets with Finite Useful Lives

We have certain finite lived intangible assets that were initially recorded at their fair value at the time of acquisition. These intangible assets consist of intellectual property, customer relationships, and capitalized software development costs. Intangible assets with finite useful lives are amortized using the straight-line method over their respective provisional estimated useful lives.

We review all finite lived intangible assets for impairment when circumstances indicate that their carrying values may not be recoverable. If the carrying value of an asset group is not recoverable, we recognize an impairment loss for the excess carrying value over the fair value in our consolidated statements of operations.

During the year ended December 31, 2019, the Company recorded an impairment charge of $3,796,000 related to the recorded intangible assets of SkyAuction.com. There were no impairment charges incurred during the year ended December 31, 2018.

Lease

Prior to January 1, 2019, the Company accounted for leases under ASC 840, Accounting for Leases. Effective January 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The Company adopted ASC 842 using a modified retrospective approach. The Company’s lease obligations through December 31, 2018 were principally under month-to-month leasing arrangements, or under existing leases whose lease term expired in fiscal 2019, as such, there was no effect of adoption of this standard on January 1, 2019 on previous reported balances, and no cumulative-effect adjustment to accumulated deficit was necessary. The Company accounts for the lease and non-lease components of its office lease as a single lease component. Lease expense is recognized on a straight-line basis over the lease term. During the year ended December 31, 2019, the Company entered into a new lease agreement that resulted in the recognition of operating lease right-of-use assets of $149,000, lease liabilities for operating leases of $110,000 (see Note 6).

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

From prior period up to December 31, 2018, financial instruments with down round features often results in liability classification for warrants or in bifurcation of a conversion option, which is then remeasured to fair value through earnings each period. In January 2019, the Company adopted ASU 2017-11 - DERIVATIVES AND HEDGING (TOPIC 815): (PART I) ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH DOWN ROUND FEATURES which simplified the accounting for certain financial instruments with down round features. As a result of ASU 2017-11, debt and equity instruments with down round provisions are generally no longer required to be accounted as a derivative liability. The amendments should be applied on a full retrospective basis or on a modified retrospective basis through a cumulative adjustment to opening retained earnings in the year of initial application.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

F-32

Revenue Recognition

Revenue is recognized when, or as, control of a promised product transfers to a customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring those products. Revenue excludes taxes that have been assessed by governmental authorities and that are directly imposed on revenue- producing transactions between the Company and its customers, including sales and use taxes. Revenue recognition is evaluated through the following five-step process:

1)	identification of the agreement with a customer;
2)	identification of the performance obligations in the agreement;
3)	determination of the transaction price;
4)	allocation of the transaction price to the performance obligations in the agreement; and,
5)	recognition of revenue when or as a performance obligation is satisfied.

We derive our revenue primarily from our retail business through our websites, but may also derive revenue from sales of merchandise through offline and other channels. Our revenue is derived primarily from merchandise sold at a point in time and shipped to customers. Merchandise sales are fulfilled with Company owned inventory acquired from our vendor partners.

Revenue is recognized when control of the product passes to the customer, typically at the date of shipment (FOB Company) of the merchandise to the customer or when travel reservation dates are confirmed by the travel vendor to be available for use by our customer and is recognized in an amount that reflects the expected consideration to be received in exchange for such goods.

We evaluate the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether it is appropriate to record the gross amount of merchandise sales and related costs or the net amount earned as commissions. The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis net of any sales tax from customers, when applicable. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company controls the good or service prior to transfer to the customer.

Customer travel orders are initially recorded as deferred revenue until the travel product purchased are confirmed by the travel vendor to be available for use by our customer. Generally, we require authorization from credit card or other payment vendors whose services we offer to our customers (such as PayPal), or verification of receipt of payment, before we ship products to consumers. We generally receive payments from our customers before our payments to our suppliers are due. We do not recognize assets associated with costs to obtain or fulfill a contract with a customer.

Shipping and handling is considered a fulfillment activity, as it takes place prior to the customer obtaining control of the merchandise, and fees charged to customers are included in gross revenue upon completion of our performance obligation.

We present revenue net of sales taxes, discounts, and expected refunds.

We record an allowance for returns based on current period revenues and historical returns experience. We analyze actual historical returns, current economic trends and changes in order volume and acceptance of our products when evaluating the adequacy of the sales returns allowance in any accounting period.

Advertising Costs

The Company has marketing relationship agreements with various online companies such as portal networks, contextual sites, search engines and affiliate partners. Advertising costs are generally charged to the Company monthly per vendor agreements, which typically are based on visitors and/or registrations delivered to the site or at a set fee. Agreements do not provide for guaranteed renewal and may be terminated by the Company without cause. Such advertising costs are charged to expense as incurred and reported as part of selling, general and administrative expenses in the accompanying statement of operations. During the year ended December 31, 2019 and 2018, advertising costs amounted to $134,000 and $6,400, respectively

F-33

Accounts Receivable

All of the Company’s accounts receivable balance is related to trade receivables. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts, if any, is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company will maintain allowances for doubtful accounts, estimating losses resulting from the inability of its customers to make required payments for products. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped into categories by the amount of days the balance is past due, and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered. There was no allowance for doubtful accounts recognized as of December 31, 2019 and 2018.

Inventory

Inventory consist of travel reservations held for sale. Inventory is stated at the lower of cost to purchase or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and/or our ability to sell the product(s) concerned. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market conditions or other factors, which may result in cancellations of advance reservations. Additionally, our management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory. There was no allowance for excess and obsolete inventory recognized as of December 31, 2019 and 2018.

Net Loss Per Share

Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and the dilutive effect of contingent shares outstanding during the period. Potentially dilutive contingent shares, which primarily consist of convertible notes, stock issuable to the exercise of stock options and warrants have been excluded from the diluted loss per share calculation because their effect is anti-dilutive.

At December 31, 2019 and 2018, the Company had 201,000 and 68,333 warrants outstanding, respectively, and 5,108 options outstanding, respectively, and 2,477,103 and 631,115 shares of common stock issuable underlying the Company’s convertible notes payable, respectively. These shares were excluded in the computation of the net loss per share because their effect is anti-dilutive.

Concentration

Cash is deposited in one financial institution. The balances held at this financial institution at times may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits of up to $250,000.

During the year ended December 31, 2019 two vendors accounted for 14% and 12% of total purchases. During the year ended December 31, 2018 two vendors accounted for 19% and 11% of total purchases. At December 31, 2019, the Company had two vendors that made up 14% and 20% of the total accounts payable balance. At December 31, 2018, the Company had no vendors that made up greater than 10% of the total accounts payable balance.

F-34

Segments

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). Management evaluates a reporting unit by first identifying its’ operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

Management has determined that the Company has one consolidated operating segment. The Company’s reporting segment reflects the manner in which its chief operating decision maker reviews results and allocates resources. The Company’s reporting segment meets the definition of an operating segment and does not include the aggregation of multiple operating segments.

Recently Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning July 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (the “SEC”) did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Note 4 – Acquisition of SkyAuction

On November 12, 2018, we entered into a merger transaction (the “SkyAuction Merger”) among SkyAuction.com, Inc. (“SkyAuction”), SA Acquisition Corp. and the Company whereby all of the shareholders of SkyAuction exchanged all of their shares of common stock for 1,102,422 newly issued shares of the Company common stock with a fair value of $8,268,000 and a 3.0% promissory note (the “Promissory Note”) in the principal amount of $2,500,000 with a maturity date three years after the closing of the SkyAuction merger”. In addition, Michael Hering, President of SkyAuction, was issued a warrant to acquire 33,333 shares of our common stock that is exercisable for three years at an exercise price of $7.50 per share as a bonus for arranging the SkyAuction Merger. The warrant included certain features that could result in the reset of the exercise price and was considered to be a derivative liability with a fair value of $300,000. We believe the acquisition will allow us to leverage the uBid technology and SkyAuction.com platforms and familiar website domain names, product manufacturer relationships, warehousing and distribution logistics, and customer base to enhance our position as a leading online auction and e-commerce marketplace for consumers and businesses.

The Company accounted for the transaction as a business combination using the acquisition method of accounting based on Accounting Standards Codification (“ASC”) 805 — Business Combinations, which requires recognition and measurement of all identifiable assets acquired and liabilities assumed at their fair value as of the date control is obtained. The Company determines the fair value of assets acquired and liabilities assumed based upon its best estimates of the acquisition-date fair value of assets acquired and liabilities assumed in the acquisition. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. Key factors that contributed to the recognition of the SkyAuction goodwill were the opportunity to consolidate and complement existing content operations, trained workforce, proprietary software and operating platform, and the opportunity to generate future synergies with our existing business. The goodwill will not be amortized but will be tested annually for impairment.

F-35

The fair values of the goodwill and intangible assets, as set forth below, were considered provisional at December 31, 2018 and were subject to adjustment. The following table summarizes the provisional fair value of the assets assumed in the acquisition:

Purchase Price Allocation
Fair Value
Consideration Paid:
Common Stock (7,349 shares at a fair value of $1,125.00 per share)	$8,268,000
Issuance of note payable	2,500,000
Less: debt discount	(380,000)
Fair value of warrants issued	300,000
Total consideration paid	$10,688,000

Purchase Price Allocation:
Current assets acquired	$651,000
Current liabilities assumed	(1,169,000)
Intellectual property	1,032,000
Software	2,096,000
Customer relationships	3,500,000
Goodwill	4,578,000
Total Purchase Price	$10,688,000

After the acquisition date of November 12, 2018, the results of operations for SkyAuction have been included in the Company’s consolidated statements of operations.

During the year ended December 31, 2018, the Company recorded amortization expense of $315,000. As of December 31, 2018, the unamortized balance of the intangible assets amounted to $6,313,000 and goodwill of $4,578,000 for a total of $10,891,000 at December 31, 2018. During the year ended December 31, 2019, the Company recorded amortization expense of $2,517,000 to reflect amortization through September 30, 2019.

During the fourth quarter of fiscal 2019, Management was in the process of finalizing its purchase price allocation. The completion and finalization of the purchase price allocation requires thoughtful, objective judgment and evidence-based facts in order to support a fair value assertion. The valuation also includes highly subjective and forward-looking nature of many projections and estimates that will affect the Company’s business as well as the historical and recent results of operations of SkyAuction. In addition, during the fourth quarter of 2019, the Company conducted its annual impairment analysis, considering multiple qualitative observations and indicators, including our customer relationships, market penetration expectations and barriers, and our anticipated competitive environment. In addition, we assessed the operating results of our SkyAuction reporting unit against the quantitative assumptions we used when determining the initial fair values associated with the 2018 business combination.

Based upon the operations of SkyAuction and the facts and circumstance of the industry it operates, due to a number of factors, Management has concluded that it was no longer possible to determine reasonable and objectively supportable projections and estimates to complete and finalize the purchase price allocation associated with the SkyAuction acquisition. Additionally, Management has concluded that as of December 31, 2019 it is no longer possible to determine a reasonable and objectively supportable fair value for the goodwill and identifiable intangible assets associated with the SkyAuction acquisition. Accordingly, the Company recorded a goodwill impairment charge of $4,578,000 and $3,796,000 impairment charge for the unamortized intangible assets for a total impairment charges of $8,374,000 as of December 31, 2019.

F-36

Supplemental information on an unaudited pro forma basis, as if the acquisition had been completed as of January 1, 2018, is as follows:

Year Ended
December 31, 2018 (unaudited pro forma)

Operating Revenues	$4,276,000
Net Loss	$(1,139,000)

The Company’s unaudited pro forma supplemental information is based on estimates and assumptions which the Company believes are reasonable and reflect amortization of intangible assets as a result of the acquisition. The pro forma results are not necessarily indicative of the results that would have been realized had the acquisitions been consummated as of the beginning of the periods presented. The pro forma amounts include the historical operating results of the Company, with adjustments directly attributable to the acquisitions.

Note 5 – Deposit to Credit Card Processor

As a result of the acquisition of SkyAuction in November 2018, the Company assumed a deposit of $350,000 due from JetPay, the Company’s credit card processor. The JetPay is a publicly traded U.S. company and is an end- to-end processor of credit and debit card and automated clearing house (“ACH”) payment transactions that focuses on processing omni-channel (internet, mobile, and point-of-sale) transactions and recurring billings for traditional retailers, government and utility, and service providers. The security deposit is refundable in case the agreement is terminated. Outstanding security deposit to JetPay was $350,000 as of December 31, 2018.

During the year ended December 31, 2019, $175,000 of the deposit was returned to the Company resulting in an outstanding balance of $175,000 at December 31, 2019.

Note 6 – Lease

Prior to January 1, 2019, the Company accounted for leases under ASC 840, Accounting for Leases. Effective January 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The Company adopted ASC 842 using a modified retrospective approach. The Company’s lease obligations through December 31, 2018 were principally under month-to-month leasing arrangements, or under existing leases whose lease term will expire in fiscal 2019. As such, there was no cumulative effect of the adoption of this standard and was no cumulative-effect adjustment to retained earnings is necessary. Going forward for all new leases, lease assets will be presented as operating lease right-of-use assets and the related liabilities are presented as lease liabilities in our consolidated balance sheets.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Generally, the implicit rate of interest in lease arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

In May 2019, the Company signed a new lease for its office located in Norcross, Georgia. The lease has a term of 60 months and with an average base rent of approximately $2,600 per month. Pursuant to ASU 2016-02, the Company recorded a right-of-use asset of $149, 000 based upon the present value of all lease payments and the fair value of common shares issued and corresponding liability of $110,000 upon possession and control of the leased premise in August 2019.

F-37

The components of lease expense and supplemental cash flow information related to leases for the period are as follows:

December 31, 2019
Lease costs
Operating lease costs (included in general and administrative expenses)	$33,000

Other Information
Cash paid for amounts included in the measurement of lease liabilities	$33,000

Weighted average remaining lease term – operating leases (in years)	4.58
Average discount rate – operating leases	4%

The supplemental balance sheet information related to leases for the period is as follows:

Operating leases	December 31, 2019
Operating lease right-of-use assets	$137,000
Total operating lease right-of-use assets	137,000

Operating lease liability, current	$8,000
Operating lease liability, noncurrent	98,000
Total operating lease liabilities	$106,000

Maturities of operating lease liabilities as of December 31, 2019 are as follows:

For Years Ending December 31,
2020	$21,000
2021	21,000
2022	32,000
2023	34,000
2024 and thereafter	20,000
Total lease payments	128,000
Less: imputed interest	(22,000)
Present value of operating lease liabilities	$106,000

Note 7 – Convertible Debt Assumed Upon Reverse Merger, Past Due

In November 2018, the Company entered into a merger agreement with Incumaker Inc. (see Note 1). As part of the merger, Ubid assumed outstanding convertible notes payable previously issued by Incumaker. The Notes have interest rates ranging from 8% to 22% per annum and are all past due. The notes are convertible at the lesser of $0.07 or 70% of the lowest trade price of the common stock in the 5 days prior to conversion. As a result, the number of shares to be issued upon conversion is not explicitly limited and the Company is unable to conclude that enough authorized and unissued shares are available to share settle the conversion option. Pursuant to ASC 815, the Company accounted for these conversion option as liabilities and were bifurcated from the debt host and accounted for as a derivative liability in accordance with ASC 815 and will be re-measured at the end of every reporting period with the change in value reported in the statement of operations (see Note 11). During the year ended December 31, 2018, a note payable and accrued interest in the aggregate of $30,000 were converted into 9,799 shares of the Company’s common stock. As of December 31, 2018, outstanding balance of these notes payable amounted to $297,000 and accrued interest of $99,000.

F-38

During the year ended December 31, 2019 notes payable with a principal balance of $72,000 and accrued interest due of $61,000 or a total $133,000 were converted into 85,904 shares of the Company’s common stock. In addition, the Company also accrued interest of $18,000.

The balance of the notes and accrued interest at December 31, 2019 was $225,000 and $55,000, respectively.

Note 8 – Convertible Notes Payable

				Balance at
	Issuance Date	Interest Rate	Maturity Date	December 31, 2019	December 31, 2018
8-10% Convertible Notes	various	8-10%	12/2017-9/2018	$1,065,000	$1,065,000
8% Convertible Note	various	8%	11/7/19-9/16/20	1,070,000	220,000
				2,135,000	1,285,000
Less: Debt Discount				(400,000)	(188,000)
Total convertible notes payable, net of discount				$1,735,000	$1,097,000

8-10% Notes Payable Past Due

During 2016 through December 31, 2017, the Company issued convertible notes payable in the aggregate of $380,000. The notes are unsecured, bears interest rate of 8% and 10% per annum, matured one year from issuance and are convertible to common shares at $2.00 per share. Pursuant to current accounting guidelines, the Company recorded a debt discount of $86,000 to account the beneficial conversion feature of these convertible notes payable. The debt discount is being amortized over the term of the notes payable.

In a separate issuance, the Company issued notes payable in the aggregate of $685,000. These notes are convertible to equity upon completion of a Qualified Equity Financing amounting to $2.5 million. In addition, the Company will also grant the corresponding note holders a five-year warrant to purchase shares of common stock once the Qualified Equity Financing is consummated and the notes are convertible to equity. The Company will account any beneficial conversion feature of the notes payable and the warrants to be granted once the Qualified Equity Financing has occurred or the contingency has been satisfied.

As of December 31, 2017, outstanding balance of these notes payable amounted to $1,065,000, accrued interest of $65,000 and unamortized debt discount of $5,000.

During the year ended December 31, 2018, the Company accrued interest of $92,000 and amortized the remaining debt discount of $5,000. As of December 31, 2018, outstanding balance of the notes payable amounted to $1,065,000 and accrued interest of $157,000.

During the year ended December 31, 2019, the Company accrued interest of $110,000. As of December 31, 2019, outstanding balance of the notes payable amounted to $1,065,000 and accrued interest of $267,000. As of December 31, 2019, and the date of this report, all the notes payable are past due.

F-39

8% Note Payable

During the year ended December 31, 2018, the Company issued an 8% convertible note payable with an outstanding principal balance of $220,000 in receipt of cash proceeds of $200,000, resulting in a $20,000 discount upon issuance. The note is unsecured, bears interest at 8% per annum and matured in November 2019. The note is convertible at the lesser of $7.50 or 70% of the average of the three lowest trade prices of the common stock in the 21 days prior to conversion. In addition, the Company issued warrants to acquire 35,000 shares of the Company’s common stock at an exercise price of $7.50 per share subject to downward adjustment based on the Company subsequent sale or grant of any equity security at a lessor amount.

Pursuant to current accounting guidelines, the Company determined that the conversion feature of the note and the adjustable exercise price of the warrant created derivative liabilities upon issuance as the Company is uncertain whether it will have sufficient authorized capital upon conversion of the notes or exercise of the warrants. Accordingly, the Company recorded the fair value of the conversion feature of $287,000 and the fair value of the warrants of $315,000 as derivative liabilities upon issuance. The Company recorded a debt discount up to the face amount of the note of $220,000 to account for the derivative liabilities and original issuance discount, the difference of $398,000 is reflected as a finance cost in fiscal 2018.

During the year ended December 31, 2018 the Company amortized $32,000 of debt discount and accrued interest of $4,000. As of December 31, 2018, the outstanding balance of the note payable amounted to $220,000 and the unamortized debt discount of $188,000.

During the year ended December 31, 2019, the Company issued its 8% convertible notes payable with an outstanding principal balance of $788,000 in exchange for cash of $750,000 or an original issue discount of $38,000. These notes are unsecured, bear interest at 8% per annum and will mature starting April 2020 through September 2020. The notes are convertible at the lesser of $9.00 or 70% of the average of the three lowest trade prices of the common stock in the in the 10 days prior to conversion. Pursuant to current accounting guidelines, the Company determined that the conversion feature of the notes had created derivative liabilities with a fair value of $833,000 upon issuance as the Company is uncertain whether it will have sufficient authorized capital upon conversion of the notes (see Note 11).

As part of the issuance, the Company also issued warrants to acquire 132,667 shares of the Company’s common stock at an exercise price of $9.00 per share subject to downward adjustment based on the Company subsequent sale or grant of any equity security at a lessor amount. These warrants are no longer required to be accounted as a derivative liability pursuant to ASU 2017-11 which the Company adopted in January 2019.

The Company recorded a debt discount up to the face value of the notes payable of $788,000 to account the notes’ original issue discount, the fair value of the derivative liability and the relative fair value of the warrants. The debt discount is being amortized over the term of the notes payable. The Company also recorded financing cost of $145,000 to account the excess of the derivative liability over the recorded debt discount.

During the year ended December 31, 2019 the Company amortized $576,000 of debt discount and accrued interest of $44,000. The Company also recorded an additional principal of $82,000 to account for a penalty interest of an outstanding note payable and made partial payment of $20,000. As of December 31, 2019, outstanding balance of the notes payable amounted to $1,070,000, accrued interest of $47,000 and unamortized debt discount was $400,000.

As of December 31, 2019, and the date of this report, note payable of $200,000 is past due.

F-40

Note 9– Bridge Notes Payable, Past Due

				Balance at
	Issuance Date	Interest Rate	Maturity Date	December 31, 2019	December 31, 2018
Bridge Note	5/2/2018	2%	5/2/2019	$250,000	$275,000
Bridge Note	1/18/2019	6%	1/18/2020	100,000	-
				350,000	275,000
Less: Debt Discount				-	(8,000)
Total bridge notes payable, net of discount				$350,000	$267,000

On May 2, 2018, the Company issued a bridge note in the amount of $275,000. Cash proceeds to the Company was $250,000 for an original issue discount of $25,000. The note is unsecured, bears interest at 2% per annum and matures in May 2019. Pursuant to current accounting guidelines, the Company recorded a debt discount of $25,000 to account for the note’s original issuance discount.

During the year ended December 31, 2018, the Company accrued interest of $4,000 and amortized debt discount of $8,000. As of December 31, 2018, outstanding balance of the note was $275,000, accrued interest of $4,000 and unamortized debt discount of $8,000.

On January 18, 2019, the Company issued another unsecured note for $100,000 in exchange for cash. The note bears interest of 6% per annum with a maturity date of January 18, 2020.

During the year ended December 31, 2019, the Company accrued interest of $11,000 and amortized the remaining debt discount of $8,000. As of December 31, 2019, outstanding balance of the notes payable amounted to $350,000 and accrued interest of $15,000. As of December 31, 2019, and the date of this report, the notes payable are past due.

Note 10 – Acquisition Note Payable to Related Party

	Balance at
	December 31, 2019	December 31, 2018
Acquisition Note Payable	$2,500,000	$2,500,000
Less: Debt Discount	(233,000)	(364,000)
Total note payable, net of debt discount	$2,267,000	$2,136,000

Pursuant to the terms of the SkyAuction Merger Agreement, in November 2018, the Company entered into a secured promissory note in the principal amount of $2,500,000 with a maturity date of three years. The Promissory Note bears interest at a rate of 3% per annum and is secured by all assets of SkyAuction under the terms of a Guaranty Agreement. In addition, the principal amount is to be paid equal to 15% of each capital raise we complete (less any finder’s or underwriter’s fees) during the term of the note. The accrued interest is payable in cash or in shares of common stock at the discretion of the Company.

At the time of the issuance of the note payable, the Company also had several outstanding notes payable with a stated interest rate averaging 12% per annum. The Company determined that the note was issued below market rate. In accordance with current accounting guidelines, the Company recorded a debt discount of $394,000 to account for imputed interest of 9% due to the below market rate of the note’s stated interest.

During the year ended December 31, 2018, the Company accrued interest of $19,000 and amortized debt discount of $30,000. As of December 31, 2018, outstanding balance of the note was $2,500,000, accrued interest of $19,000 and unamortized debt discount of $364,000.

F-41

In March 2019, the note was amended wherein $500,000 of the outstanding principal became due. The amendment did not change any other terms of the original note agreement.

During the year ended December 31, 2019, the Company amortized $130,000 of the debt discount and accrued interest of $104,000. As of December 31, 2019, outstanding balance of the note amounted $2,500,000, accrued interest of $104,000 and unamortized discount of $234,000. As of December 31, 2019, $500,000 of the outstanding note payable is past due.

Note 11 – Derivative Liability

Under authoritative guidance used by the FASB on determining whether an instrument (or embedded feature) is indexed to an entity’s own stock, instruments that do not have fixed settlement provisions are deemed to be derivative instruments. The Company has issued certain convertible notes and warrants whose conversion and exercise prices contains reset provisions based on a discounted future market price. However, since the number of shares to be issued is not explicitly limited, the Company is unable to conclude that enough authorized and unissued shares are available to settle the conversion option.

As a result, the conversion feature of the notes and warrants are classified as liabilities and are bifurcated from the debt host and accounted for as a derivative liability in accordance with ASC 815 and will be re-measured at the end of every reporting period with the change in value reported in the statement of operations.

The details of derivative liability transactions for the year ended December 31, 2019 and 2018 are as follows:

	December 31, 2019	New Issuances	December 31, 2018
Stock Price	$0.004	$.02-.0499	$0.0347
Risk free interest rate	1.55-1.60	1.72-2.41	2.46-2.63
Expected Volatility	295%	201-215%	216%
Expected life in years	.29-1.00	1.00	.92-2.97
Expected dividend yield	0	0	0

Fair Value – Warrants	$0	$0	$356,000
Fair Value – Note Conversion Feature	$1,165,000	$833,000	$580,000
Total	$1,165,000	$833,000	$936,000

	December 31, 2018	Other Issuances	Notes Payable Assumed Upon Acquisition	December 31, 2017
Stock Price	$0.00347	0.06	$0.06	$-
Risk free interest rate	2.46-2.63	2.74-3.00	2.51	-
Expected Volatility	216%	298%	248%	-
Expected life in years	.92-2.97	1.00-3.00	0.54	-
Expected dividend yield	-	-	-	-

Fair Value – Warrants	$356,000	615,000	$-	$-
Fair Value – Note Conversion Feature	$580,000	283,000	$271,000	$-
Total	$936,000	898,000	$271,000	$-

F-42

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the derivative securities was determined by the remaining contractual life of the derivative instrument. For derivative instruments that already matured, the Company used the estimated life. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

During the year ended December 31, 2018, the Company recorded $1,169,000 in derivative liability as a result of conversion features from the issuance of new convertible notes payables and new warrants. In addition, the Company recorded a gain of $37,000 upon the extinguishment of derivative liability and $196,000 to account for the change in fair value of the derivative liabilities related to the conversion features from inception to December 31, 2018. As of December 31, 2018, the derivative liability amounted to $936,000.

During the year ended December 31, 2019, the Company adopted ASU 2017-11, which simplified the accounting for financial instruments with down round features. As a result of this new accounting guideline, instruments with down round provisions are no longer required to be accounted as a derivative liability. The adoption resulted in the reclassification of certain of the Company’s derivative liabilities as of December 31, 2018 to equity of $356,000.

During the year ended December 31, 2019, the Company recorded a derivative liability of $833,000, as a result of the issuance of new notes payable (see Note 8). In addition, the Company also recorded a gain of $266,000 upon the extinguishment of the derivative liability as a result of the conversion of certain convertible notes and a loss of $18,000 to account for the change in fair value of the derivative liabilities between the reporting periods. As of December 31, 2019, the derivative liability amounted to $1,165,000.

	December 31, 2019	December 31, 2018
Beginning balance	$936,000	$0
Fair value upon issuance of notes payable and warrants	833,000	1,169,000
Change in fair value	18,000	(196,000)
Reclassification of warrant liability to equity due to adoption of ASU 2017-11	(356,000)
Extinguishment	(266,000)	(37,000)
Ending balance	$1,165,000	$936,000

Note 12 – Related Party Transactions

The Company has an employment agreement, executed in July 2013, with Ketan Thakker, its Chief Executive Office. This agreement provides Mr. Thakker with a salary of $200,000 per year. During the year ended December 31, 2019 and 2018, the Company incurred $200,000 of such costs, which are included as part of selling, general and administrative costs. As of December 31, 2019, and 2018, accrued payable to Mr. Thakker under this contract was $631,000 and $500,000, respectively.

From time to time, Michael N. Hering, the Company Chief Merchandising Officer and shareholder, advances funds to the wholly owned subsidiary, SkyAuction for working capital purposes. The balance owing Mr. Hering as of December 31, 2019 and 2018 amounted to $202,000 and $139,000, respectively.

During the years ended December 31, 2019 and 2018, the Company paid a consulting firm that is owned and controlled by Mr. Hering, $80,000 and $11,000, respectively.

F-43

Note 13 – Stockholders’ Equity (Deficit)

The following were transactions during the year ended December 31, 2019:

Issuance of Common Stock for services

During the year ended December 31, 2019, the Company issued 15,000 shares of common stock with a fair value of $144, 000 to the three newly appointed members of the Company’ Board Directors for services rendered. In addition, the Company issued 8,333 shares of common stock with a fair value of $42,000 to consultants for services rendered. The common shares were valued on the market price at the date of grant.

Issuance of Common Stock for settlement of debt

During the year ended December 31, 2019, the Company issued 85,904 shares of common stock upon conversion of convertible notes payable and accrued interest in the aggregate of $133,000.

Issuance of Common Stock for legal settlement

During the year ended December 31, 2019, the Company issued 19,000 shares of common stock to settle lawsuits with a fair value of $102,000. The common shares were valued on the market price at the date of settlement.

Issuance of Common Stock for lease agreement

During the year ended December 31, 2019, the Company issued 4,333 shares of common stock as additional rent pursuant to a lease agreement (see Note 6). The shares were valued at $39,000 and was accounted as part of the right of use asset in the accompanying Balance Sheet. The common shares were valued on the market price at the date of the agreement.

Issuance of Common Stock for note payable extension

During the year ended December 31, 2019, the Company issued 2,000 shares of common stock to a note holder as an inducement for extending the maturity date of the note payable. These shares were valued at $15,000 and was accounted as a financing expense in the accompanying Statements of Operations. The common shares were valued on the market price at the date of grant.

The following were transactions during the year ended December 31, 2018:

Issuance of Common Stock for services

On December 22, 2018, the Company issued 123,374 shares of common stock for a financial consulting agreement to an investment banking firm valued at $654,000 based on the market price at the date of issuance. This amount was recorded as a prepaid expense as the agreement is for a period of six months and the services have not been rendered as of the year end December 31, 2018. The expense was amortized over the life of the agreement starting in January 2019. As of December 31, 2018, the unamortized portion of the prepaid consulting agreement was $654,000 and is included as a prepaid asset.

Issuance of Common Stock for commitment fee

During the year ended December 31, 2018, pursuant securities purchase agreements with FirstFire Global Opportunities LLC, the Company issued 3,333 shares to FirstFire as a commitment fee valued at $18,000 and was accounted as part financing expense in the accompanying Statements of Operations.

F-44

Warrants

	Shares	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Terms (Years)
Outstanding at December 31, 2017	-	-	-
Granted	68,333	$7.50	3.00
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2018	68,333	$7.50	2.88
Granted	132,667	$9.00	3.00
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2019	201,000	$7.50	2.28

During the year ended December 31, 2018, as part of the purchase with Sky Auction.com, the Company issued warrants to acquire 33,333 shares of our common stock. The warrants are exercisable for three years at an exercise price of $7.50 per share (see Note 4). In addition, as part of the Company’s convertible notes payable, it issued warrants to acquire 35,000 shares of the Company’s common stock at an exercise price of $7.50 per share subject to downward adjustment based on the Company subsequent sale or grant of any equity security at a lessor amount.

During the year ended December 31, 2019, as part of the issuance of the Company’s notes payable, the Company issued warrants to acquire 132,667 shares of the Company’s common stock at an exercise price of $9.00 per share (see Note 8).

The outstanding warrants had no intrinsic value as of December 31, 2019 as the exercise price of these warrants were greater than the market price.

Options

A summary of option activity as of December 31, 2019 and 2018 is presented below:

	Shares	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Terms (Years)
Outstanding at December 31, 2017	5,108	$363.17	8.50
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2018	5,108	$363.17	7.50
Granted	-
Exercised	-
Forfeited	-
Outstanding at December 31, 2019	5,108	$363.17	6.50

F-45

The outstanding stock options as of December 31, 2019 has no intrinsic value as the exercise price per share is greater than the market price of the Company’s common stock.

Note 14 – Commitments and Contingencies

Legal Proceedings

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There is no current or pending litigation of any significance with the exception of the matters that have arisen under, and are being handled in, the normal course of business.

a.	On April 17, 2019, a lawsuit was filed by Dupree Productions, LLC against uBid Holdings, Inc. and Ketan Thakker (Case No. L2019000436) in the Circuit Court of DuPage County, Illinois, alleging that a Partial Equity Payment Agreement dated August 1, 2016, intended to compensate services in the amount of $60,000 in return for shares of uBid common stock was inadequate to compensate for the alleged higher value of the advertising and endorsement services of approximately $195,000. We intend to vigorously defend against these claims.

b.	In September 2017, a lawsuit was filed by SkyAuction.com against Mirsad Lekic in the Bergen County Superior Court of New Jersey, alleging that Mr. Lekic breach of contract in regards to two promissory notes that have not been repaid by their respective due dates. Total claim for damages amount to approximately $191,000. We intend to vigorously prosecute the claims. There are no counterclaims against us. We will record the settlement upon receipt of the funds, if any.

c.	On April 24, 2020, a lawsuit was filed by Tyler Anderson (plaintiff) against uBid Holdings, Inc. and Ketan Thakker, Case No. 2020L004611, and brought in the Cook County Circuit Court in the State of Illinois. The plaintiff is the holder of a promissory note issued by the Company in the principal amount of $275,000 due May 2, 2019, of which the plaintiff alleges that the Company has already paid $25,000 leaving a principal balance of $250,000 plus accrued and unpaid interest at an annual interest rate of 2%. The Company intends to vigorously defend itself and to have the lawsuit dismissed against Ketan Thakker. The corresponding promissory note is accounted as part of Bridge Notes Payable (see Note 9).

Note 15 – Income Tax

The Company did not record any income tax provision for the years ended December 31, 2019 and 2018 due to the Company’s net losses. The Company files income tax returns in the United States (“Federal”) and Illinois (“State”) jurisdictions. The Company is subject to Federal and State income tax examinations by tax authorities for all years since its inception. At December 31, 2019, the Company had Federal and State net operating loss carry forwards available to offset future taxable income of approximately $ 33 million. These carry forwards will begin to expire in the year ending December 31, 2030, subject to IRS limitations, including change in ownership. The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by a valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to us for tax reporting purposes, and other relevant factors.

F-46

On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJ Act”) was enacted into law. The TCJ Act provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended (the “Code”), that impact corporate taxation requirements, such as the reduction of the federal tax rate for corporations from 35% to 21% and changes or limitations to certain tax deductions. The Company is currently assessing the extensive changes under the TCJ Act and its overall impact on the Company; however, based on its preliminary assessment of the reduction in the federal corporate tax rate from 35% to 21% effective on January 1, 2018, the Company currently expects that its effective tax rate for 2018 will be between 19% and 21%. Such estimated range is based on management’s current assumptions with respect to, among other things, Alternative Minimum Tax Credit carry forwards, which may still be used to offset the Company’s regular tax liability, beginning in 2018 and any excess amounts can be refunded by 2022. Additionally, the Company’s also considers its assumptions regarding state income tax levels and tax deductions. The Company’s actual effective tax rate in 2018 may differ from management’s estimate. The reduced applicable tax rate is expected to result in overall lower tax expense beginning in 2018. At December 31, 2019 and 2018, based on the weight of available evidence, including cumulative losses in recent years and expectations of future taxable income, the Company determined that it was more likely than not that its deferred tax assets of approximately $7.0 and $9.3 million would not be realized. Accordingly, the Company has recorded a valuation allowance for 100% of its cumulative deferred tax assets. The components of our deferred tax assets are as follows.

	12/31/2019	12/31/2018
Net Operating loss carryforwards	8,086,000	9,303,000
Less: non cash items and other temporary differences	(1,077,000)	-
Total net deferred tax assets	7,009,000	9,303,000
Less valuation discount	(7,009,000)	(9,303,000)
Net deferred tax assets	-	-

A reconciliation of income taxes with the amounts computed at the statutory federal rate are as follows:

	12/31/2019	12/31/2018
Computed tax provision (benefit) at federal statutory rate	21%	21%
State income taxes, net of federal benefit	3%	6%
Permanent differences	0%	0%
Net Operating loss	-24%	-27%
	0%	0%

As a result of the implementation of certain provisions of ASC 740-10, the Company performed an analysis of its previous tax filings and determined that there were no positions taken that it considered uncertain. Therefore, there were no unrecognized tax benefits as of December 31, 2019. Future changes in the unrecognized tax benefit are not expected to have an impact on the effective tax rate due to the existence of the valuation allowance. The Company estimates that the unrecognized tax benefit will not change within the next twelve months. The Company will continue to classify income tax penalties and interest, if any, as part of interest and other expenses in its statements of operations. There are no interest or penalties accrued as of December 31, 2019.

Note 16 – Subsequent Events

Acquisition of Restaurant.com

In March 2020, the Company completed an asset purchase agreement with Restaurant.com, an entity engaged in the business of online marketing for participating restaurants throughout the United States. As part of the agreement, the Company acquired certain tangible and intangible assets as well as assumed certain liabilities of Restaurant.com. In exchange, the Company will pay the owner of Restaurant.com, $725,000, issued a three year, 6% promissory note of $1,500,000 convertible at the option of the Company to common shares and issued 363,889 shares of the Company’s common stock with a fair value of $3,275,000 for a total purchase price of $5,500,000. The Company is currently in the process of finalizing the accounting for this acquisition.

F-47

PPP Loan

In April 16, 2020, the Company received loan proceeds in the amount of $642,000 pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act (the “Cares Act”), which was enacted on March 27, 2020. The note is scheduled to mature in April 2022 and has a 1% interest rate and is subject to the terms and conditions applicable to loans administered by the Small Business Administration (SBA) under the CARES Act. The loan and accrued interest are forgivable as long as the Company uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. Forgiveness of the note is only available for principal that is used for the limited purposes that qualify for forgiveness under SBA requirements, and that to obtain forgiveness, the Company must request it and must provide documentation in accordance with the SBA requirements, and certify that the amounts the Company is requesting to be forgiven qualify under those requirements. The Company also understands that it shall remain responsible under the note for any amounts not forgiven, and that interest payable under the note will not be forgiven but that the SBA may pay the loan interest on forgiven amounts.

Disposition of - SkyAuction

While the Company values SkyAuction, adjustments in the business plan and goals of the Company, including the impact of the Covid 19 pandemic, we are redirecting our focus into areas where SkyAuction would play a smaller role. As a result, in June 2020, the Company is in the midst of negotiations for a disposition of SkyAuction on terms favorable to the Company, and in the best interests of our overall business plan. No agreement has been reached as of the date of this filing.

The following supplemental information details the balances related to SkyAuction.com as of and during the year ended December 31, 2019.

	uBid Holdings	SkyAuction	Consolidated Balance at December 31, 2019
Current assets	$185,000	$254,000	$439,000
Other assets	137,000	11,000	148,000
Accounts payables, accrued expenses and other liabilities	(1,526,000)	(1,047,000)	(2,573,000)
Convertible notes payable	(1,735,000)	-	(1,735,000)
Convertible debt assumed upon reverse merger	(225,000)	-	(225,000)
Bridge notes payable	(350,000)	-	(350,000)
Acquisition note payable	(2,267,000)	-	(2,267,000)
Derivative liability	(1,165,000)	-	(1,165,000)
Operating lease liability, non-current	(98,000)	-	(98,000)
Stockholders’ deficit	7,044,000	782,000	7,826,000
	$-	$-	$-

Revenues	$-	$4,144,000	$4,144,000
Operating expenses	(1,676,000)	(15,292,000)	(16,968,000)
Loss from operations	(1,676,000)	(11,148,000)	(12,824,000)
Other income (expense)	(1,189,000)	31,000	(1,158,000)
Net loss	$(2,865,000)	$(11,117,000)	$(13,982,000)

F-48

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Restuarant.com, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Restuarant.com, Inc. as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ BF Borgers CPA PC
BF Borgers CPA PC

We have served as the Company’s auditor since 2020

Lakewood, CO

August 27, 2020

F-49

RESTAURANT.COM

BALANCE SHEETS

	December 31,	December 31,
	2019	2018
Assets:
Current assets
Cash	$372,008	$704,015
Accounts receivable	491,958	426,694
Prepaid expenses and other current assets	350,823	623,096
Total current assets	1,214,789	1,753,805

Property and equipment, net	-	2,876
Security deposit	25,000	25,000
Intangible assets, net	50,306	238,765
Total assets	$1,290,095	$2,020,446

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities
Accounts payable	$994,838	$667,371
Accrued expenses	6,474,332	5,714,695
Note payable - shareholder	623,141	726,417
Total current liabilities	8,092,311	7,108,483

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Series A Preferred stock, par value $0.01, 10,000,000 shares authorized, and 7,875,000 shares issued and outstanding as of December 31, 2019 and 2018, respectively	78,750	78,750
Series B Preferred stock, par value $0.01, 50,000,000 shares authorized, and 41,830,587 shares issued and outstanding as of December 31, 2019 and 2018, respectively	418,306	418,306
Series C Preferred stock, par value $0.01, 10,000,000 shares authorized, and 8,988,764 shares issued and outstanding as of December 31, 2019 and 2018, respectively	89,888	89,888
Common stock, par value $0.01, 150,000,000 shares authorized and 17,817,977 shares issued and outstanding as of December 31, 2019 and 2018, respectively	178,179	178,179
Additional paid in capital	20,110,410	20,110,410
Note receivable from issuance of common stock	(125,706)	(125,706)
Accumulated deficit	(27,552,043)	(25,837,864)
Total stockholders’ equity (deficit)	(6,802,216)	(5,088,037)

Total liabilities and stockholders’ equity (deficit)	$1,290,095	$2,020,446

The accompanying notes are an integral part of these financial statements.

F-50

RESTAURANT.COM

STATEMENTS OF OPERATIONS

	For The Year Ended	For The Year Ended
	December 31,	December 31,
	2019	2018

Revenues	$10,624,458	$13,661,141

Operating Expenses:
Direct cost of revenues	2,782,434	3,482,174
Selling, general and administrative	8,566,703	10,041,340
Amortization of intangible assets	188,460	485,840
Total Operating Expenses	11,537,597	14,009,354

Loss From Operations	(913,139)	(348,213)

Other (Income) Expense
Bad debt	43,394	-
Interest expense	35,607	43,744
Interest income	(4,939)	(4,830)
Total Other (Income) Expense	74,062	38,914

Loss before income tax provision	(987,201)	(387,127)

Income tax provision	8,522	7,376

Net loss	$(995,723)	$(394,503)

Net loss per share
-Basic and diluted	$(0.06)	$(0.02)

Weighted average common shares outstanding
-Basic and diluted	17,817,977	17,817,977

The accompanying notes are an integral part of these financial statements.

F-51

RESTAURANT.COM

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series B Preferred Stock	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid in	Note	Accumulated
	Shares	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total
Balance, December 31, 2017	41,830,587	7,875,000	$78,750	41,830,587	$418,306	8,988,764	$89,888	17,817,977	$178,179	$20,110,410	(125,706)	$(24,495,628)	$(3,745,801)
Dividends declared										(947,733)			(947,733)
Net Loss	-	-	-	-	-	-	-	-	-	-	-	(394,503)	(394,503)

Balance, December 31, 2018	41,830,587	7,875,000	78,750	41,830,587	418,306	8,988,764	89,888	17,817,977	178,179	19,162,677	(125,706)	(24,890,131)	(5,088,037)
Dividends declared										(718,456)			(718,456)
Net Loss												(995,723)	(995,723)

Balance, December 31, 2019	41,830,586	7,875,000	$78,750	41,830,586	$418,306	8,988,763	$89,888	17,817,977	$178,179	$18,444,221	(125,706)	$(25,885,854)	$(6,802,216)

The accompanying notes are an integral part of these financial statements.

F-52

RESTAURANT.COM

STATEMENTS OF CASH FLOWS

	For Year Ended	For Year Ended
	December 31,	December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(995,723)	$(394,503)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	118,460	485,840
Depreciation	2,876	12,046
Bad debt expense	49,394	-
Changes in operating assets and liabilities:
Accounts receivable	(65,264)	648,462
Prepaid expenses and other assets	292,878	81,380
Security deposit	-	25,000
Accounts payable	327,467	(560,699)
Accrued expenses	759,637	928,871
Net Cash Provided by Operating Activities	489,725	1,226,397

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends declared	(718,456)	(947,733)
Repayments of note payable - shareholder	(103,276)	(202,678)
Net Cash Used in Financing Activities	(821,732)	(1,150,411)

Net Increase in Cash	(332,007)	75,986
Cash at Beginning of Period	704,015	628,029
Cash at End of Period	$372,008	$704,015

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$-	$-
Income taxes paid	$8,522	$7,376

The accompanying notes are an integral part of these financial statements.

F-53

Restaurant.com, Inc.

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2019 and 2018

Note 1 – Organization and Operations

Restaurant.com, Inc. (the “Company”) is primarily engaged in the promotion of restaurants in exchange for the right to sell certificates through the Internet and the mobile platform at a discounted price. The Company promotes these restaurants through its own website, search engines and other online marketing programs, and a business to business sales program.

Note 2 –Going Concern

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its financial statements, during the year ended December 31, 2019, the Company had incurred a net loss of $995,723, provided net cash of $489,725 in operating activities and had a stockholders’ deficit of $6,802,216 as of December 31, 2019.

As of December 31, 2019, the Company had cash of $372,008. We estimate we have cash on hand to sustain operations through fiscal 2020.The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need to, among other things, raise additional capital, develop a reliable source of revenue, and achieve a profitable level of operations. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of our common stock and successfully implementing our business plan. However, management cannot provide any assurances that the Company will be successful in raising additional capital or successfully implementing any of its plans.

In March 2020, the World Health Organization declared that the rapidly spreading COVID-19 outbreak was a global pandemic (the “COVID-19 pandemic”). In response to the COVID-19 pandemic, many governments around the world have implemented, and continue to implement, a variety of measures to reduce the spread of COVID-19, including travel restrictions and bans, instructions to residents to practice social distancing, quarantine advisories, shelter-in-place orders and required closures of non-essential businesses. These government mandates have forced many of the customers on whom the Company’s business relies, including hotels and other accommodation providers, to seek government support in order to continue operating, to curtail drastically their service offerings or to cease operations entirely. Further, these measures have materially adversely affected, and may further adversely affect, consumer sentiment and discretionary spending patterns, economies and financial markets, and the Company’s workforce, operations and customers. The COVID-19 pandemic and the resulting economic conditions and government orders have resulted in a material decrease in consumer spending and an unprecedented decline in travel and accommodation activities and consumer demand for related services. The Company’s financial results and prospects are dependent on the sale of these services. The Company’s operations subsequent to December 31, 2019 have been significantly and negatively impacted. Due to the uncertain and rapidly evolving nature of current conditions around the world, the Company is unable to predict accurately the impact that the COVID-19 pandemic will have on its business going forward. With the spread of COVID-19 to other regions, such as Europe and the United States, the Company expects the COVID-19 pandemic and its effects to continue to have a significant adverse impact on its business for the duration of the pandemic and during the subsequent economic recovery, which could be an extended period of time.

F-54

Note 3 – Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include allowance for bad debts, reserve for inventory obsolescence, assumptions made in estimated useful lives of property and equipment, assumptions inherent in a purchase price allocation, valuation of goodwill and intangible assets, accruals for potential liabilities, valuation of notes payable, assumptions used in deriving the fair value of derivative liabilities, share-based compensation and beneficial conversion feature of notes payable, and valuation of deferred tax assets.

Fair Value of Financial Instruments

FASB Accounting Standards Codification (“ASC”) 820-10 requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet for which it is practicable to estimate fair value. ASC 820-10 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

F-55

The three levels of the fair value hierarchy are as follows:

Level 1	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2	Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3	Valuations based on inputs that are unobservable, supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of the Company’s other financial assets and liabilities, such as cash, accounts receivables, prepaid expense and other current assets, accounts payable and accrued expenses and loan from stockholder, approximate their fair values because of the short maturity of these instruments.

F-56

Intangible Assets with Finite Useful Lives

We have certain finite lived intangible assets that were initially recorded at their fair value at the time of acquisition. These intangible assets consist of intellectual property, customer relationships, and capitalized software development costs. Intangible assets with finite useful lives are amortized using the straight-line method over their respective provisional estimated useful lives.

We review all finite lived intangible assets for impairment when circumstances indicate that their carrying values may not be recoverable. If the carrying value of an asset group is not recoverable, we recognize an impairment loss for the excess carrying value over the fair value in our consolidated statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

From prior period up to December 31, 2018, financial instruments with down round features often results in liability classification for warrants or in bifurcation of a conversion option, which is then remeasured to fair value through earnings each period. In January 2019, the Company adopted ASU 2017-11 - DERIVATIVES AND HEDGING (TOPIC 815): (PART I) ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH DOWN ROUND FEATURES which simplified the accounting for certain financial instruments with down round features. As a result of ASU 2017-11, debt and equity instruments with down round provisions are generally no longer required to be accounted as a derivative liability. The amendments should be applied on a full retrospective basis or on a modified retrospective basis through a cumulative adjustment to opening retained earnings in the year of initial application.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

F-57

Revenue Recognition

Revenue is recognized when, or as, control of a promised product transfers to a customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring those products. Revenue excludes taxes that have been assessed by governmental authorities and that are directly imposed on revenue- producing transactions between the Company and its customers, including sales and use taxes. Revenue recognition is evaluated through the following five-step process:

1)	identification of the agreement with a customer;
2)	identification of the performance obligations in the agreement;
3)	determination of the transaction price;
4)	allocation of the transaction price to the performance obligations in the agreement; and,
5)	recognition of revenue when or as a performance obligation is satisfied.

We earn revenue from transactions in which we sell discount certificates for restaurants and complementary entertainment offerings on behalf of third-party merchants. Those certificates and complementary offerings transactions generally involve a customer’s purchase of a voucher through one of our websites that can be redeemed with a third-party merchant for services or goods (or for discounts on services and goods). Revenue from those transactions is reported on a gross basis and equals the purchase price received from the customer for the voucher. We recognize revenue from those transactions when it has been earned, which occurs when a sale through one of our online marketplaces is completed and the related voucher has been made available to the customer.

We evaluate the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether it is appropriate to record the gross amount of merchandise sales and related costs or the net amount earned as commissions. The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis net of any sales tax from customers, when applicable. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company controls the good or service prior to transfer to the customer.

Customer travel orders are initially recorded as deferred revenue until the travel product purchased are confirmed by the travel vendor to be available for use by our customer. Generally, we require authorization from credit card or other payment vendors whose services we offer to our customers, or verification of receipt of payment, before we ship products to consumers. We generally receive payments from our customers before our payments to our suppliers are due. We do not recognize assets associated with costs to obtain or fulfill a contract with a customer.

Shipping and handling is considered a fulfillment activity, as it takes place prior to the customer obtaining control of the merchandise, and fees charged to customers are included in gross revenue upon completion of our performance obligation.

We present revenue net of sales taxes, discounts, and expected refunds.

We record an allowance for returns based on current period revenues and historical returns experience. We analyze actual historical returns, current economic trends and changes in order volume and acceptance of our products when evaluating the adequacy of the sales returns allowance in any accounting period.

Advertising Costs

The Company has marketing relationship agreements with various online companies such as portal networks, contextual sites, search engines and affiliate partners. Advertising costs are generally charged to the Company monthly per vendor agreements, which typically are based on visitors and/or registrations delivered to the site or at a set fee. Agreements do not provide for guaranteed renewal and may be terminated by the Company without cause. Such advertising costs are charged to expense as incurred and reported as part of selling, general and administrative expenses in the accompanying statement of operations. During the year ended December 31, 2019 and 2018, advertising costs amounted to $25,942 and $21,501, respectively

Accounts Receivable

All of the Company’s accounts receivable balance is related to trade receivables. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts, if any, is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company will maintain allowances for doubtful accounts, estimating losses resulting from the inability of its customers to make required payments for products. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped into categories by the amount of days the balance is past due, and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered. There was $43,394 of an allowance for doubtful accounts recognized as of December 31, 2019 and none recognized in 2018.

F-58

Net Loss Per Share

Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and the dilutive effect of contingent shares outstanding during the period. Potentially dilutive contingent shares, which primarily consist of convertible notes, stock issuable to the exercise of stock options and warrants have been excluded from the diluted loss per share calculation because their effect is anti-dilutive.

Concentration

Cash is deposited in one financial institution. The balances held at this financial institution at times may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits of up to $250,000.

Segments

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). Management evaluates a reporting unit by first identifying its’ operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

Management has determined that the Company has one consolidated operating segment. The Company’s reporting segment reflects the manner in which its chief operating decision maker reviews results and allocates resources. The Company’s reporting segment meets the definition of an operating segment and does not include the aggregation of multiple operating segments.

Recently Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning July 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

In February 2016, the FASB issued ASU No. 2016-02, Leases. This ASU establishes a right-of-use model that requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The Company will adopt ASU No. 2016-02 upon the effective date which takes effect beginning after December 15, 2020 for private companies.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (the “SEC”) did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

F-59

Note 4 – Property and equipment

Property and equipment consist of the following as of:

	12/31/2019	12/31/2018
Office equipment	$1,021,318	$1,021,318
Leasehold improvements	1,127,587	1,127,587
Trade show booths	30,937	30,937
Furniture and equipment	569,745	569,745
Computer software and equipment	4,501,635	4,501,635
	$7,251,222	$7,251,222
Less: accumulated depreciation	(7,251,222)	(7,248,346)
Total	$-	$2,876

Depreciation expense for the years ended December 31, 2019 and 2018 was $2,876 and $12,046, respectively.

Note 5 – Intangible assets

Intangible assets consist of the following as of:

	12/31/2019	12/31/2018
Website development costs	$11,403,044	$11,403,044
Patent and trademark costs	424,072	424,072
Other	285,123	285,123
	$12,112,239	$12,112,239
Less: accumulated amortization	(12,061,933)	(11,873,474)
Total	$50,306	$238,765

Amortization expense for the years ended December 31, 2019 and 2018 was $118,460 and $485,840, respectively.

Note 6 – Outstanding receivables from issuance of common stock

During 2009, the Company issued common stock from the exercise of stock options for both cash and notes receivable. Notes receivable, due from officers, from the issuance of common stock totaled $125,706 as of December 31, 2019 and 2018 and are reported as a reduction of stockholders’ equity. The notes compound interest semi-annually at 2.62%. Interest and principal were due and payable on the earlier of December 2018, or upon the sale or exchange of all related shares held by the debtor. Accrued interest on these notes receivable is included within accounts receivable on the balance sheets.

F-60

Note 7 – Accrued expenses

Accrued expenses consist of the following as of December 31:

	12/31/2019	12/31/2018
Accrued expenses	$202,439	$509,573
Accrued partner profit sharing	5,962,001	4,952,008
Accrued interest	212,971	156,193
Accrued income taxes	96,921	96,921
	$6,474,332	$5,714,695

Note 8 – Note payable - shareholder

On July 15, 2013, the Company entered into a $500,000 note payable with a shareholder of the Company. The note accrues interest at a rate of 5.0% per annum. In the event that the Company obtains equity financing with total proceeds exceeding $2,000,000, the outstanding note balance and all accrued interest will automatically convert to Preferred Stock or securities conferring the right to purchase Preferred Stock at a conversion price equal to the price paid by investors. In the event of liquidation or dissolution, the outstanding note balance and all accrued interest can be converted to Common Stock at a conversion price equal to $0.23 per share or to cash equal to two times the outstanding note balance and all accrued interest.

The balance owing on the note payable – shareholder as of December 31, 2019 and 2018 was $623,141 and $726,417, respectively.

Note 9 – Stockholders’ Equity

Series A Preferred Stock

On December 29, 1999, the Company authorized 10,000,000 shares of $0.01 par value Series A Convertible Preferred Stock and issued 5,250,000 shares for $2,000,000. On November 13, 2003, an additional 2,625,000 shares were issued for $1,000,000. All shares are voting. Each share of Series A Preferred Stock has the option to be converted into common stock at a specified conversion price.

Upon liquidation or dissolution, each share of Series A Preferred Stock is entitled to receive the greater of: (a) an amount equal to $0.38 per share, plus all accrued but unpaid dividends; or (b) the amount that such share of Series A Preferred Stock would be entitled to if the entire assets and funds of the Company legally available for distribution, if any, were distributed among the holders of the common stock and the Series A Preferred Stock in proportion to the shares of common stock held by the stockholders and the shares of common stock issuable to the Series A Preferred Stock upon conversion thereof. There are no mandatory redemption provisions.

F-61

Series B Preferred Stock

On October 26, 2001, the Company authorized issuance of 50,000,000 shares of Series B Preferred Stock with a par value of $0.01. As of December 31, 2014 and 2013, the Company has 41,830,587 shares issued and outstanding. All shares are voting. The Series B Preferred Stock requires accrual of dividends on a quarterly basis based on the initial share price of $0.04781 multiplied by the prime rate plus 3.00% times the total outstanding shares of Series B Preferred Stock. Each share of Series B Preferred Stock has the option to be converted into common stock at a specified conversion price.

Upon liquidation or dissolution, each share of Series B Preferred Stock is entitled to receive the greater of: (a) an amount equal to $0.04781 per share, plus all accrued but unpaid dividends; or (b) the amount that such share of Series B Preferred Stock would be entitled to if the entire assets and funds of the Company legally available for distribution, if any, were distributed among the holders of the common stock and the Series A and Series B Preferred Stock in proportion to the shares of common stock held by the stockholders and the shares of common stock issuable to the Series A and Series B Preferred Stock upon conversion thereof. There are no mandatory redemption provisions.

Series C Preferred Stock

On May 29, 2012 the Company authorized 8,988,764 shares of Series C Preferred Stock with a par value of $0.0 I. Each share of Series C Preferred Stock has the option to be converted into common stock at a specified conversion price. The Series C Preferred Stock requires accrual of dividends on a quarterly basis based on the initial share price of $0.89 multiplied by the prime rate plus 5% times the total outstanding shares of Series C Preferred Stock.

Upon liquidation or dissolution, each share of Series C Preferred Stock is entitled to receive the greater of: (a) an amount equal to $0.89 per share, plus all accrued but unpaid dividends; or (b) the amount that such share of Series C Preferred Stock would be entitled to if the entire assets and funds of the Company legally available for distribution, if any, were distributed among the holders of the common stock and all series of Preferred Stock in proportion to the shares of common stock held by the stockholders and the shares of common stock issuable to all series of Preferred Stock upon conversion thereof. There are no mandatory redemption provisions.

On April 25, 2012, a $1,000,000 unsecured convertible promissory note was issued to the Company by one of the stockholders, bearing interest at 5% per annum. Prior to the May 29, 2012 maturity, the unpaid principal and accrued interest of the note were converted into shares of Series C Preferred Stock at a conversion rate of $0.89.

On May 30, 2012, a $400,000 unsecured convertible promissory note was issued to the Company by one of the stockholders, bearing interest at 5% per annum. Prior to the June 30, 2012 maturity, the unpaid principal and accrued interest of the note were converted into shares of Series C Preferred Stock at a conversion rate of $0.89.

On June 1, 2012, an additional $6,600,000 of cash proceeds were received for issuance of Series C Preferred Stock.

As a result of the April 2012, May 2012, and June 2012 transactions, 8,988,764 total shares of Series C Preferred Stock were issued for a total of $8,000,000 cash proceeds.

F-62

As of December 31, 2019 and 2018, accrued and unpaid dividends on Series B and C Preferred stock amounted to $5,962,001 and $4,952,008, respectively.

Common Stock

The Company has authorized issuance of 150,000,000 shares of voting common stock, par value $0.01. As of December 31, 20194 and 2018, the Company had 17,817,977 shares issued and outstanding.

Note 10 – Commitments and Contingencies

Legal Proceedings

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There is no current or pending litigation of any significance with the exception of the matters that have arisen under, and are being handled in, the normal course of business.

Lease

The Company’s principal executive offices are located at 1500 West Shure Drive, Suite 200, Arlington Heights, IL 60004 and consist of approximately 4,000 square feet. We currently lease such facility for $7,500 per month and our lease has a lease escalation clause under which has 3% in each the three years. The lease expires on June 30, 2023.

Note 11 – Subsequent Events

Acquisition by uBid Holdings, Inc.

In March 2020, the Company entered into in an asset purchase agreement with uBid Holdings, Inc (uBid), an e-commerce company focused on operating and growing number of online auction and bargain-sale e-commerce marketplaces offering thousands of products to both consumers and businesses. As part of the agreement, the uBid acquired certain tangible and intangible assets as well as assumed certain liabilities of the Company. In exchange, uBid will pay the owner of Restaurant.com, $725,000, issued a three year, 6% promissory note of $1,500,000 convertible at the option of uBid to common shares and issued 363,889 shares of the uBid’s common stock with a fair value of $3,275,000 for a total purchase price of $5,500,000.

PPP Loan

In April 16, 2020, the Company received loan proceeds in the amount of $642,000 pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act (the “Cares Act”), which was enacted on March 27, 2020. The note is scheduled to mature in April 2022 and has a 1% interest rate and is subject to the terms and conditions applicable to loans administered by the Small Business Administration (SBA) under the CARES Act. The loan and accrued interest are forgivable as long as the Company uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. Forgiveness of the note is only available for principal that is used for the limited purposes that qualify for forgiveness under SBA requirements, and that to obtain forgiveness, the Company must request it and must provide documentation in accordance with the SBA requirements, and certify that the amounts the Company is requesting to be forgiven qualify under those requirements. The Company also understands that it shall remain responsible under the note for any amounts not forgiven, and that interest payable under the note will not be forgiven but that the SBA may pay the loan interest on forgiven amounts.

F-63

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norcross, Georgia, on October 1, 2020.

uBid Holdings, Inc.

/s/ Ketan Thakker
By Ketan Thakker, President and Chief Executive Officer

This Offering Statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ketan Thakker	CEO (Principal Executive	October 1, 2020
Ketan Thakker	Officer) and Director

/s/ M. Scot Wingo	Director	October 1, 2020
M. Scot Wingo

/s/ Kevin Harrington	Director	October 1, 2020
Kevin Harrington

/s/ Paul K. Danner	Director	October 1, 2020
Paul K. Danner

57

PART III - EXHIBITS

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Certificate of Incorporation of Incumaker, Inc.

2.2	Certificate of Amendment to Certificate of Incorporation

2.3	Amended and Restated Bylaws

3.1	Security Agreement dated November 12, 2018 between SkyAuction.com, Inc. and Michael Hering as Shareholder Representative of SkyAuction.com, Inc. Shareholders

3.2	Promissory Note Dated November 12, 2018 issued by Incumaker, Inc. to Michael Hering as Shareholder Representative of SkyAuction.com, Inc. Shareholders

3.3	Warrant dated November 12, 2018 issued by Incumaker, Inc. to Michael Hering

3.4	Unconditional Secured Guaranty between SkyAuction.com, Inc. and Michael Hering as Shareholder Representative of SkyAuction.com, Inc.

3.5	Securities Purchase Agreement dated November 13, 2018 Between Incumaker, Inc. and FirstFire Global Opportunities Fund, LLC

3.6	Senior Convertible Promissory Note dated November 13, 2018 between Incumaker, Inc. and FirstFire Global Opportunities Fund, LLC

3.7	Registration Rights Agreement dated November 13, 2018 between Incumaker, Inc. and FirstFire Global Opportunities Fund, LLC

3.8	Common Stock Purchase Warrant dated November 13, 2018 issued to FirstFire Global Opportunities Fund, LLC Security Agreement dated November 12, 2018 between Incumaker, Inc. and SkyAuction.com, Inc.

3.9	Amendment #1 to the Securities Purchase Agreement, Senior Convertible Promissory Note and Common Stock Purchase Warrant dated November 7, 2018, between Incumaker, Inc. and FirstFire Global Opportunities Fund, LLC

3.10	Convertible Note dated April 9, 2019, between Auctus Fund, LLC and uBid Holdings, Inc.

3.11	Warrant dated April 9, 2019, issued by uBid Holdings, Inc. to Auctus Fund, LLC

3.12	Registration Rights Agreement dated April 9, 2019 between Auctus Fund, LLC and uBid Holdings, Inc.

3.13	Securities Purchase Agreement dated August 15, 2019 between uBid Holdings, Inc. and EMA Financial, LLC

III-1

3.14	Convertible Note dated August 15, 2019 between uBid Holdings, Inc. and EMA Financial, LLC

3.15	Warrant dated August 15, 2019 issued by uBid Holdings, Inc. to EMA Financial, LLC

3.16	Registration Rights Agreement dated August 15, 2019 between uBid Holdings, Inc. and EMA Financials, LLC

3.17	Convertible Note dated July 22, 2019 between uBid Holdings, Inc. and Auctus Fund LLC

3.18	Warrant dated July 22, 2019 between uBid Holdings, Inc. and Auctus Fund LLC

3.19	Registration Rights Agreement dated July 22, 2019 between uBid Holdings, Inc. and Auctus Fund LLC

3.20	Warrant dated April 4, 2020 issued to EROP Capital LLC

3.21	Leakout Agreement dated May 14, 2020 between uBid Holdings, Inc. and EROP Capital LLC

4.1	Subscription Agreement

6.1	Executive Employment Agreement dated March 29, 2019 between Incumaker, Inc. and Ketan Thakker

6.2	Asset Purchase Agreement dated March 1, 2020 between uBid Holdings, Inc. and Restaurant.com, Inc.

6.3	Consent and Agreement to Stock Sale Agreement and Mutual Release dated July 1, 2020 among uBid Holdings, Inc., Michael Hering, Salvatore Esposito and SkyAuction

6.4	Sales Marketing Agreement dated July 1, 2020 between Restaurant.com, Inc. and SkyAuction.com, Inc.

6.5	Agreement and Plan of Merger, dated as of October 23, 2018, by and between Incumaker, Inc. and uBid Holdings, Inc.

6.6	Agreement and Plan of Merger, dated as of November 12, 2018 by and among Incumaker Inc., SA.com Acquisition Corp. and SkyAuction.com, Inc.

6.7	Certificate of Merger of Incumaker, Inc. and uBid Holdings, Inc. dated November 5, 2018

6.8	Certificate of Merger of Incumaker, Inc. and SkyAuction.com, Inc. dated November 13, 2018

11.1	Consent of Culhane Meadows PLLC (included in Exhibit 12.1)

11.2	Consent of Weinberg & Co. regarding uBid Holdings, Inc.

11.3	Consent of BF Borgers CPA PC regarding Restaurant.com, Inc.

12.1	Opinion of Culhane Meadows PLLC

III-2